UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
VENTAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Proxy Statement for

2017 Annual Meeting of Stockholders

VENTAS®

Excellence. Sustained.®

353 North Clark Street

Suite 3300

Chicago, Illinois 60654

(877) 483-6827

April 4, 2017

Dear Ventas Stockholder:

Please join me and the Board of Directors at our 2017 Annual Meeting of Stockholders, which will be held on Thursday, May 18, 2017, at our headquarters in Chicago, Illinois. The business we will conduct at the meeting is described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

We worked hard in 2016 to continue our commitment to stakeholders and once again delivered superior performance through our total stockholder return and strong FFO and dividend growth, the continued expansion and success of our business, and the strength and character of our team. The Ventas Advantage – superior properties, platforms and people – continues to drive our outperformance and secure our position as the premier capital provider to best-in-class operators and developers. We welcome the opportunity to present you with the information contained in this Proxy Statement and we hope that, after you review it, you will vote at the meeting (either in person or by proxy) in accordance with our Board of Directors’ recommendations. Your vote is important to us and our business.

If you are voting by proxy, please submit your proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the Internet or – if you have requested paper copies of our proxy materials by mail – by signing, dating and returning the proxy card in the envelope provided.

Our Board of Directors greatly appreciates your investment and continued support.

Sincerely,

Debra A. Cafaro

Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 18, 2017

8:00 a.m., Local (Central) Time

James C. Tyree Auditorium, 353 North Clark Street, Chicago, Illinois 60654

We are pleased to invite you to join our Board of Directors and senior management for Ventas, Inc.’s 2017 Annual Meeting of Stockholders. The Annual Meeting will be held at 8:00 a.m. local (Central) time on Thursday, May 18, 2017, in the James C. Tyree Auditorium, located at 353 North Clark Street, Chicago, Illinois 60654. The purposes of the meeting are:

1.	to elect the ten director nominees named in the Proxy Statement to serve until the 2018 Annual Meeting of Stockholders;
2.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year;
3.	to hold an advisory vote to approve our executive compensation;
4.	to hold an advisory vote as to the frequency of advisory votes to approve our executive compensation; and
5.	to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

Our Board of Directors established March 22, 2017 as the record date for the Annual Meeting. Accordingly, holders of record of shares of our common stock as of the close of business on that date are entitled to vote at the Annual Meeting and any postponements or adjournments of the meeting. We will make available to our stockholders, for ten days prior to the Annual Meeting, a list of stockholders entitled to vote. That list will be available for inspection during normal business hours at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, and it will also be available at the Annual Meeting.

Please vote your shares promptly by telephone, over the Internet or – if you have requested paper copies of our proxy materials by mail – by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the meeting.

By Order of the Board of Directors,

T. Richard Riney

Executive Vice President, Chief Administrative Officer,

General Counsel and Ethics and Compliance Officer

April 4, 2017

Chicago, Illinois

PROXY STATEMENT

PROXY STATEMENT SUMMARY

We prepared the following summary to highlight important information you will find in this Proxy Statement regarding our 2016 performance and the matters to be considered at the 2017 Annual Meeting of Stockholders. As it is only a summary, please review our Annual Report on Form 10-K for the year ended December 31, 2016 (which we refer to as our “2016 Form 10-K”) and the other information contained in this Proxy Statement before you vote. This Proxy Statement and the materials accompanying it are first being sent to stockholders on or about April 4, 2017.

2016 Performance*

Financial and Operating Performance Highlights

We delivered 16% total stockholder return (“TSR”) in 2016, outperforming the S&P 500, RMS and healthcare REIT indices, and placing us in the top quartile among our broader peer group, for the one-year period ended December 31, 2016. This caps a 17-year period commencing January 1, 2000 (the 17 full fiscal years of our Chief Executive Officer’s tenure) of delivering compound annual TSR exceeding 25%, outperforming these indices by wide margins.

We grew normalized Comparable funds from operations (“FFO”) per share* by 5% on a significantly enhanced balance sheet, ending the year at 5.7x net debt to adjusted pro forma EBITDA* and 4.8x fixed charge coverage.

We made and committed to investments of $2.6 billion, creating and building out valuable platforms and further diversifying and improving the quality of our portfolio, including: (1) our $1.5 billion accretive acquisition of high-quality life science, medical and innovation real estate assets leased by leading universities, academic medical centers and research companies and operated by Wexford Science + Technology LLC (“Wexford”); (2) commitment of significant capital to development and redevelopment projects, investing in our future growth; and (3) building out our acute care platform by committing to finance Ardent Health Services’ growth to a $3 billion annual revenue company.

We demonstrated excellence in capital markets, raising over $2 billion in equity and long-term debt at attractive levels. We also accelerated our capital recycling plan, completing over $600 million in profitable sales of non-strategic assets and receipt of loan repayments

We worked with our leading operators to grow same-store cash net operating income* by 2.7% through operational excellence initiatives and mutually beneficial arrangements, including lease extensions, joint sales of non-strategic assets and modifications of management agreements.

We grew our dividend by 6% in the fourth quarter of 2016.

In addition, we maintained a strong culture of integrity and collaboration, as we motivated and aligned our skilled team for the benefit of stockholders.

___________

*                 Normalized FFO and net debt to adjusted pro forma EBITDA are not calculated according to U.S. generally accepted accounting principles (“GAAP”), but please see Annex A for reconciliations of these performance measures to our GAAP earnings (the most directly comparable GAAP measure). In addition, please see Annex A for a discussion of how we calculate same-store cash net operating income.

2017 Proxy Statement	1

Investment Highlights, Including Entry into Life Sciences Sector

We completed nearly $2 billion of attractive, accretive investments. We entered the attractive life sciences market through our $1.5 billion acquisition of private pay institutional-quality life science, medical and innovation real estate assets leased by leading universities, academic medical centers and research companies. Our new tenants are some of the most respected names in academia – Yale University, Duke University, Wake Forest University, University of Pennsylvania Medicine and Washington University.

This transaction adds Wexford, the leading real estate development company focused exclusively on partnering with universities, academic medical centers and research companies, as a strategic platform for growth. We have an exclusive pipeline agreement with Wexford enabling us to capture real estate demand for the life science, innovation and medical market, which is benefitting from the increasing longevity of the aging U.S. population and biopharma drug development growth. We have already completed or committed to three follow-on investments with Wexford.

2017 Proxy Statement	2

Portfolio Highlights

We have substantially reshaped and elevated our portfolio of nearly 1300 assets. Our well-curated portfolio has the most diversified portfolio mix in the industry. In 2016, this enhanced portfolio generated $2 billion in net operating income and achieved same-store cash flow growth of 2.7% through organic growth, collaborative and mutually beneficial arrangements with our leading operators, profitable disposal of skilled nursing and other assets and reshaping agreements to further align interests with our managers and tenants.

2017 Proxy Statement	3

Balance Sheet and Liquidity Highlights

In 2016, we maintained our significant financial strength and flexibility and improved our attractive cost of capital through efficient and nimble issuance of debt and equity capital, including:

✓                            issuing $850 million in long term senior notes, including the best 10-year bond deal in our history;

✓                            issuing $1.3 billion in equity at attractive pricing to fund our growth; and

✓                            ending the year with outstanding financial strength and flexibility, demonstrated by our 5.7x net debt to adjusted pro forma EBITDA ratio, 4.8x fixed charge coverage and $2 billion in available liquidity, underpinning the reaffirmation of our BBB+ credit ratings.

These transactions strengthened our liquidity and lengthened and further staggered our debt maturities. We ended the year with a strong balance sheet and liquidity position.

2016 Executive Compensation

Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, a significant percentage of our incentive compensation with respect to 2016 is in the form of equity awards granted to reward past performance. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent evaluation of risks.

2017 Proxy Statement	4

2016 Executive Compensation Decisions

In 2016, our compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our Named Executive Officers for 2016, our Executive Compensation Committee (the “Compensation Committee”) of our Board of Directors (the “Board”), who is responsible for evaluating and setting the compensation of our Named Executive Officers other than the Chief Executive Officer, and the independent members of our Board, who are responsible for evaluating and setting the compensation for our Chief Executive Officer pursuant to the Company’s Guidelines on Governance (the Compensation Committee and the independent members of our Board are collectively referred to as the “Compensation Board Members” herein), rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans. We delivered outstanding 16% TSR in 2016, outperforming and placing us in the top quartile among our broader peer group for the one-year period and first among the three large-cap diversified healthcare REITs for the one and three year periods. We also increased our dividend in the fourth quarter of 2016 by over 6% and delivered excellent strategic, financial and operating performance.

Regarding qualitative performance criteria, our Compensation Committee and Board considered all of the factors established under our executive compensation program for 2016 (the “2016 Plan”) and other relevant factors and placed the greatest significance on:

✓	Capital Allocation & Building a Hospital Business: Value Creating Investments and Dispositions:

✓

Accretive, diversifying investments, including our $1.5 billion acquisition of high-quality life science, innovation and medical real estate assets leased by leading universities, academic medical centers and research companies, and commitments to selective developments and redevelopments;

✓	Building out our hospital platform by making a commitment to fund Ardent’s acquisition of LHP Hospital Group, Inc. (“LHP”), making Ardent a $3 billion revenue company operating in 6 states;

✓	Continuing to improve and enhance our portfolio by agreeing to sell $700 million skilled nursing facilities at a premium 7% cash yield;

✓	Accelerating our capital recycling program by completing over $600 million in profitable sales of non-strategic assets and receiving loan repayments;

✓

Effective Balance Sheet Management and Efficient Capital Markets Execution: Completion of over $2 billion in efficient long-term capital raises, including $1.3 billion in equity and $850 million in long-term debt at attractive rates and strengthening our balance sheet by improving our net debt to adjusted pro forma EBITDA ratio from 6.1x to 5.7x and achieving fixed charge coverage of 4.8x;

✓	Same-Store Cash Flow Growth: Delivery of 2.7% same-store cash flow growth;

✓	Investor Relations/Customer Focus/Employee Engagement:

✓	Expanded investor relations efforts through non-deal roadshows, presentations and increased outreach to generalist investors;

✓

Entering into innovative, mutually beneficial arrangements with customers to help them achieve their goals while creating value for Ventas, including with Sunrise Senior Living, Kindred Healthcare, Capital Senior Living and Brookdale Senior Living;

✓	Exceptional and improved employee engagement scores, and increased diversity and employee development initiatives;

✓	Sustainability, Values, Reputation and Industry Leadership:

✓	Ownership of an industry-leading portfolio of 30 LEED Certified buildings (150% increase from 2015 to 2016), increase in our ownership of ENERGY Star Certified buildings to 70 and receipt of

2017 Proxy Statement	5

numerous awards and recognitions during the year in REIT space, healthcare industry and among global corporations, including representation in the FTSE4GOOD Sustainability Index Series and MSCI Global Sustainability Index;

✓	Enhanced Ventas’ brand recognition through various media appearances, speaking engagements by senior Ventas executives and receipt of awards;

✓	Ventas Charitable Foundation contributed to 119 organizations in 2016, including support of the Greater Chicago Food Depository’s mission to end senior hunger;

✓	Organizational Efficiency and Effectiveness: Focused realignment of selected departments, process improvements, technology solutions and other efficiencies; and

✓	Other: We achieved a positive outcome for the Ernst & Young independence matter, secured key lease extensions and enhanced our Board’s effectiveness and diversity through director refreshment.

The graph below illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2011 base year) for each of the past five years.

This graph differs from compensation reported in the 2016 Summary Compensation Table in that it aligns the value of long-term equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2017 for 2016 performance are shown in the graph as 2016 compensation), consistent with the manner in which our Compensation Board Members evaluate compensation and pay-for-performance.

2016 Annual Cash Incentive Awards

For 2016, annual cash incentive awards were based on our performance with respect to pre-established company financial goals. For our Named Executive Officers (other than Mr. Lillibridge), the goals were normalized

2017 Proxy Statement	6

FFO per share (50% of the target award opportunity), fixed charge coverage ratio at year end (15%), and the achievement of individual objectives tailored for each Named Executive Officer (35%).  For Mr. Lillibridge, the goals were normalized FFO per share (27% of the target award opportunity), fixed charge coverage ratio at year end (8%), segment-specific objectives (40%) and the achievement of individual objectives (25%).

As further explained in the “Compensation Discussion and Analysis” section below, our performance in 2016 with respect to these metrics resulted in cash incentive awards granted to our Named Executive Officers between the target and maximum levels.

2016 Long-Term Equity Incentive Awards

For 2016, long-term equity incentive awards were based on our performance with respect to pre-established quantitative measures, specifically one- and three-year relative TSR and a risk management measure, net debt to adjusted pro forma EBITDA, at year end (which together accounted for 50% of the long-term equity incentive award opportunity), and a qualitative evaluation of our performance with respect to pre-established financial, operational and strategic objectives (which accounted for the remaining 50% of the long-term equity incentive award opportunity).

As further explained in the “Compensation Discussion and Analysis” section below, our performance in 2016 with respect to these metrics resulted in long-term equity incentive awards granted to our Named Executive Officers for 2016 performance between the target and maximum levels.

2016 Compensation Practices at a Glance

✓ DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with a strong emphasis on performance-based incentive awards

✗           DO NOT permit new tax gross-up arrangements under our anti-tax gross-up policy and do not provide our Chief Executive Officer with tax gross-ups with respect to payments made in connection with a change of control

✓ DO have a robust peer selection process and benchmark executive compensation to target the median of our comparative group of peer companies	✗ DO NOT provide guaranteed minimum payouts or uncapped award opportunities

✓ DO evaluate relative TSR when determining performance under incentive awards to enhance stockholder alignment	✗ DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits

✓ DO require executive officers and directors to own and retain shares of our common stock with significant value to further align interests with our stockholders	✗ DO NOT base incentive awards on a single performance measure, thereby discouraging unnecessary or excessive risk-taking

✓         DO enhance executive officer retention with time-based vesting schedules for equity incentive awards earned for prior-year performance (in the case of the 2016 plan) or future performance (going forward, in the case of the 2017 executive compensation program)

✗ DO NOT permit liberal share recycling under our 2012 Incentive Plan

✓ DO enable Board to “claw back” incentive compensation in the event of a financial restatement pursuant to recoupment policy	✗ DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities

✓ DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance measures that drive stockholder value

✗           DO NOT provide executive officers with pension or retirement benefits other than pursuant to a broad-based 401(k) plan and do not provide executive officers with excessive perquisites or other personal benefits

✓ DO maintain a Compensation Committee comprised solely of independent directors	✗ DO NOT permit repricing of underwater stock options or granting of discounted stock options or SARs

✓ DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters

✗           DO NOT permit executive officers or directors to pledge or hold our securities in margin accounts without preapproval by the Audit Committee (no executive officer or director did so at any time during 2016)

2017 Proxy Statement	7

2017 Compensation Actions and Responsive Redesign of Long-Term Incentive Compensation for 2017-2019 Performance Period

At our 2016 Annual Meeting of Stockholders, holders of 68% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation. Previously, we had received very strong levels of support for our executive compensation from our stockholders (95% in 2015 and 90% in 2014). In response to our stockholder vote in 2016 and our Compensation Committee Chairman’s conversations with a significant number of our largest investors, we have carefully considered constructive feedback on our executive compensation program and corporate governance provided to us by our largest stockholders and have redesigned our long-term incentive compensation program, beginning with the 2017-2019 performance period. The key features of our responsive redesign of our long-term incentive compensation program are set forth below and are described in further detail in the “Compensation Discussion and Analysis” section.

2017 Annual Meeting of Stockholders

Voting and Meeting Information

You are entitled to vote at the 2017 Annual Meeting of Stockholders if you were a stockholder of record at the close of business on March 22, 2017, the record date for the meeting. On the record date, there were 354,853,000 shares of common stock issued and outstanding and entitled to vote at the meeting.

Information regarding the meeting date and location is set forth below.

When:                        Thursday, May 18, 2017, 8:00 a.m. local (Central) time

Where:                    James C. Tyree Auditorium, 353 North Clark Street, Chicago, Illinois 60654

You may vote at the Annual Meeting through any of the following methods:

(                          Vote by Telephone:  Call (800) 690-6903, 24 hours a day, seven days a week through May 17, 2017

2017 Proxy Statement	8

8                            Vote on the Internet:  Visit www.proxyvote.com, 24 hours a day, seven days a week through May 17, 2017

,                        Vote by Mail:  Request, complete and return a copy of the proxy card in the postage-paid envelope provided

I                             Vote in Person:  Request, complete and deposit a copy of the proxy card or complete a ballot at the Annual Meeting

2017 Proxy Statement	9

Proposals Requiring Your Vote

Proposal 1 — Election of Directors (see page 72)

The following table provides summary information about our ten director-nominees, each of whom currently serves on our Board. Age is as of the date of the 2017 Annual Meeting. Directors are elected annually by a majority of votes cast in uncontested elections. Our Board recommends that you vote FOR each of the named director-nominees.

Name	Age	Director since	Primary Position	Current Committees**	Principal Skills
Melody C. Barnes*	53	2014	Co-Founder and Principal of MB Squared Solutions LLC and Chair, Aspen Institute Forum for Community Solutions	N	Public Policy, Government Relations, Strategic Planning, Leadership Development
Debra A. Cafaro	59	1999	Chairman and CEO of Ventas	E; I	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Jay M. Gellert*	63	2001	Former President and CEO of Health Net, Inc.	C; E; I	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Government Relations, Executive Compensation
Richard I. Gilchrist*	71	2011	Senior Advisor to The Irvine Company and Chairman of TIER REIT, Inc.	C; I; N	Real Estate Industry, Mergers and Acquisitions, Strategic Planning, Executive Compensation, Corporate Governance
Matthew J. Lustig*	56	2011	Managing Partner of North America Investment Banking and Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. LLC	E; I	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning, International Transactions
Roxanne M. Martino*	60	2016	Managing Partner of OceanM19; former CEO, Partner and Investment Committee Chairperson of Aurora Investment Management L.L.C.	C	Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Walter C. Rakowich*	59	2016	Former CEO of Prologis, Inc.	A	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Robert D. Reed*	64	2008	Former Senior Vice President and Chief Financial Officer of Sutter Health	A; E	Healthcare Industry, Corporate Finance, Strategic Planning, Capital Intensive Operations, Pension Fund Investments
Glenn J. Rufrano*	67	2010	CEO of VEREIT, Inc.	A	Real Estate Industry, Corporate Finance, Strategic Planning, International Operations
James D. Shelton*†	63	2008	Former Chairman of Omnicare, Inc.; former CEO and Chairman of Triad Hospitals, Inc.	C; E; N	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Capital Intensive Operations, Government Relations, Executive Compensation, Corporate Governance

*                 Independent Director

†               Presiding Director

**             Abbreviations: A = Audit and Compliance; C = Executive Compensation; E = Executive; I = Investment; N = Nominating and Corporate Governance.  Bold print indicates committee chair.

Proposal 2 — Ratification of the Selection of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2017 (see page 77)

KPMG audited our financial statements for the year ended December 31, 2016 and has been our independent registered public accounting firm since July 2014. Our Board recommends that you vote FOR the ratification of the

2017 Proxy Statement	10

selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

Proposal 3 — Advisory Vote to Approve Our Executive Compensation (see page 80)

We submit an advisory vote to approve our executive compensation to our stockholders on an annual basis. Because your vote is advisory, it will not be binding on the Board or our Compensation Committee. However, your vote is important because it will be taken into account when making future decisions relating to executive compensation.

Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established Company and tailored individual goals consistent with our strategic plan and to link compensation to Company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed.

As summarized above and described in detail in the Compensation Discussion and Analysis below, we have also taken a number of actions designed to directly respond to stockholder feedback regarding our executive compensation corporate governance programs, including moving to a forward-looking long-term equity incentive plan, incorporating double-trigger change of control equity vesting, eliminating the discretionary component from our long-term equity incentive plan, elongating equity vesting periods, increasing the proportion of long-term equity awards that may be earned based on relative TSR metrics, voluntarily adopting proxy access for our stockholders and other actions.

Our Compensation Board Members have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured optimally to support our goal to deliver sustained, superior returns to stockholders, and our exceptional long-term performance demonstrates the success of this program. For these reasons, our Board recommends that you vote FOR the approval, on an advisory basis, of our executive compensation.

Proposal 4 — Advisory Vote as to the Frequency of Advisory Votes to Approve our Executive Compensation (see page 83)

We are also submitting to our stockholders a non-binding advisory vote as to the frequency with which we hold an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on the compensation of our Named Executive Officers every one, two or three years.

After careful consideration of this proposal, in accordance with our desire to engage with our stockholders and receive valuable feedback on a more frequent basis, our Board recommends that you vote for an advisory vote on executive compensation to occur EVERY ONE YEAR.

Electronic Document Delivery to Stockholders

Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement and Annual Report by mail, stockholders of record and most beneficial owners may elect to receive an e-mail that will provide electronic links to these documents. Electronic document delivery saves us the cost of producing and mailing documents and will give you an electronic link to the proxy voting site. It is also more environmentally friendly.

We are making this Proxy Statement and the materials accompanying it available to our stockholders via the Internet, as permitted by SEC rules. We will mail to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote by proxy online. Starting on or about April 4, 2017, we will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mail to you.

2017 Proxy Statement	11

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 18, 2017:

This Proxy Statement, our 2016 Form 10-K and our 2016 Annual Report are available at

www.proxyvote.com.

Questions and Answers

More information about proxy voting, proxy materials and attending the Annual Meeting can be found in the “Questions and Answers” section of this Proxy Statement.

2017 Proxy Statement	12

ANNUAL MEETING INFORMATION

Quorum

The holders of a majority of the shares of our common stock outstanding as of the close of business on the record date for the Annual Meeting, March 22, 2017, must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

Who Can Vote

Only Ventas stockholders of record at the close of business on the record date are entitled to vote at the Annual Meeting. As of that date, 354,853,000 shares of our common stock, par value $0.25 per share, were outstanding. Each share of our common stock entitles the owner to one vote on each matter properly brought before the Annual Meeting. However, certain shares designated as “Excess Shares” (generally any shares owned by a beneficial owner in excess of 9.0% of our outstanding common stock) or as “Special Excess Shares” pursuant to our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), may not be voted by the record owner of those shares and will be voted in accordance with Article IX of our Charter.

A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the meeting at the Annual Meeting and during ordinary business hours for the ten days preceding the meeting at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654.

How to Vote

You may vote your shares in one of several ways, depending on how you own your shares:

Stockholders of Record

If you own shares registered in your name (a “stockholder of record”), you may:

(

Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 17, 2017. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
8

Vote your shares by proxy via the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 17, 2017. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
-

If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR
I

Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners

If you own shares registered in the name of a broker, bank or other custodian (a “beneficial owner”), follow the instructions provided by your broker, bank or custodian to instruct it how to vote your shares. If you want to vote your

2017 Proxy Statement	13

shares in person at the Annual Meeting, contact your broker, bank or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote.

If you do not instruct your broker, bank or custodian how to vote, it will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2017 (Proposal 2). However, your broker, bank or custodian will not have discretionary authority to vote on the election of directors (Proposal 1), the advisory vote to approve our executive compensation (Proposal 3) or the advisory vote to specify the frequency of advisory votes to approve our executive compensation (Proposal 4) without instructions from you. As a result, if you do not provide instructions to your broker, bank or custodian, your shares will not be voted on Proposal 1, Proposal 3 or Proposal 4.

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned, but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

✓	FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);
✓	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2017 (Proposal 2);
✓	FOR the approval, on an advisory basis, of our executive compensation (Proposal 3);
✓	EVERY ONE YEAR, on an advisory basis, as to the frequency of advisory votes to approve our executive compensation (Proposal 4); and
✓	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

OUR BOARD OF DIRECTORS

Our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions and enterprise risk management. Among other matters, our Board considers and approves significant acquisitions, dispositions and other transactions and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis, including through presentations made at Board and committee meetings by our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and other members of senior management.

Criteria for Board Membership

Our Guidelines on Governance set forth the process by which our Nominating and Corporate Governance Committee (the “Nominating Committee”) identifies and evaluates nominees for Board membership. In accordance with this process, the Nominating Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating Committee considers the following: incumbent directors who have indicated a willingness to continue to serve on our Board; candidates, if any, nominated by our stockholders; and other potential candidates identified by the Nominating Committee. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating Committee considers and recommends to the Board a candidate for appointment to fill the vacant or newly-created seat.

The Nominating Committee considers different perspectives, skill sets, education, ages, genders, ethnic origins and business experience in its annual nomination process. In general, the Nominating Committee seeks to include on our Board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the Board confronts without representing any particular interest group or constituency. The Nominating Committee regularly reviews the size and composition of the Board on a holistic basis, utilizing a rigorous matrix of identified skills, experiences and other criteria for maintaining an excellent, independent Board in light of our changing requirements and seeks nominees who, taken together as a group, possess the skills, diversity and expertise appropriate for an effective Board.

2017 Proxy Statement	14

The Nominating Committee also monitors the average tenure of our Board members and seeks to achieve a variety of director tenures in order to benefit from long-tenured directors’ institutional knowledge and newly-elected directors’ fresh perspectives. During 2015 and 2016, the Nominating Committee and the Board has taken the opportunity to refresh the composition of the Board, with our two longest-tenured directors departing from the Board and being replaced by Roxanne M. Martino and Walter C. Rakowich in 2016.

The Nominating Committee seeks to recommend candidates that have adequate time to devote to Board activities, recognizing that public company board of directors responsibilities command a significant portion of directors’ time. Accordingly, the Company maintains an overboarding policy that prohibits directors from simultaneously serving on more than four public company boards other than the Company’s Board.

In evaluating potential director candidates, the Nominating Committee considers, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the needs of our Board at that time. Our Guidelines on Governance provide that, in general, nominees for membership on the Board should:

✓	have demonstrated management or technical ability at high levels in successful organizations;
✓	have experience relevant to our operations, such as real estate, REITs, healthcare, finance or general management;
✓	be well-respected in their business and home communities;
✓	have time to devote to Board duties; and
✓	be independent from us and not related to our other directors or employees.

In addition, our directors are expected to be active participants in governing our enterprise, and our Nominating Committee looks for certain characteristics common to all Board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.

No single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by our Nominating Committee. The Nominating Committee considers and applies these same standards in evaluating individuals recommended for nomination to our Board by our stockholders in accordance with the procedures described in this Proxy Statement under “Requirements for Submission of Stockholder Proposals, Director Nominations and Other Business.” Our Board’s satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating Committee and the Board, as well as the Board’s annual self-evaluation process. Based upon these activities, our Nominating Committee and our Board believe that the director-nominees named in this Proxy Statement satisfy these criteria.

We have from time to time retained search firms and other third parties to assist us in identifying potential candidates based on specific criteria that we provided to them, including the qualifications described above. We may retain search firms and other third parties on similar or other terms in the future.

Director Independence

Our Guidelines on Governance require that at least a majority of the members of our Board meet the criteria for independence under the rules and regulations of the NYSE. For a director to be considered independent under the NYSE’s listing standards, the director must satisfy certain bright-line tests, and the Board must affirmatively determine that the director has no direct or indirect material relationship with us. Not less than annually, our Board evaluates the independence of each non-management director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between that director, members of his or her family and organizations with which that director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of both the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board has affirmatively determined that each of our non-employee directors

2017 Proxy Statement	15

has no direct or indirect material relationship with us and qualify as independent under the NYSE’s listing standards. Ms. Cafaro is not considered independent under the NYSE listing standards due to her employment as our Chief Executive Officer.

Leadership Structure and Independent Presiding Director

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management and a fully engaged, high-functioning Board. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may vary based on a company’s size, industry, operations, history and culture. Consistent with this understanding, our Board, led by our Nominating Committee, annually assesses its leadership structure in light of our operating and governance environment at the time to achieve the optimal model for us and for our stockholders. Following its most recent review, the Board has determined that our existing leadership structure—under which our Chief Executive Officer also serves as Chairman of the Board and a Presiding Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those persons charged with overseeing our company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.

Under our Fifth Amended and Restated By-Laws, as amended (our “By-Laws”), and our Guidelines on Governance, our Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board as part of its leadership structure evaluation. Ms. Cafaro has served in both capacities since 2003, and our Board continues to believe that her combined role is most advantageous to us and our stockholders. Ms. Cafaro possesses extensive knowledge of the issues, opportunities and risks facing us, our business and our industry and has consistently demonstrated the vision and leadership necessary to focus the Board’s time and attention on the most critical matters and to facilitate constructive dialogue among Board members on strategic issues. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders. These leadership attributes are uniquely important to our company given the value to our business of opportunistic capital markets execution, our history of rapid and significant growth, and our culture of proactive engagement and risk management.

In connection with Ms. Cafaro’s service as our Chief Executive Officer and Chairman of the Board, our Guidelines on Governance require that the independent members of our Board annually select one independent director to serve as Presiding Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Presiding Director also serves as liaison between the Chairman and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Presiding Director has authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he or she is available for consultation and direct communication with stockholders. In addition, the Presiding Director reviews with our General Counsel potential conflicts of interest and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Presiding Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year. James D. Shelton was elected on May 10, 2016 to serve as our Presiding Director in replacement of Douglas Crocker II, who served as our Presiding Director from 2003 until his retirement in 2016.

2017 Proxy Statement	16

Committees

Our Board has five standing committees that perform certain delegated functions for the Board: the Audit and Compliance Committee (the “Audit Committee”); the Compensation Committee; the Executive Committee; the Investment Committee; and the Nominating Committee. Each of the Audit, Compensation and Nominating Committees operates under a written charter that is available in the Corporate Governance section of our website at  www.ventasreit.com/investor-relations/corporate-governance . We also provide copies of the Audit, Compensation and Nominating Committee charters, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Information on our website is not a part of this Proxy Statement. Additional details regarding the five standing committees of our Board are described below.

Board and Committee Meetings

Our Board held a total of eight meetings during 2016. Evidencing a strong commitment to our company, each director attended at least 75% of the total meetings of the Board and the committees on which he or she served that were held during 2016. The table below provides current membership and 2016 meeting information for each of our Board committees:

Name	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating Committee
Melody C. Barnes*					Member
Debra A. Cafaro			Member	Member
Jay M. Gellert*		Chair	Member	Member
Richard I. Gilchrist*		Member		Chair	Member
Matthew J. Lustig*			Member	Member
Roxanne M. Martino*		Member
Douglas M. Pasquale*				Member
Walter C. Rakowich*	Member
Robert D. Reed*	Chair		Member
Glenn J. Rufrano*	Member
James D. Shelton*†		Member	Chair		Chair
Total Meetings in 2016	4	12	0	1	5

* Independent Director

† Presiding Director

Our independent directors meet in executive session, outside the presence of management, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Presiding Director (currently Mr. Shelton) chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating Committees also meet in executive session, outside the presence of management, at each regularly scheduled committee meeting and at other times as necessary or desirable.

We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. Eight of our nine directors who were nominated for reelection at our 2016 Annual Meeting of Stockholders attended that meeting.

How to Communicate with Directors

Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Corporate Secretary, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by submitting an e-mail to bod@ventasreit.com. Additionally, stockholders and other parties interested in communicating directly with the Presiding Director of the Board or with the independent directors as a group may do so by writing to Presiding Director, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by sending an e-mail to independentbod@ventasreit.com. Communications addressed to our Board or individual members of the Board are screened by our Corporate Secretary for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

2017 Proxy Statement	17

AUDIT AND COMPLIANCE COMMITTEE

Our Audit Committee assists our Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent registered public accounting firm and the performance of our internal audit function.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. Our Audit Committee meets separately in executive session, outside the presence of management, with each of our independent registered public accounting firm and our internal auditor at each regularly scheduled meeting and at other times as necessary or desirable.

Our Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC and the NYSE listing standards, including the additional independence requirements for audit committee members. The Board has also determined that each member of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” for purposes of the SEC’s rules.

The Nominating Committee recognizes that Audit Committee members must have adequate time to devote to Audit Committee activities, given that such responsibilities command a significant portion of directors’ time. Accordingly, the Company maintains a policy prohibiting Audit Committee members from simultaneously serving on more than two public company audit committees other than the Company’s. The policy grandfathers public company audit committees for which directors are serving as of the policy adoption date.

EXECUTIVE COMMITTEE

Our Board has delegated to our Executive Committee the power to direct the management of our business and affairs in emergency situations during intervals between meetings of the Board, except for matters specifically reserved for our Board and its other committees. The Executive Committee exercises its delegated authority only under extraordinary circumstances and has not held a meeting since 2002.

EXECUTIVE COMPENSATION COMMITTEE

Our Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our executive officers other than our Chief Executive Officer. Our Compensation Committee also reviews the performance of, and makes compensation recommendations to the independent members of our Board for, our Chief Executive Officer.

The Compensation Committee meets throughout the year to review our compensation philosophy and its continued alignment with our business strategy and to consider and approve our executive compensation program for the subsequent year. With the assistance of a nationally-recognized, independent compensation consultant, the Compensation Committee discusses changes, if any, to the program structure, assesses the appropriate peer companies for benchmarking purposes, sets base salaries and incentive award opportunities, establishes the applicable performance measures and related goals under our incentive plans, evaluates performance in relation to the established measures and goals and determines annual cash and long-term equity incentive awards for our executive officers.

Our executive officers provide support to our Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and other information regarding us and the companies in our compensation peer group as a supplement to the comparative market data prepared by our independent compensation consultant and making recommendations with respect to performance measures and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting our other executive officers. However, our Chief Executive Officer plays no role in setting her own compensation. At various times, our General Counsel and Corporate Secretary, our Assistant General Counsel, Corporate & Securities and our Chief Human Resources Officer may also attend meetings at the Compensation

2017 Proxy Statement	18

Committee’s request to act as secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. Our Compensation Committee meets separately in executive session, without management present, at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee meets during the first quarter of each year, typically in January, to review the achievement of pre-established performance goals for the prior year, to determine the appropriate annual cash and long-term equity incentive awards for executive officers based on that prior-year performance and, as appropriate, to approve grants of equity awards to our executive officers. Our executive officers provide support to our Compensation Committee in this process, and the Chief Executive Officer makes incentive award recommendations with respect to the other executive officers.

Our Board has determined that each member of the Compensation Committee is independent and satisfies the independence standards of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related NYSE listing standards, including the additional independence requirements for compensation committee members. The Board has also determined that each member of the Compensation Committee meets the additional requirements for “outside directors” set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” set forth in Rule 16b-3 under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2016, Ms. Martino and Messrs. Crocker (prior to his May 2016 retirement), Gellert, Gilchrist and Shelton served on our Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.

Independent Compensation Consultant

Under its charter, our Compensation Committee has authority to retain, and approve the terms of engagement and fees paid to, compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. Any compensation consultant engaged by our Compensation Committee reports to the Compensation Committee and receives no fees from us that are unrelated to its role as advisor to our Board and its committees. Our Compensation Committee meets regularly with the compensation consultant without management present. Although a compensation consultant may periodically interact with company employees to gather and review information related to our executive compensation program, this work is done at the direction and subject to the oversight of the Compensation Committee. Under the Compensation Committee charter, any compensation consultant retained by our Compensation Committee must be independent, as determined annually by the Compensation Committee in its reasonable business judgment, considering the specific independence factors set forth in Rule 10C-1 under the Exchange Act and all other relevant facts and circumstances.

Pearl Meyer (“PM”) has served as our Compensation Committee’s independent compensation consultant since 2006. In 2016, our Compensation Committee retained PM to advise it and the independent members of our Board, as applicable, on matters related to our executive compensation levels and program design for 2016 and 2017. Our Compensation Committee reviews the scope of work provided by PM on an annual basis and, in connection with PM’s engagement in 2016, determined that PM met the independence criteria under the Compensation Committee charter. PM did not perform any consulting services unrelated to executive compensation for us during the year ended December 31, 2016, and PM’s work for the Board and its committees has raised no conflict of interest.

INVESTMENT COMMITTEE

The function of our Investment Committee is to review and approve proposed acquisitions and dispositions of properties and other investments meeting applicable criteria, in accordance with our Amended and Restated Investment and Divestiture Approval Policy.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating Committee oversees our corporate policies and other corporate governance matters, as well as

2017 Proxy Statement	19

matters relating to the practices and procedures of our Board, including the following: identifying, selecting and recommending to the Board qualified director-nominees; making recommendations to the Board regarding its committee structure and composition; reviewing and making recommendations to the Board regarding non-employee director compensation; overseeing an annual evaluation of the Board and its committees; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; and generally advising the Board on corporate governance and related matters.

Our Board has determined that each member of the Nominating Committee is independent and satisfies the NYSE listing standards.

CORPORATE GOVERNANCE

Governance Policies

Our Guidelines on Governance reflect the fundamental corporate governance principles by which our Board and its committees operate. These guidelines set forth general practices the Board and its committees follow with respect to structure, function, organization, composition and conduct. These guidelines are reviewed at least annually by the Nominating Committee and are updated periodically in response to changing regulatory requirements, evolving corporate governance practices, input from our stockholders and otherwise as circumstances warrant.

Our Global Code of Ethics and Business Conduct sets forth the legal and ethical standards for conducting our business to which our directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer, and the directors, officers and employees of our subsidiaries must adhere. Our Global Code of Ethics and Business Conduct covers all significant areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other company assets, compliance with applicable laws and regulations, political activities and other public policy matters, and proper and timely reporting of financial results. See also “Public Policy Matters.”

Our Guidelines on Governance and our Global Code of Ethics and Business Conduct are available in the Corporate Governance section of our website at www.ventasreit.com/investor-relations/corporate-governance. We also provide copies of our Guidelines on Governance and our Global Code of Ethics and Business Conduct, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Waivers from, and amendments to, our Global Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our website at  www.ventasreit.com. The information on our website is not a part of this Proxy Statement.

Transactions with Related Persons

Our written Policy on Transactions with Related Persons requires that any transaction involving us in which any of our directors, officers or employees (or their immediate family members) has a direct or indirect material interest be approved or ratified by the Audit Committee or the disinterested members of our Board. Our Global Code of Ethics and Business Conduct requires our directors, officers and employees to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Presiding Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Audit Committee or the disinterested members of the Board. In determining whether to approve or ratify a transaction, the Audit Committee or disinterested members of the Board consider all relevant facts and circumstances available to them and other factors they deem appropriate.

We did not have any related party transactions during 2016.

Risk Management

Management has primary responsibility for identifying and managing our exposure to risk, subject to active oversight by our Board of the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. At Board and committee meetings, directors engage in comprehensive

2017 Proxy Statement	20

analyses and dialogue regarding specific areas of risk following receipt of written materials and in-depth presentations from management and third-party experts, including an enhanced annual enterprise risk management process and presentation to the Board to better identify risks, owners and mitigants. This process enables our Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact and ensures that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.

In addition to the overall risk oversight function administered directly by our Board, each of our Audit, Compensation, Nominating and Investment Committees exercises its own oversight related to the risks associated with the particular responsibilities of that committee:

✓

Our Audit Committee reviews financial, accounting and internal control risks and the mechanisms through which we assess and manage risk, in accordance with NYSE requirements, and has certain responsibilities with respect to our compliance programs, such as our Global Code of Ethics and Business Conduct, our Global Anti-Corruption Policy, our Political Contributions Policy, our Amended and Restated Securities Trading Policy and our Investigations Policy.

✓

Our Compensation Committee, as discussed in greater detail below, evaluates whether our compensation policies and practices, as they relate to both executive officers and employees generally, encourage excessive risk-taking.

✓

Our Nominating Committee focuses on risks related to corporate governance, board effectiveness and succession planning. Our Board annually adopts an emergency succession plan to facilitate the transition to both interim and long-term leadership in the unlikely event of an untimely vacancy in the position of Chief Executive Officer.

✓

Our Investment Committee is responsible for overseeing certain transaction-related risks, including the review of transactions in excess of certain thresholds, with existing tenants, operators, borrowers or managers, or that involve investments in non-core assets.

The chairs of these committees report on such matters to the full Board at each regularly scheduled Board meeting and other times as appropriate. Our Board believes that this division of responsibilities is the most effective approach for identifying and addressing risk, and through Ms. Cafaro’s combined role as Chief Executive Officer and Chairman, our Board leadership structure appropriately supports the Board’s role in risk oversight by facilitating prompt attention by the Board and its committees to the significant enterprise risks identified by management in our day-to-day operations.

Compensation Risk Assessment

As part of its risk oversight role, our Compensation Committee annually considers whether our compensation policies and practices for all employees, including our executive officers, create risks that are reasonably likely to have a material adverse effect on our company. In conducting its risk assessment in 2016, the Compensation Committee reviewed a report prepared by management regarding our existing compensation plans and programs, including our severance and change-in-control arrangements, in the context of our business risk environment. In its review, the Compensation Committee noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including, but not limited to, the following:

✓	a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards;
✓	multiple performance measures selected in the context of our business strategy and often in tension with each other, for example, goals which promote FFO growth and maintaining a strong balance sheet;
✓	regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;
✓

incentive award opportunities that do not provide minimum guaranteed payouts, are based on a range of performance outcomes and plotted along a continuum, and have capped payouts, subject in all cases to the Compensation Committee’s and, in the case of our Chief Executive Officer, the independent Board

2017 Proxy Statement	21

members’ overall assessment of performance;
✓	equity compensation weighted more heavily towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value;
✓

equity incentive awards granted for prior-year performance (in the case of the 2016 Plan) or future performance (going forward, in the case of the 2017 executive compensation program) with multi-year vesting schedules/performance periods to enhance retention;

✓	minimum stock ownership guidelines (which were increased from 5x to 6x for our Chief Executive Officer in January 2017) that align executive officers with long-term stockholder interests; and
✓

prohibitions on engaging in derivative and other hedging transactions in our securities and restrictions on holding our securities in margin accounts or otherwise pledging our securities to secure loans.

Based on its evaluation, the Compensation Committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not create risks that are reasonably likely to have a material adverse effect on our company and instead promote behaviors that support long-term sustainability and creation of stockholder value.

Public Policy Matters

We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles, in our Global Code of Ethics and Business Conduct, our Global Anti-Corruption Policy and our Political Contribution, Expenditure and Activity Policy, we have established the policies and practices described below with respect to political contributions and other public policy matters.

Political Contributions and Expenditures

We do not use corporate funds or resources for direct contributions to political candidates, parties or campaigns, other than occasional de minimis use of our property, such as using a conference room. Corporate resources include non-financial donations, such as the use of our property in a political campaign or our employees’ use of work time and telephones to solicit for a political cause or candidate.

Promotion of Company Interests

We do not have a political action committee. However, we may advocate a position, express a view or take other appropriate action with respect to legislative or political matters affecting our company or our interests. We may also ask our employees to make personal contact with governmental officials or to write letters to present our position on specific issues. Any such advocacy is done in compliance with applicable laws and regulations.

Political Activities by Company Personnel

We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in the campaigns of, the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities, making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, on their own time and at their own expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing our company in such activities.

Relationships with Government Officials

Our directors, officers and employees may not maintain any relationship or take any action with respect to public officials that could impugn our integrity or reputation. In particular, our directors, officers and employees may not offer, promise or give anything of value, including payments, entertainment and gifts, to any government official, employee, agent or other intermediary of the United States government or any domestic or foreign government.

2017 Proxy Statement	22

OUR EXECUTIVE OFFICERS

Set forth below is certain biographical information about our executive officers. Ages shown for all executive officers are as of the date of the 2017 Annual Meeting.

Name and Position	Age	Business Experience
Debra A. Cafaro Chairman and Chief Executive Officer	59	Ms. Cafaro’s biographical information is set forth in this Proxy Statement under “Proposals Requiring Your Vote—Proposal 1: Election of Directors.”
John D. Cobb Executive Vice President and Chief Investment Officer	45

Mr. Cobb has been our Executive Vice President, Chief Investment Officer since March 2013, after serving as our Senior Vice President, Chief Investment Officer from 2010 to March 2013. Prior to that, Mr. Cobb was a President and Chief Executive Officer of Senior Lifestyle Corporation, where he led the strategic direction of a 9,000+ unit retirement company with over 3,400 employees. Prior to that, he held various positions with GE Healthcare Financial Services, a division of General Electric Capital Corporation, which is a subsidiary of General Electric Corporation, with the last being Senior Managing Director, where he led a team focused on debt and equity investments in healthcare real estate totaling over $9 billion. Mr. Cobb has served as a member of the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry. He is currently a member of the Executive Board of the American Seniors Housing Association.

2017 Proxy Statement	23

Todd W. Lillibridge Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	61

Mr. Lillibridge has been our Executive Vice President, Medical Property Operations since July 2010. Mr. Lillibridge also serves as President and Chief Executive Officer of our subsidiary, Lillibridge Healthcare Services, Inc. (“Lillibridge”), where he is responsible for the strategic focus, vision and overall leadership of our MOB operations. Prior to joining Lillibridge’s predecessor in 1982, and subsequently establishing Lillibridge & Company, Mr. Lillibridge was employed by Baird & Warner, Inc. of Chicago, Illinois, serving in the real estate finance group and the development division. He is a member of the Economic Club of Chicago and the World Presidents’ Organization of Chicago. Mr. Lillibridge is a member of the board of directors of Ardent Health Services, member of the Rush University Medical Center Facilities Committee and a member of Pacific Medical Buildings Healthcare Real Estate Board.

Robert F. Probst Executive Vice President and Chief Financial Officer	49

Mr. Probst has been our Executive Vice President and Chief Financial Officer since October 2014 and previously served as our Acting Chief Accounting Officer from October 2014 to September 2015. Prior to joining us, Mr. Probst served as senior vice president and chief financial officer of Beam Inc., a global spirits distributor, from its inception as an independent, S&P 500 company in October 2011 to its sale to Suntory Holdings Limited in May 2014.  Prior to that, he served as senior vice president and chief financial officer of Beam Global Spirits & Wine, Inc., playing a key role in establishing the former unit of Fortune Brands, Inc. as a standalone publicly-traded company. Mr. Probst serves on the boards of the Chicago Botanic Garden and Camp Kesem, as well as the advisory board of the Duke University Financial Economics program.

T. Richard Riney Executive Vice President, Chief Administrative Officer, General Counsel and Ethics and Compliance Officer	59

Mr. Riney has been our Executive Vice President and General Counsel since 1998, was named our Chief Administrative Officer in 2007, has served as our Corporate Secretary since August 2015 and previously served as our Corporate Secretary from 1998 to 2012. Mr. Riney also serves as our Ethics and Compliance Officer. From 1996 to 1998, he served as Transactions Counsel for our predecessor, Vencor, Inc. Prior to that, Mr. Riney practiced law with the law firm of Hirn, Reed & Harper, where his areas of concentration were real estate and corporate finance. Mr. Riney serves on the Centre College President’s Advisory Council. He is admitted to the Bar in Kentucky and is a member of the National Association of Real Estate Investment Trusts (“NAREIT”).

2017 Proxy Statement	24

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2016 Form 10-K.

COMPENSATION COMMITTEE

Jay M. Gellert, Chair

Richard I. Gilchrist

Roxanne M. Martino

James D. Shelton

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and programs, the compensation decisions made under those programs and the factors considered by our Compensation Board Members in making those decisions. The CD&A focuses on the compensation of our Named Executive Officers for 2016, who were:

Name	Title
Debra A. Cafaro	Chairman and Chief Executive Officer
Robert F. Probst	Executive Vice President and Chief Financial Officer
Todd W. Lillibridge	Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.
T. Richard Riney	Executive Vice President, Chief Administrative Officer, General Counsel and Ethics and Compliance Officer
John D. Cobb	Executive Vice President and Chief Investment Officer

As in previous years, we awarded compensation to our Named Executive Officers for 2016 based on compensation policies that closely link compensation to performance. These policies, in planned combination, generate rewards for achievement of high-level company and individual performance and discourage excessive short-term risk taking. We believe this balance is essential to align management with the long-term interests of our stockholders.

Executive Summary

Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. A significant percentage of incentive compensation historically has been in the form of equity awards granted to reward past performance. Even though these equity awards were fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent risk evaluation.

2016 Performance

Our Compensation Board Members view performance for compensatory purposes in two primary ways: (1) returns to stockholders over time, both on an absolute basis and relative to other companies, including S&P 500 companies, large-cap REITs and our compensation peer group (see “Benchmarking and Comparable Companies”) and (2) strategic, financial and operating performance, including results against our growth targets.

2017 Proxy Statement	25

Returns to Stockholders.  Our long history of delivering sustained, superior returns to stockholders continued in 2016 with the following:

✓

With one- and three-year compound annual TSR of 16% and 13% respectively, we (a) finished in the top quartile of our broader peer group as to our one-year TSR and one position below top quartile for our three-year TSR, (b) ranked first among the large-cap diversified healthcare REITs in our peer group and (c) significantly outperformed the S&P 500 and Bloomberg Healthcare REIT Index.

✓

For the period from January 1, 2000 through December 31, 2016 (the 17 full fiscal years of our Chief Executive Officer’s tenure), we delivered compound annual TSR of over 25%, dramatically outperforming the S&P 500 index and the RMS index and ranking us first among our compensation peer group.

✓	We increased our dividend by over 6% in the fourth quarter of 2016.

Strategic, Financial and Operating Performance.  We delivered exceptional TSR and strategic, financial and operating performance in 2016. Our 2016 strategic, financial and operating performance highlights included the following:

✓	Capital Allocation & Building a Hospital Business: Value Creating Investments and Dispositions:

✓

Accretive, diversifying investments, including our $1.5 billion acquisition of high-quality life science, innovation and medical real estate assets leased by leading universities, academic medical centers and research companies, and commitments to selective developments and redevelopments;

✓	Building out our hospital platform by making a commitment to fund Ardent’s acquisition of LHP, making Ardent a $3 billion revenue company operating in 6 states;

✓	Continuing to improve and enhance our portfolio by agreeing to sell $700 million skilled nursing

2017 Proxy Statement	26

facilities at a premium 7% cash yield;

✓	Accelerating our capital recycling program by completing over $600 million in profitable sales of non-strategic assets and receiving loan repayments;

✓

Effective Balance Sheet Management and Efficient Capital Markets Execution: Completion of over $2 billion in efficient long-term capital raises, including $1.3 billion in equity and $850 million in long-term debt at attractive rates and strengthening our balance sheet by improving our net debt to adjusted pro forma EBITDA ratio from 6.1x to 5.7x and achieving fixed charge coverage of 4.8x;

✓	Same-Store Cash Flow Growth: Delivery of 2.7% same-store cash flow growth;

✓	Investor Relations/Customer Focus/Employee Engagement:

✓	Expanded investor relations efforts through non-deal roadshows, presentations and increased outreach to generalist investors;

✓

Entering into innovative, mutually beneficial arrangements with customers to help them achieve their goals while creating value for Ventas, including with Sunrise Senior Living, Kindred Healthcare, Capital Senior Living and Brookdale Senior Living;

✓	Exceptional and improved employee engagement scores, and increased diversity and employee development initiatives;

✓	Sustainability, Values, Reputation and Industry Leadership:

✓

Ownership of an industry-leading portfolio of 30 LEED Certified buildings (150% increase from 2015 to 2016), increase in our ownership of ENERGY Star Certified buildings to 70 and receipt of numerous awards and recognitions during the year in REIT space, healthcare industry and among global corporations, including representation in the FTSE4GOOD Sustainability Index Series and MSCI Global Sustainability Index;

✓	Enhanced Ventas’ brand recognition through various media appearances, speaking engagements by senior Ventas executives and receipt of awards;

✓	Ventas Charitable Foundation contributed to 119 organizations in 2016, including support of the Greater Chicago Food Depository’s mission to end senior hunger;

✓	Organizational Efficiency and Effectiveness: Focused realignment of selected departments, process improvements, technology solutions and other efficiencies; and

✓	Other: We achieved a positive outcome for the Ernst & Young independence matter, secured key lease extensions and enhanced our Board’s effectiveness and diversity through director refreshment.

The 2016 compensation decisions made by our Compensation Board Members reflected our level of achievement overall with respect to the pre-established measures and goals under our annual cash and long-term equity incentive plans and the individual performance and contributions of our Named Executive Officers to our strong financial and operating performance during the year.

2017 Proxy Statement	27

2016 Executive Compensation

In 2016, our compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our Named Executive Officers for 2016, our Compensation Board Members rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans. Our TSR placed us in the top quartile among our broader peer group for the one-year period ended December 31, 2016 and first among the three large-cap diversified healthcare REITs for the one- and three-year periods. In 2016, we delivered excellent strategic, financial and operating performance, including 5% normalized FFO growth, 2.7% same-store cash flow growth and strengthened our balance sheet, as illustrated by improvement in our net debt to adjusted pro forma EBITDA ratio from 6.1x to 5.7x.

Our Compensation Committee and Board considered all of the factors established under the 2016 Plan and have discretion to consider other relevant factors, although they place the greatest significance on the achievements noted in the “2016 Performance” section above.

2016 Base Salary.  Following a review of compensation data for peers with substantially similar roles and responsibilities (as described below under “Benchmarking and Comparable Companies”), each of our Named Executive Officers (other than Ms. Cafaro) received an increase in base salary for 2016 to remain near the market median.

2016 Annual Cash Incentive Awards.  Cash incentive awards granted to our Named Executive Officers for 2016 performance were earned at target or between the target and maximum levels, ranging from 100% to 149% of their respective target award opportunities, based on our performance with respect to pre-established company financial measures, as further described below in the “Annual Cash Incentive Compensation — Opportunities, Measures and Actual Performance” section.

2016 Long-Term Equity Incentive Awards, Granted in 2017.   Long-term equity incentive awards granted in the form of restricted stock and stock options to our Named Executive Officers in 2017 for 2016 performance were earned between the target and maximum levels, ranging from 116% to 137% of their respective target award opportunities, based on our performance with respect to pre-established quantitative measures, as further described below in the “Long-Term Equity Incentive Compensation — Opportunities, Measures and Performance” section.

Pay-for-Performance Alignment

The graph below illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2011 base year) for each of the past five years.

2017 Proxy Statement	28

This graph differs from compensation reported in the 2016 Summary Compensation Table in that it aligns the value of long-term equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2017 for 2016 performance are shown in the graph above as 2016 compensation), consistent with the manner in which our Compensation Board Members evaluated compensation and pay-for-performance under the 2016 compensation plan for our Named Executive Officers.

Compensation Policies and Practices—Good Governance

Consistent with our commitment to strong corporate governance and responsiveness to our stockholders, in 2016 our Board maintained the following compensation policies and practices to drive performance and serve our stockholders’ long-term interests:

✓

Balance: The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards that contain a blend of metrics promoting responsible growth and risk management.

✓

Capped Opportunity: Our Named Executive Officers’ incentive award opportunities are capped, and the value of their awards is determined based on the Compensation Committee’s or the independent Board members’ assessment of performance with respect to multiple performance measures, including relative TSR, that promote stockholder value.

✓

Retention: The long-term equity incentive awards earned by our Named Executive Officers for prior-year performance have additional two-year time-based vesting schedules to enhance retention and alignment with long-term stockholder value.

✓

Peer Companies: The competitiveness of our executive compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us in terms of enterprise value, market capitalization and total assets.

✓

Independence: Our Compensation Committee is comprised solely of independent directors and annually engages an independent compensation consultant to advise on matters related to our executive compensation program.

2017 Proxy Statement	29

✓

Change of Control: Our employment agreements with executive officers do not provide single-trigger change of control benefits, and we prohibit new tax gross-up arrangements under our anti-tax gross-up policy.

✓

Stock Ownership Guidelines: We maintain meaningful stock ownership guidelines for our executive officers (which were increased from 5x to 6x base salary in 2017 for our CEO) and non-employee directors that promote a long-term stockholder perspective.

✓	Risk Review: Our Compensation Committee annually reviews and assesses the potential risks of our compensation policies and practices for all employees.

✓	Clawback Policy: Our recoupment policy enables our Board to “claw back” incentive compensation in the event of a financial restatement.

✓	Limited Perquisites: Our executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees.

✓

No Pledging or Hedging: Our Amended and Restated Securities Trading Policy (“Securities Trading Policy”) prohibits our executive officers and directors from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the prior approval of the Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2016).

Responsive Redesign Following 2016 Advisory Vote on Executive Compensation and Stockholder Outreach

We submit an advisory vote to our stockholders on an annual basis to approve our executive compensation. At our 2016 Annual Meeting of Stockholders, holders of 68% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation. Although a significant majority continued to support our executive compensation program, the result of the 2016 vote was in contrast to the strong support we received in prior years, specifically 95% in 2015 and 90% in 2014. The level of support declined despite (a) the absence of material changes to our general executive compensation program between the 2015 and 2016 Annual Meetings, (b) in the view of our Board, the consistent strong alignment between our executive pay and performance (see “Strong Pay-for-Performance Alignment” chart above) and (c) the significant reduction in long-term equity incentive awards granted to our Named Executive Officers in early 2016 resulting from our bottom quartile TSR performance as measured against our peer group for the one- and three-year measurement periods ending December 31, 2015, despite our outstanding long-term TSR outperformance.

We have continued to gain valuable insight from engaging with our stockholders on a consistent basis. We have conducted broad investor outreach programs on three separate occasions. In late 2015 and early 2016, the Chair of our Compensation Committee, our independent compensation consultant to the Compensation Committee and members of our Legal team reached out to 27 of our largest stockholders (holding more than 60% of our outstanding shares of common stock) to discuss our executive compensation program and invited such stockholders to provide us with feedback on our executive compensation program and corporate governance practices.

After filing our 2016 Proxy Statement, the Chair of our Compensation Committee, our independent compensation consultant to the Compensation Committee and members of our Legal team again reached out to our 30 largest stockholders (holding more than 60% of our outstanding shares of common stock) during April 2016 to discuss, and solicit feedback regarding potential changes to, our executive compensation program. We invited such stockholders to provide us with constructive comments regarding our executive compensation program and corporate governance practices.

In early 2017, a combination of the Chair of our Compensation Committee and members of our Legal team again reached out to our 32 largest stockholders (holding 60% of our outstanding shares of common stock) to discuss, and solicit feedback regarding our executive compensation program. We invited such stockholders to provide us with constructive comments regarding our executive compensation program and corporate governance practices.

Based on these discussions, we learned that our stockholders:

2017 Proxy Statement	30

✓

generally approve of the overall structure of our executive compensation program and diversity of goals, particularly our use of balanced metrics of growth, risk management and capital structure to mitigate risk and promote responsible, sustained long-term growth;

✓	generally approve of our implementation of the executive compensation program, the factors considered and the decisions made under the program;

✓	generally approve of our proxy disclosures regarding our executive compensation program and corporate governance best practices;

✓	generally support our pay-for-performance alignment; and

✓	generally endorse our corporate governance practices.

We also received constructive feedback from our investors. After careful consideration of this feedback, we have decided to make significant and responsive modifications to our executive compensation program, beginning with the 2017 compensation cycle.

The key features of the new program are consistent with the feedback we have received from our largest stockholders and are described in detail below in the section entitled, “Going Forward: Responsive Redesign of Long-Term Incentive Compensation.”

We believe this redesigned program enhances alignment of pay and performance, is responsive to investor feedback and provides simpler, clear objectives, while achieving our goals of attracting, retaining and motivating talented executives and rewarding superior performance in the context of our business risk environment.

Objectives of Our Compensation Program

We recognize that effective compensation strategies are critical to recruiting, incentivizing and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. Accordingly, our

2017 Proxy Statement	31

compensation program is designed to achieve the following primary objectives:

✓	attract, retain and motivate talented executives;

✓	reward performance that meets or exceeds pre-established company and tailored individual goals consistent with our strategic plan, while maintaining alignment with stockholders;

✓	provide balanced incentives that discourage excessive risk-taking;

✓	retain sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

✓

evaluate performance by balancing consideration of those measures that management can directly and significantly influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

✓	encourage executives to become and remain long-term stockholders of our company; and

✓	maintain compensation and corporate governance practices that support our goal to deliver sustained, superior returns to stockholders.

We align the interests of our executive officers and stockholders by maintaining a performance- and achievement-oriented environment that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance measured against key strategic, financial and operating goals that create long-term stockholder value.

Benchmarking and Comparable Companies

Our Compensation Committee retained PM as its independent compensation consultant to advise it and the independent members of our Board, as applicable, on matters related to our Named Executive Officers’ compensation levels and program design for 2016. Our Compensation Committee has reviewed PM’s independence and determined that PM met the independence criteria under the Compensation Committee charter and that PM’s engagement raised no conflict of interest.

For 2016 benchmarking purposes, PM provided our Compensation Board Members with comparative market data on compensation practices and programs based on its analysis of a group of peer companies (the “Comparable Companies”) and provided guidance on compensation trends and best practices. Using this market data, PM advised the Compensation Board Members and made recommendations with respect to program design and setting base salaries and incentive award opportunity levels for our Named Executive Officers for 2016.

In determining 2016 compensation targets for our Named Executive Officers, our Compensation Committee, in consultation with PM, considered the competitive positioning of our executive compensation levels relative to compensation data for the Comparable Companies with respect to the following components of pay: base salary; total annual compensation (base salary plus annual incentive awards); long-term equity incentives (annualized expected value of long-term equity incentive awards) and total direct compensation (base salary plus annual incentive awards and annualized expected value of long-term equity incentive awards). Consistent with our compensation philosophy, our Compensation Committee reviewed each element of pay in the context of the Comparable Companies, but targeted approximately the median of the Comparable Companies on an overall, total direct compensation basis, subject to adjustment based on the unique skills, expertise and individual contributions of each Named Executive Officer. Our 2016 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established for the annual cash and long-term equity incentive awards. We believe this methodology is appropriate for our operating style and reflects the need to attract, retain and stretch top executive talent.

The group of Comparable Companies consists of large-cap REITs in our healthcare sector and different sectors (such as office, retail and lodging), but otherwise similar to us in terms of FFO and generally falling within a range of 40% to 250% of our enterprise value, market capitalization and total assets. Because these companies’ values may rise or fall based on underlying trends that are different from those affecting healthcare real estate, our total returns may vary significantly from theirs. Our Compensation Committee annually reviews the Comparable Companies to ensure that their

2017 Proxy Statement	32

size and operations remain comparable to ours and may change the composition of the group from time to time as appropriate. In July 2015, the Compensation Committee approved the 15 companies identified below as the appropriate Comparable Companies for 2016 compensation purposes. These companies are the same companies used by the Compensation Committee for 2015 compensation purposes. The Comparable Companies reported compensation data for executive positions with responsibilities similar in breadth and scope to those of our executive officers, and we believe these companies generally competed with us for executive talent and stockholder investment in 2016.

2016 Comparable Companies
American Tower Corp.	AvalonBay Communities, Inc.
Boston Properties, Inc.	Equity Residential
General Growth Properties, Inc.	HCP, Inc.
Host Hotels & Resorts, Inc.	Kimco Realty Corporation
Prologis, Inc.	Public Storage, Inc.
Simon Property Group, Inc.	SL Green Realty Group, Inc.
The Macerich Company	Vornado Realty Trust, Inc.
Welltower, Inc.

2017 Comparable Companies

In December 2016, the Compensation Committee examined the existing peer group and approved changes to the 15 Comparable Companies identified above for 2017 compensation purposes. The Compensation Committee removed Host Hotels & Resorts, Inc. and Kimco Realty Corporation and added Crown Castle International Corp. and Equinix, Inc. The Compensation Committee believes this revised group of Comparable Companies provides a more accurate representation of our peer companies based on the size and complexity of the constituent companies (including participation in joint ventures) and provides a more accurate pool from which we compete for executive talent and stockholder investment.

Compensation Mix

Our executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term stockholder value. We believe that an emphasis on incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, our compensation structure is designed such that a significant portion of Named Executive Officers’ total direct compensation is in the form of equity awards. Prior to 2017, these equity awards were earned based on past performance and vested over time. Even though these equity awards were fully earned for performance that has already been achieved at the time of grant, the vesting schedule was designed to provide additional retention benefits and create greater alignment with stockholders. In response to feedback received from many of our investors, for 2017 and thereafter, equity awards will be earned and vest based on future performance over a period of three years from the grant date.

The following charts illustrate each Named Executive Officer’s base salary, target annual cash incentive compensation and target long-term equity incentive compensation as a percentage of his or her target total direct compensation for 2016. Ms. Cafaro’s target total direct compensation reflects a heavier weight on long-term equity incentive compensation because our Compensation Board Members believe that, due to her leadership role as our Chief Executive Officer, her compensation structure should reflect even greater alignment with our stockholders.

2017 Proxy Statement	33

Elements of Our Compensation Program

For 2016, the compensation provided to our executive officers consisted of the same elements generally available to our non-executive officers: base salary; annual cash incentive compensation; long-term equity incentive compensation; and other perquisites and benefits.

Base Salary

The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the Comparable Companies, but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise and specific roles within our company as compared to the benchmark data. Our Compensation Committee reviews base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities. The Compensation Committee also considers the success of each executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value.

In determining 2016 base salaries for our Named Executive Officers, our Compensation Committee analyzed base salary information of the Comparable Companies contained in a report prepared by PM. Although the Compensation Committee periodically considers information from REIT industry and other compensation surveys, it places primary emphasis on publicly-available data from the Comparable Companies’ proxy statements and other SEC filings, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.

For 2016, our Compensation Board Members approved the following base salary increases for certain of our Named Executive Officers:

	Base Salary		Year-Over-Year

	2015	2016	% Change

Debra A. Cafaro	$ 1,075,000	$ 1,075,000	0%
Robert F. Probst	575,000	592,000	3.0%
Todd W. Lillibridge	479,900	494,000	2.9%
T. Richard Riney	525,600	541,000	2.9%
John D. Cobb	525,000	541,000	3.0%

2017 Proxy Statement	34

At these levels, the Compensation Committee considered each Named Executive Officer’s base salary to be within the competitive range given each individual’s unique skills, expertise and individual contributions. The Compensation Committee did not adjust Ms. Cafaro’s base salary in 2016.

For 2017, as part of an overall strategy to bring our Named Executive Officers’ total direct compensation opportunities approximately to the median of our peer group, our Compensation Board Members approved the following base salary levels for our Named Executive Officers:

	Base Salary		Year-Over-Year

	2016	2017	% Change

Debra A. Cafaro	$ 1,075,000	$ 1,075,000	0%
Robert F. Probst	592,000	615,000	3.9%
Todd W. Lillibridge	494,000	510,000	3.2%
T. Richard Riney	541,000	560,000	3.5%
John D. Cobb	541,000	605,000	11.8%

At these levels, the Compensation Committee considered each Named Executive Officer’s 2017 base salary to continue to be within the competitive range given each individual’s unique skills, expertise and individual contributions. Mr. Cobb received a larger increase based on his outstanding performance with respect to critical strategic transactions and an increase in his aggregate responsibilities within the Company, and as a result of a change in his compensation benchmarking position-matching to more accurately reflect his role within the Company. For the second consecutive year, the Compensation Committee did not adjust Ms. Cafaro’s base salary in 2017, meaning that her base salary has remained flat since 2015.

Annual Cash Incentive Compensation — Opportunities, Measures and Actual Performance

We provide our Named Executive Officers with an annual opportunity to earn cash incentive awards for the achievement of pre-established company financial goals and tailored individual objectives. At the beginning of each performance year, our Compensation Board Members approve specific performance measures, goals and weightings and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.

Cash incentive awards granted to our Named Executive Officers for 2016 performance were earned at target or between the target and maximum levels, ranging from 100% to 149% of their respective target award opportunities. We achieved between target and maximum performance for normalized FFO and exceeded maximum performance with respect to fixed charge coverage (each goal as further described below) that together accounted for 65% of the award opportunity (or 35% in the case of Mr. Lillibridge). Performance with respect to MOB operations financial metrics, which accounted for 40% of Mr. Lillibridge’s 2016 annual cash incentive award opportunity, ranged from below threshold to between target and maximum, resulting in an overall payout below threshold for this portion of his award. With respect to the tailored individual objectives that accounted for the remaining 35% of the award opportunity (or 25% in the case of Mr. Lillibridge), our Compensation Board Members determined that each Named Executive Officer achieved between target and maximum performance, depending on his or her unique contributions to our success.

2017 Proxy Statement	35

2016 Award Opportunities.  In December 2015, our Compensation Board Members approved the 2016 annual cash incentive award opportunities for our Named Executive Officers. The 2016 annual cash incentive award opportunities for Ms. Cafaro and Messrs. Probst, Riney and Cobb remained unchanged from 2015 opportunities as such opportunities were set following our spin-off of Care Capital Properties, Inc. in 2015 (the “Spin-off”). Mr. Lillibridge received an increase to his annual cash incentive award opportunity by 25 basis points at each of the threshold (from 100% to 125%), target (from 150% to 175%) and maximum (from 225% to 250%) levels, effective as of January 1, 2016, as part of an overall strategy to target total direct compensation at approximately the market median and to provide attractive variable incentive compensation opportunities for outperformance.

Ms. Cafaro’s annual cash incentive opportunity structure has greater leverage and a wider range of outcomes than the structures of our other Named Executive Officers in support of the view that the Chief Executive Officer’s compensation should be more strongly aligned with stockholders than our other executive officers.

Performance Measures and Results.  Below is a summary of the annual cash incentive plan measures and goals approved by our Compensation Board Members, the relative weighting for each performance measure, the reasons why we consider each performance measure to be an important component of our pay-for-performance philosophy, and our results with respect to those measures. Consistent with our compensation philosophy, the 2016 annual cash incentive plan measures and goals were determined taking into consideration our strategic plan and were designed to be

2017 Proxy Statement	36

challenging, but also to discourage excessive risk-taking. Although these performance measures focus on shorter-term results, they have a counterbalancing effect on each other. They incentivize our Named Executive Officers to effectively meet rapidly changing market and business conditions and make appropriate business adjustments that benefit the long-term interests of our stockholders.

In the first quarter of the year following the performance year, each Named Executive Officer’s performance is carefully evaluated with respect to the applicable pre-established measures and goals to determine the earned value of the individual’s annual cash incentive award, if any, within the established award opportunity range. For 2016, we achieved between target and maximum performance for normalized FFO and exceeded maximum performance with respect to fixed charge coverage, as summarized below.

Normalized FFO Per Share (Cash)

Normalized FFO per share, excluding non-cash items,

for the year ended December 31, 2016

Weighting: 50% (27% for Mr. Lillibridge)

Goals:

Threshold	$4.02
Target	$4.10
Maximum	$4.18

Why does this measure matter?  FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s FFO can have a significant impact on the trading price of its common stock and, therefore, its TSR. Normalized FFO is the main measure the Company uses in its publicly-reported earnings and is defined as FFO excluding certain items, such as non-cash income tax items and deal costs/expenses. The maximum performance goal represented a 6% increase over 2015 comparable normalized FFO per share (after arithmetically adjusting to exclude the impact of the Spin-off), which the Committee believes is appropriately challenging in the current economic and interest rate environment for healthcare REITs. In setting the threshold, target and maximum performance levels, the Committee considers the Company’s business model, growth rates of peers, size, and the asset classes in which it operates, as well as the desired tradeoffs between growth in FFO per share and maintaining a low risk

2017 Proxy Statement	37

profile through sound investments. With respect to growth rates of peers, over the past five years our normalized FFO per diluted share compound annual growth rate has been above the peer group median, which is consistent with actual payouts at above target levels.

Result:  Between Target and Maximum Performance. Our year-over-year normalized FFO per diluted share was $4.13. The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, including completing more accretive acquisitions, generating more income from active asset management, creating organizational efficiencies and excellence in capital markets execution.

Fixed Charge Coverage (Year End)

Fixed charge coverage ratio as of December 31, 2016

Weighting: 15% (8% for Mr. Lillibridge)

Goals:

Threshold	3.50x
Target	3.75x
Maximum	4.00x

Why does this measure matter?  Fixed charge coverage ratio reflects the strength of our balance sheet and our ability to generate sufficient cash flow to meet our debt obligations and continue to pay or increase our dividend. A strong ratio of EBITDA-generation compared to fixed payment obligations—one element of our comprehensive risk management program—is especially important for REITs, which are dividend-paying and required to distribute to stockholders a substantial portion of their annual taxable net income. By maintaining a high fixed charge coverage ratio, we are able to preserve and enhance stockholder value. Even if our EBITDA declines in times of economic cycles or other impacts to our cash flows, high fixed charge coverage of cash flow to fixed obligations should enable us to generate sufficient free cash flow to meet our fixed obligations such as principal and interest payments and at the same time be able to maintain and even increase our dividend, which is an important component of our value proposition (total return) to stockholders. Strong fixed charge coverage also enables us to maintain a strong BBB or better credit rating, which enhances our cost of capital (a critical component of our continued investment strategy) and provides us with more consistent access to the debt capital markets even during periods of capital market disruption. We take a balanced approach to fixed charge coverage by maintaining a strong coverage ratio, while avoiding suboptimal capitalization from an unnecessarily high ratio. On average over the past four years (since fixed charge coverage has been used as an annual incentive measure), we have performed well above the peer group median with respect to this metric, which is consistent with actual payouts at above target levels.

Result:  Exceeded Maximum Performance Goal. As of December 31, 2016, our fixed charge coverage ratio was 4.8x. The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, including a reduction in our overall debt levels to appropriately manage risk.

2017 Proxy Statement	38

Lillibridge Financial Performance (Year End)

American Realty Healthcare Trust, Inc. (“HCT”) Property MOB Cash NOI, Same-Store Cash NOI and Same-Store Occupancy for the year ended December 31, 2016

Weighting: 40% (for Mr. Lillibridge only)

Goals:*

Measure	Achievement	Goal	Weighting

HCT Property MOB Cash NOI	Threshold	2.0%	25%
	Target	2.5%
	Maximum	3.0%
Same-Store MOB Cash NOI (based on a specific definition and pool of assets)	Threshold	0.5%	40%
	Target	1.5%
	Maximum	2.0%
Same-Store Occupancy (based on a specific pool of assets)	Threshold	91.6%	35%
	Target	92.2%
	Maximum	92.7%

* These goals were established for certain pools of assets and used certain definitions in place on January 1, 2016; they may differ from same-store pools of assets based on asset sales and intended sales, and/or market definitions. Target for HCT NOI was based on growth over 2015 annualized NOI for the HCT acquisition, with target equaling $85.9 million.

Why do these measures matter?  Ensuring that the Company attained cash NOI from the HCT acquisition was important to evaluate the successful execution and integration of the HCT assets, approximately half of which were MOBs. Same-Store MOB Cash NOI and Same-Store Occupancy are important measures of the MOB business’s ability to generate internal organic growth and maximize the productivity of these assets.

Result:  Below Threshold on a Combined Basis. As of December 31, 2016, Lillibridge achieved (i) 2.7% HCT Property MOB Cash NOI, which was between the target and maximum levels, (ii) Same-Store Cash NOI of 1.3%, which was slightly below the target level and (iii) Same-Store Occupancy of 91.3%, which was below the threshold level.

Individual Performance

Individual performance under management

objectives established for each Named Executive Officer

Weighting: 35% (25% for Mr. Lillibridge)

Goals:

Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain cost, NOI or revenue targets, or achieving other extraordinary or unusual accomplishments or contributions, in light of our business risk environment.

Why does this measure matter?  A review of each Named Executive Officer’s annual accomplishments enables our Compensation Board Members to evaluate the specific contributions of the Named Executive Officer to our success and more closely link pay to performance.

Result:  Between Target and Maximum Performance. Each of our Named Executive Officers achieved between target and maximum performance with respect to his or her tailored individual objectives. The significant accomplishments considered by our Compensation Board Members in determining the individual performance component of our Named Executive Officers’ 2016 annual cash incentive awards are summarized below.

2017 Proxy Statement	39

Name	Accomplishments
Debra A. Cafaro	✓

Drove outstanding TSR and financial and operating results, including strong growth of normalized FFO per share on a comparable basis and superior enterprise wide same-store cash flow growth, while improving the balance sheet and managing reputational and investment risk.

	✓	Elevated and refined investor and customer focus to drive growth and value creation.
✓

Spearheaded and oversaw strategy and execution of investments of $2.6 billion in accretive, attractive investments, including entry into the life sciences sector and building out our hospital business; and intelligent, profitable divestiture of assets.

✓

Oversaw expert and opportunistic capital raises, including the issuance of over $2 billion in efficient long-term capital raises, including $1.3 billion in equity and $850 million in long-term debt at attractive rates.

	✓	Elevated organization through personnel decisions, increased efficiency and effectiveness and continued focus on inspiring and caring leadership.
	✓	Provided strong support to the Board search process which led to appointment of two exceptionally well-qualified, independent members to the Board.
	✓	Developed and executed forward-looking strategic plan to create value in light of current and future market conditions.
✓

Enhanced Ventas’ reputation with industry, customers, investors and communities through enhanced investor messaging and continued focus on developing meaningful relationships with our business partners.

✓

Energized Ventas’ brand recognition through engagement with organizations, events and media, creating extended visibility for our company in the healthcare, corporate (including sustainability) and philanthropic communities through leadership roles in the Real Estate Roundtable, speaking engagements, Business Council Membership, media appearances and interviews.

✓

Earned exceptional leadership recognition from Harvard Business review (top 100 CEOs globally; one of two women overall and one of 30 to be featured three years in a row), Modern Healthcare (top 100 people in Healthcare, top 25 women in Healthcare), and Institutional Investor REIT “All America” management teams (top three among REIT CEOs) for the fifth time, and named one of the 100 Most Powerful Women in the World by Forbes.

Robert F. Probst	✓	Met or exceeded financial metrics guidance and delivered 5% FFO growth on a significantly improved balance sheet.
✓

Developed and executed highly effective and efficient capital markets strategy, including the issuance of over $2 billion in efficient long-term capital raises, including $1.3 billion in equity and $850 million in long-term debt at attractive rates.

✓

Drove senior housing operational and portfolio strategy, including beneficial renegotiation of agreements, enhancing analytical tools, accelerating pricing and identifying strategic redevelopment projects.

	✓	Enhanced capital markets efficiency and effectiveness by tightening and streamlining risk management procedures to meet established capital structure and liquidity benchmarks.
	✓	Built enhanced finance function, including improved financial reporting and controls via integrated accounting team and other process improvements and efficiencies.
	✓	Upgraded Financial Planning and Analysis processes and systems by improving forecasting and review procedures and increasing pipeline visibility.
	✓	Expanded debt and equity investor relations efforts through non-deal roadshows, presentations and increased outreach to generalist investors.

Todd W. Lillibridge	✓	Active and effective management of the majority of our growing MOB portfolio while reducing operating costs and controlling corporate headcount.
	✓	Refined MOB segmentation strategy to identify opportunities and optimize human and capital allocation.
	✓	Successful integration of HCT assets.
	✓	Drove significant improvement in forward-looking data analytics.
	✓	Continued to serve as an active member in the Ardent board of directors.
	✓	Enhanced redevelopment planning and strategy.
	✓	Improved training and development of team talent and key leaders.
✓

Implemented and refined Client Relationship Management Plan and customer-focused training program to improve segment performance and grow existing relationships, including through participation in numerous healthcare conferences.

2017 Proxy Statement	40

T. Richard Riney	✓

Expertly managed legal negotiations, documentation and due diligence for the Wexford transaction, the commitment of $2.6 billion of investments in 2016, the restructuring of management and leasing agreements and the issuance of over $2 billion in efficient long-term capital raises.

	✓	Provided outstanding leadership of our triple-net lease business and drove superior same-store cash NOI growth.
	✓	Completed efficient restructuring of triple-net lease department, improved training programs and focused efforts on developing best-in-class customer service.
	✓	Enhanced organizational efficiency and effectiveness by improving processes for tracking and managing Legal budget and increasing integration efforts across Company departments.
	✓	Continued to focus on Company-wide integrity, compliance and risk mitigation initiatives, including rollout of enhanced employee ethics training and improved enterprise risk management programs.
	✓	Achieved a positive outcome for the Ernst & Young independence matter.

John D. Cobb	✓	Led team through investments of $2.6 billion in accretive, attractive investments, including entry into the life sciences sector.
	✓	Played a key role in sourcing and completing Wexford transaction on an accelerated timeline.
	✓	Assumed responsibility for and led effective disposition process, resulting in over $600 million in profitable dispositions and loan repayments in 2016.
	✓	Reorganized origination team and aligned with our capital allocation strategy.
	✓	Expanded underwriting team and enhanced functionality.
	✓	Developed and strengthened relationships with our operators to implement mutually beneficial agreements and drive superior results.
	✓	Provided significant value to other Company departments on a collaborative basis regarding critical Company matters.
	✓	Led the Louisville office move.

Earned Awards.  Based on the performance summarized above, in January 2017, our Compensation Board Members approved 2016 cash incentive awards at the target level or between the target and maximum levels, ranging from 100% to 149% of our Named Executive Officers’ respective target award opportunities, as set forth in the table below:

Named Executive Officer	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Payout
Debra A. Cafaro	$ 1,290,000	$ 2,150,000	$ 3,870,000	$ 3,196,190
Robert F. Probst	740,000	1,036,000	1,480,000	1,289,228
Todd W. Lillibridge	617,500	864,500	1,235,000	864,369
T. Richard Riney	676,250	946,750	1,352,500	1,178,163
John D. Cobb	676,250	946,750	1,352,500	1,216,033

The dollar value of each Named Executive Officer’s award is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table.

2017 Award Opportunities.  In January 2017, our Compensation Board Members approved the 2017 annual cash incentive award opportunities for our Named Executive Officers. The 2017 annual cash incentive award opportunities as a percentage of base salary for all Named Executive Officers remained unchanged from 2016 opportunities.

A new Liquidity Coverage Ratio metric has been approved for use in the 2017 annual cash incentive award program, weighted at 15% of the overall award opportunity. The existing Normalized FFO per Share, Fixed Charge Coverage and Individual Performance metrics, weighted at 40%, 10% and 35%, respectively, remain in use for 2017. Liquidity Coverage Ratio was added to further incentivize the Company to increase its sources of capital to position the Company to succeed in a period of greater market uncertainty and volatility and to promote continued responsible FFO growth with an eye to risk mitigation. This metric is also consistent with how credit rating agencies evaluate our business and therefore illustrates our continued commitment to focus on creditworthiness.

Long-Term Equity Incentive Compensation — Opportunities, Measures and Performance

Our Compensation Committee believes that a substantial portion of each Named Executive Officer’s

2017 Proxy Statement	41

compensation should be in the form of long-term equity incentive compensation. While the annual cash incentive plan rewards management actions that positively impact short- and mid-term performance, equity incentive awards encourage management to create and sustain stockholder value over longer periods because their value is directly attributable to changes in the price of our common stock over time. In addition, equity awards promote management retention because their full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years. At the beginning of each performance year, our Compensation Board Members approve specific performance measures, goals and weightings and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.

Unlike other companies that grant equity awards on a prospective basis prior to performance (which is then earned at a higher or lower level based on future performance), our long-term equity incentive plan for 2016 was retrospective in nature, such that equity awards were granted following the satisfaction of specified performance goals and represent final payouts/value. Similar to our annual cash incentive awards, the grant and value of our long-term equity incentive awards were approved at the beginning of each fiscal year and determined solely by performance achieved through the preceding fiscal year. If the threshold performance has not been achieved with respect to a performance goal for a particular performance period, the portion of the long-term equity incentive awards based on that performance goal is not granted for that period. Therefore, at the time of their grant, our long-term equity incentive awards for 2016 have been fully earned and are not subject to additional performance-based vesting requirements or upward or downward adjustments in amount. Although these awards do vest over multiple years to provide additional retention benefits and create greater alignment with stockholders, our Compensation Board Members believe that the imposition of additional future performance-based vesting requirements for these awards would be inequitable and hinder the competitiveness of our executive compensation program. Because of the retrospective nature of our 2016 Plan and the SEC’s disclosure rules, the 2016 long-term equity incentive awards granted to our Named Executive Officers do not appear in the 2016 Summary Compensation Table, but will be reflected in next year’s Summary Compensation Table as restricted stock and stock option awards granted in 2017.

2017 Awards Earned Based on 2016 Performance

2017 Proxy Statement	42

Award Opportunities. In December 2015, our Compensation Board Members approved the 2016 long-term equity incentive award opportunities for our Named Executive Officers. The 2016 long-term equity incentive award opportunities for Ms. Cafaro and Messrs. Probst, Riney and Cobb remained unchanged from their opportunities as of the end of 2015. Mr. Lillibridge received an increase to his long-term equity incentive award opportunity by 75 basis points at each of the threshold (from 200% to 275%), target (from 275% to 350%) and maximum (from 350% to 425%) levels, effective as of January 1, 2016, as part of an overall strategy to target total direct compensation at approximately the market median and to provide attractive variable incentive compensation opportunities for outperformance.

At the target levels shown above, each Named Executive Officer’s 2016 target total direct compensation was positioned near or slightly below the market median of the Comparable Companies. Ms. Cafaro’s long-term equity incentive structure has greater leverage and a wider range of outcomes than the structures of our other Named Executive Officers in support of the view that our Chief Executive Officer’s compensation should be even more closely aligned with stockholders than our other executive officers.

Performance Goals and Level of Attainment. Below is a summary of the 2016 Plan measures and goals approved by our Compensation Board Members for 2016, the relative weighting for each performance measure, the reasons we consider each performance measure to be an important component of our pay-for-performance philosophy, and our results with respect to those measures and goals. These goals were approved by our Compensation Board Members. Although our Compensation Board Members retain discretion to determine overall performance under the qualitative portion of our long-term equity incentive plan, many of the specific performance factors are evaluated based on objective, quantifiable measures. Our Compensation Board Members believed that this 50/50 split between formulaic measures and a qualitative evaluation of performance, and the ability to use their discretion in assessing each Named Executive Officer’s contribution to our success in preserving long-term stockholder value within acceptable risk levels, provided the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking. For future performance periods, they will continue to evaluate our long-term equity incentive plan in the context of our overall executive compensation program, our business needs and feedback from our stockholders.

In the first quarter of the year following the performance year, each Named Executive Officer’s performance is carefully evaluated with respect to the applicable pre-established measures and goals in the context of the macroeconomic environment and conditions in the healthcare REIT industry to determine the earned value of the individual’s long-term equity incentive award, if any, within the established award opportunity range.

2017 Proxy Statement	43

One-Year Relative TSR

Our TSR for the one-year period ended December 31, 2016 (based on a trailing 20-day average)

relative to the TSR of the Comparable Companies (which operate in various sectors) for the same period

Weighting: 15%

Goals:

Threshold	25th percentile

Target	50th percentile

Maximum	75th percentile

Why does this measure matter?  TSR is the most direct measure of our creation and preservation of stockholder value. By relying on a relative measure of our TSR performance, our Board mitigates the impact of broader market or industry trends that do not directly reflect our actual performance.

Result:  Maximum Performance. For the year ended December 31, 2016 (based on a trailing 20-day average), our TSR of 18.1% ranked us 3rd among the Comparable Companies (87th percentile), resulting in maximum payout.

Three-Year Relative TSR

Our TSR for the three-year period ended December 31, 2016 (based on a trailing 20-day average)

relative to the TSR of the Comparable Companies (which operate in various sectors) for the same period

Weighting: 20%

Goals:

Threshold	25th percentile

Target	50th percentile

Maximum	75th percentile

Why does this measure matter?  Same as for one-year TSR, but we place greater weight on three-year TSR performance to reflect our focus on long-term stockholder value and mitigate the impact of temporary fluctuations in our stock price that are not present over longer time periods.

Result:  Between Target and Maximum Performance. For the three-year period ended December 31, 2016 (based on a trailing 20-day average), our compound annual TSR of 12.5% ranked us 5th among the Comparable Companies (73rd percentile), resulting in between target and maximum payout.

Net Debt to EBITDA (Year End)

Net debt to adjusted pro forma EBITDA as of December 31, 2016

Weighting: 15%

Goals:

Threshold	6.30x

Target	6.10x

Maximum	5.90x

Why does this measure matter?  Net debt to adjusted pro forma EBITDA reflects the strength of our balance

2017 Proxy Statement	44

sheet and our ability to generate sufficient cash flow earnings to meet our debt obligations. Our commitment to financial strength and flexibility—of which net debt to adjusted pro forma EBITDA is a key measure and an important element of our comprehensive risk management program—is especially important for REITs, which are required to distribute to stockholders a substantial portion of their annual taxable net income. By maintaining such financial strength, we are able to preserve and enhance stockholder value. First, during recessionary economic cycles or other impacts to our EBITDA, a strong net debt to adjusted pro forma EBITDA enables us to weather downturns and continue to meet our debt obligations without impairing stockholder capital through dilutive equity offerings or distressed asset sales. In addition, this financial strength enables us to create stockholder value by enabling us to be opportunistic as we continue to execute on our acquisition and investment strategy. It also enables us to maintain a strong BBB or better credit rating, which enhances our cost of capital (a critical component of our continued investment strategy) and provides us with more consistent access to the debt capital markets even during periods of capital market disruption. We seek to maintain a strong net debt to adjusted pro forma EBITDA ratio, while avoiding suboptimal capitalization from an unnecessarily low ratio. This measure is balanced with our normalized FFO/share growth metric to incent prudent growth while managing risk. Over the past three years (since net debt to adjusted pro forma EBITDA has been used as a long-term incentive measure), our performance has varied compared to the peer group median, which is consistent with actual payouts both above and below target.

Result:  Exceeded Maximum Performance. As of December 31, 2016, our net debt to adjusted pro forma EBITDA was 5.7x.

Qualitative Evaluation of Specified Objectives

Qualitative evaluation of specified financial, operational and strategic objectives subject to the Compensation Committee’s and independent Board members’ discretion

Weighting: 50%

2016 Performance Factors:

Individual Performance
Same-Store Cash Flow Growth
Capital Allocation/Value Creating Investments
Building a Hospital Business
Effective Balance Sheet Management and Efficient Capital Markets Execution
Organizational Efficiency and Effectiveness
Values, Reputation and Industry Leadership
Enhanced Investor Messaging and Communication

Why do these measures matter? Focus areas are selected to drive long-term stockholder value and discourage excessive risk-taking with the ability to recognize individual contributions.

Result:  Between Target and Maximum Performance. Our Compensation Board Members evaluated our performance with respect to the specified objectives and other factors described below. After adjustments to reflect individual contributions, our Compensation Board Members determined that each Named Executive Officer achieved between target and maximum performance under the qualitative portion of our 2016 Plan.

In their qualitative evaluation, our Compensation Board Members did not assign a specific weight to any single factor, but recognized that we delivered excellent TSR and strategic and operating performance, including 5% FFO growth, 2.7% same-store cash flow growth and a strengthened balance sheet. In addition to these factors, our Compensation Committee and Board considered all of the factors established under the 2016 Plan and other relevant factors and placed the greatest significance on our:

2017 Proxy Statement	45

✓	Same-Store Cash Flow Growth: Delivery of 2.7% same-store cash flow growth;

✓	Capital Allocation & Building a Hospital Business: Value Creating Investments and Dispositions:

✓

Accretive, diversifying investments, including our $1.5 billion acquisition of high-quality life science, innovation and medical real estate assets leased by leading universities, academic medical centers and research companies, and commitments to selective developments and redevelopments;

✓	Building out our hospital platform by making a commitment to fund Ardent’s acquisition of LHP, making Ardent a $3 billion revenue company operating in 6 states;

✓	Continuing to improve and enhance our portfolio by agreeing to sell $700 million skilled nursing facilities at a premium 7% cash yield;

✓	Accelerating our capital recycling program by completing over $600 million in profitable sales of non-strategic assets and receiving loan repayments;

✓

Effective Balance Sheet Management and Efficient Capital Markets Execution: Completion of over $2 billion in efficient long-term capital raises, including $1.3 billion in equity and $850 million in long-term debt at attractive rates and strengthening our balance sheet by improving our net debt to adjusted pro forma EBITDA ratio from 6.1x to 5.7x and achieving fixed charge coverage of 4.8x;

✓	Organizational Efficiency and Effectiveness: Focused realignment of selected departments, process improvements, technology solutions and other efficiencies;

✓	Values, Reputation and Industry Leadership:

✓

Ownership of an industry-leading portfolio of 30 LEED Certified buildings (150% increase from 2015 to 2016), increase in our ownership of ENERGY Star Certified buildings to 70 and receipt of numerous awards and recognitions during the year in REIT space, healthcare industry and among global corporations, including representation in the FTSE4GOOD Sustainability Index Series and MSCI Global Sustainability Index;

✓	Enhanced Ventas’ brand recognition through various media appearances, speaking engagements by senior Ventas executives and receipt of awards;

✓	Ventas Charitable Foundation contributed to 119 organizations in 2016, including support of the Greater Chicago Food Depository’s mission to end senior hunger;

✓	Enhanced Investor Messaging and Communication:

✓	Expanded investor relations efforts through non-deal roadshows, presentations and increased outreach to generalist investors; and

✓

Entering into innovative, mutually beneficial arrangements with customers to help them achieve their goals while creating value for Ventas, including with Sunrise Senior Living, Kindred Healthcare, Capital Senior Living and Brookdale Senior Living.

Award Amounts. Based on the performance summarized above, in January 2017, our Compensation Board Members approved 2016 long-term equity incentive awards between the target and maximum levels, ranging from 116% to 137% of our Named Executive Officers’ respective target award opportunities, as set forth in the following table:

2017 Proxy Statement	46

Named Executive Officer	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Payout
Debra A. Cafaro	$ 4,300,000	$ 6,450,000	$ 9,137,500	$ 8,825,750
Robert F. Probst	1,628,000	2,072,000	2,516,000	2,434,896
Todd W. Lillibridge	1,358,500	1,729,000	2,099,500	2,002,182
T. Richard Riney	1,487,750	1,893,500	2,299,250	2,225,133
John D. Cobb	1,487,750	1,893,500	2,299,250	2,265,708

The dollar value of each Named Executive Officer’s equity award for 2016 performance will be reported as 2017 compensation in the “Stock Awards” and “Option Awards” columns of the 2017 Summary Compensation Table in next year’s proxy statement.

Form of Awards. The long-term incentive compensation granted to our Named Executive Officers for 2016 consisted of equity awards in the form of stock options (40%) and shares of restricted stock (60%) granted pursuant to our 2012 Incentive Plan. Our Compensation Committee believes that restricted stock, which is the most prevalent form of long-term equity incentive compensation among the Comparable Companies, provides a strong incentive to create and preserve long-term stockholder value and, therefore, granted the 2016 long-term equity incentive awards 60% in the form of restricted stock. The shares of restricted stock granted to our Named Executive Officers in January 2017 for 2016 performance vest in three equal annual installments, with the first installment vesting on the date of grant. Shares of restricted stock are granted to our Named Executive Officers (other than the Chief Executive Officer) on the date that our Compensation Committee meets to review our performance and determine the value of the long-term equity incentive awards. Shares of restricted stock are granted to our Chief Executive Officer on the date that the independent members of our Board meet to review and approve the Compensation Committee’s recommendations with respect to the value of the Chief Executive Officer’s long-term equity incentive award. Typically, these meetings of our Compensation Committee and the independent members of our Board are held on the same day.

The mix of equity awards continues to encourage appropriate risk management while creating greater alignment with stockholders. The stock options will vest in three equal installments beginning on the grant date. The stock options have a ten-year term, and the stock option exercise price is the closing price of our common stock on the grant date.

2016 Awards Earned Based on 2015 Performance

Award Opportunities. In December 2014, our Compensation Board Members approved the 2015 long-term equity incentive award opportunities for our Named Executive Officers. Messrs. Probst’s, Lillibridge’s, Riney’s and Cobb’s threshold, target and maximum long-term equity incentive award opportunities, as multiples of their respective base salaries, were increased from 2014 (from 175% to 200%, 250% to 275% and 325% to 350%, respectively) to position their target total direct compensation at the market median for the Comparable Companies. In connection with additions to the duties and responsibilities of Messrs. Probst, Riney and Cobb following the completion of the Spin-off, the Compensation Committee approved increases to such Named Executive Officers’ long-term equity incentive award opportunities by 75 basis points at each of the threshold (from 200% to 275%), target (from 275% to 350%) and maximum (from 350% to 425%) levels, effective as of August 17, 2015. In making such adjustments, the Committee took into account (i) these Named Executive Officers’ increased responsibilities, (ii) cost savings of over $4 million in annual direct compensation costs (on a target basis), even after taking into account the adjustments made to the annual and long-term incentive award opportunities for Messrs. Probst, Riney and Cobb, as a result of the realignment of our executive team, pursuant to which two of our senior executives exited the Company (and were not replaced) following the Spin-off to work at CCP and (iii) the fact that our Named Executive Officers other than the Chief Executive Officer, as a group, were positioned at or slightly below the aggregate market median for target total direct compensation, even after taking into account the adjustments made to the annual and long-term incentive award opportunities for Messrs. Probst, Riney and Cobb.

Ms. Cafaro’s threshold and maximum long-term equity incentive award opportunities, as multiples of her base salary, were increased in December 2014 for 2015 (from 3.60x to 4.00x and 7.50x to 8.50x, respectively) to position her target total direct compensation at the market median for the Comparable Companies and to provide a more similar range of upside and downside opportunity around target. Ms. Cafaro’s target award opportunity remained unchanged.

At the target levels shown above, each Named Executive Officer’s 2015 target total direct compensation was positioned near or slightly below the market median of the Comparable Companies. Ms. Cafaro’s long-term equity incentive structure was developed with greater leverage and a wider range of outcomes than the structures of our other Named Executive Officers in support of the view that our Chief Executive Officer’s compensation should be even more

2017 Proxy Statement	47

closely aligned with stockholders than our other executive officers.

Results and Award Amounts. Long-term equity incentive awards granted generally in the form of restricted stock (60% of award) and stock options (40% of award) to our Named Executive Officers in 2016 for 2015 performance ranged from 72% to 77% of their respective target award opportunities. We achieved approximately threshold performance with respect to the quantitative measures described above that together accounted for 50% of the award opportunity. In regard to the qualitative evaluation of our performance with respect to the financial, operational and strategic objectives described below that accounted for the remaining 50% of the award opportunity, we achieved between target and maximum performance overall based on our excellent strategic and operating performance, including industry-leading FFO growth, same-store cash flow growth and fixed charge coverage. After adjustments to reflect individual contributions, our Compensation Board Members determined that each Named Executive Officer achieved between target and maximum performance under the qualitative portion of our 2015 long-term equity incentive plan. The restricted stock awards vest in equal one-third annual installments beginning on the date of grant. The stock option awards were granted and vest in accordance with the following schedule:

Grant Date	First Vesting Date	Second Vesting Date	Third Vesting Date
January 27, 2016	January 27, 2016	January 27, 2017	January 27, 2018
May 4, 2016	May 4, 2016	January 27, 2017	January 27, 2018
August 3, 2016	August 3, 2016	January 27, 2017	January 27, 2018
November 2, 2016	November 2, 2016	January 27, 2017	January 27, 2018

The dollar value of each Named Executive Officer’s equity award for 2015 performance is reported as 2016 compensation, as set forth in the “Stock Awards” and “Option Awards” columns of the 2016 Summary Compensation Table.

Going Forward: Responsive Redesign of Long-Term Incentive Compensation

As summarized above in the section entitled, “Responsive Redesign Following 2016 Advisory Vote on Executive Compensation and Stockholder Outreach,” at our 2016 Annual Meeting of Stockholders, holders of 68% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation. This vote reflected continued support of our executive compensation program by a significant majority of our stockholders, but also represented a decline from the very strong levels of support we received for our executive compensation in prior years (95% in 2015 and 90% in 2014). Following the 2016 Annual Meeting, our Compensation Board Members continued to evaluate our overall executive compensation program.

After soliciting and carefully considering feedback from our largest stockholders, the Compensation Committee adopted a responsive and completely-redesigned long-term equity incentive program, which will begin with the 2017 compensation cycle. This new program responds directly to the feedback provided by investors in our stockholder engagement process and further emphasizes our commitment to aligning pay and performance, retaining and motivating talented executives and rewarding superior performance without incentivizing undue risk-taking. In addition, the new program is consistent with our overall strategy of targeting the total direct compensation of our Named Executive Officers at approximately the market median, subject to adjustment based on the unique skills, expertise and individual contributions of each Named Executive Officer. The key features of the new 2017 program are summarized below.

2017 Proxy Statement	48

2017 Proxy Statement	49

✓                          Forward-Looking Rather than Retrospective. The new 2017 long-term incentive compensation program will be prospective instead of retrospective. Performance-based awards will be earned at a higher or lower level based on future performance, rather than being granted following the satisfaction of specified performance goals.

✓                          Removal of Qualitative or Discretionary Goals. Qualitative or discretionary goals, which comprised 50% of the award opportunity under the prior program, have been completely eliminated.

✓                          Longer Measurement Period. We have removed all one-year performance periods and moved to all three-year performance periods for performance-based awards.

✓                          Increase in Performance-Based Component. Under the new 2017 program, the aggregate target award value for each Named Executive Officer will be allocated such that 60% of the value is performance-based, in the form of pRSUs and 40% of the value is time-based RSUs.

✓                          Balanced Mix of Performance Metrics.

✓                          42.5% of the overall award opportunity under the new 2017 program (and 70.8% of the pRSU award component) may be earned based on two relative TSR metrics (whereas previously, relative TSR metrics were weighted 35% overall): (a) the Company’s relative TSR as compared against the MSCI REIT Index over the three-year performance period beginning on January 1 of the applicable grant year, comprising 25% of the overall award opportunity and 41.7% of the pRSU component, and (b) the Company’s relative TSR as compared against the FTSE NAREIT Equity Health Care Index over the three-year performance period beginning on January 1 of the applicable grant year, comprising 17.5% of the overall award opportunity and 29.2% of the pRSU component.

✓                          Consistent with our investors’ strong preference for the maintenance of a risk mitigation metric, 17.5% of the overall award opportunity (and 29.2% of the pRSU component) may be earned based on the three-year average of the ratio of the Company’s net debt to adjusted pro forma EBITDA.

✓                          Elimination of Stock Option Component; Longer Time-Based Vesting Period. Stock options have been completely eliminated under the new 2017 program. Time-based RSUs will vest in equal installments on each of the first three anniversaries of the grant date to promote retention, generally subject to the Named Executive Officer’s continued employment with the Company on each such date. Unlike the prior program, no portion of the RSUs will be vested as of the grant date.

✓                          Double-Trigger Vesting. All awards granted under the new 2017 program are subject to double-trigger vesting upon the consummation of a change of control.

In January 2017, as part of the complete redesign of our long-term incentive program and an overall strategy to target the total direct compensation of our Named Executive Officers’ approximately to the median of our peer group, our Compensation Board Members evaluated the annual cash incentive and long-term equity incentive award opportunities for our Named Executive Officers. The Compensation Committee and Board, as applicable, did not adjust short-term incentive award opportunities for any Named Executive Officers, but determined that the long-term equity incentive award opportunities should be modified to achieve the goals described above.

The range of pRSU payouts is 0% - 220% of target for Ms. Cafaro and 0% - 180% for the other Named Executive Officers. Ms. Cafaro received pRSUs with a target award opportunity of 434% of her base salary with threshold and maximum award opportunities of 33% of target and 220% of target, respectively. Each Named Executive Officer other than Ms. Cafaro received pRSUs with target award opportunities ranging from 200% - 250% of their base salaries, with threshold and maximum award opportunities of 40% of target and 180% of target, respectively. Dividends will be accrued on pRSU awards and will be paid if and to the extent pRSUs are earned and ultimately pay out to award recipients.

The grant date value of the time-based RSU component was equal to 289% of Ms. Cafaro’s base salary and ranged from 144% to 170% of each other Named Executive Officer’s base salary. As a transition between our prior and new 2017 long-term equity incentive programs and to partially mitigate the impact of a reduction in the realized pay for our Named Executive Officers in 2018 and 2019 resulting from the transition from a backward-looking long-term equity incentive plan to a forward-looking plan because the new forward-looking awards do not pay out, if at all, until 2020,

2017 Proxy Statement	50

certain of our Named Executive Officers received one-time RSU transition awards. Ms. Cafaro received a one-time RSU transition award grant equal to approximately 51% of the value of her regular target annual long-term equity incentive award under the redesigned plan. Messrs. Probst, Cobb and Riney received one-time RSU transition award grants ranging from 57% to 59% of the value of each individual’s regular target annual long-term equity incentive award under the redesigned plan. One third of the RSUs will vest on the first anniversary of the grant date and the remaining two thirds will vest on the second anniversary of the grant date, generally subject to the Named Executive Officer’s continued employment with the Company on each such date. These one-time transition awards were designed to partially mitigate the equity vesting gap that will occur in 2018 and 2019 as a result of our transition to a forward-looking long-term equity incentive plan and to enhance retention among certain of our Named Executive Officers, while carefully managing the overall level of our equity awards to be responsive to our investors and ensure continued pay for performance alignment in accordance with our compensation philosophy. The Compensation Committee does not view these awards as a continuing feature of the long-term incentive plan.

Other Changes Made in Response to Investor Feedback. In addition to the aforementioned changes we made to our long-term incentive compensation program in response to investor feedback, we also implemented the following governance enhancements in 2017:

✓                          Increase in CEO Share Ownership Requirement. The minimum share ownership requirement for our Chief Executive Officer has been increased to a multiple of six times her base salary from a multiple of five times her base salary, as described below under “Minimum Share Ownership Guidelines for Executive Officers.”

✓                          Voluntary Adoption of Proxy Access.  In January 2017, our Board amended and restated our bylaws to add a proxy access bylaw. Subject to certain requirements, a stockholder, or group of up to 20 stockholders, owning three percent or more of our outstanding common stock continuously for at least three years, may nominate and require us to include in our proxy materials for an annual meeting of stockholders director candidates constituting up to 20% of the Board, rounding down to the nearest whole number, but not less than two directors.

Other Benefits and Perquisites

Our executive compensation program focuses on the elements described above, with extremely limited provision of perquisites. Our Named Executive Officers are generally eligible to participate in the same benefit programs that we offer to other employees, which in 2016, included the following:

✓                          health, dental and vision insurance (of which we paid 90% of the premium in 2016);

✓                          short-term disability, long-term disability and life insurance coverage (at no cost to the employee); and

✓                          participation in a 401(k) plan (to which we made matching contributions up to 3.5% of the employee’s base salary, up to the federal limit, in 2016).

We believe these benefits are competitive with overall market practices. In addition, we provide certain limited perquisites and other benefits to attract and retain superior employees for key positions. The only benefit provided to our Named Executive Officers in 2016 that was not otherwise available to all employees consisted of legacy supplemental disability and life insurance coverage, including reimbursement for taxes relating to that life insurance coverage, for Ms. Cafaro. Our Compensation Committee periodically reviews the perquisites and other personal benefits provided to each Named Executive Officer and has determined that they are consistent with current market practice. Except for the eligibility to participate in, and our matching contributions to, the 401(k) plan, as described above, we do not provide our Named Executive Officers with any retirement benefits.

Severance Benefits

Our Named Executive Officers are entitled to receive severance benefits under existing agreements upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). Generally, these severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.

None of our executive officers are entitled to severance benefits solely upon a change of control of our company.

2017 Proxy Statement	51

Moreover, our Chief Executive Officer is not entitled to any tax gross-ups with respect to payments made in connection with a change of control. Although a long-standing legacy arrangement with Mr. Riney provides a tax gross-up with respect to payments made in connection with a change of control, no such gross-up payment would have been payable to him under the scenarios and assumptions presented under “Potential Payments Upon Termination or Change of Control” in this Proxy Statement. At the time we entered into this arrangement with Mr. Riney, our Compensation Committee considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain Mr. Riney and, based on the market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then-current competitive market practices. Our Employee Protection and Non-Competition Agreements with Messrs. Probst, Lillibridge and Cobb do not provide for any tax gross-up payments in connection with a change of control.

In 2013, consistent with our commitment to strong corporate governance and responsiveness to our stockholders, our Board adopted a policy against tax gross-up arrangements, which formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each Named Executive Officer other than our Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs, our Compensation Committee retains flexibility to make compensation decisions that do not meet the requirements for deductibility under Section 162(m) when it considers it appropriate or necessary to do so. In addition, due to ambiguities and uncertainties as to the interpretation and application of Section 162(m) of the Code, no assurances can be given that compensation would satisfy the requirements for deductibility under Section 162(m), even if intended to do so. Accordingly, our Compensation Committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m).

Voluntary Adoption of Proxy Access

In January 2017, our Board voluntarily amended and restated our bylaws to add a proxy access bylaw. Subject to certain requirements, a stockholder, or group of up to 20 stockholders, owning three percent or more of our outstanding common stock continuously for at least three years, may nominate and require us to include in our proxy materials for an annual meeting of stockholders director candidates constituting up to 20% of the Board, rounding down to the nearest whole number, but not less than two directors.

Minimum Share Ownership Guidelines for Executive Officers

Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple (six times, in the case of the Chief Executive Officer (previously five times until increasing in January 2017), and three times, in the case of all other executive officers) of his or her base salary at the time his or her compliance with the guidelines is evaluated. Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines and, until that time, must retain at least 60% of the shares of our common stock granted to the executive officer or purchased by the executive officer through the exercise of stock options. The independent members of our Board annually review each executive officer’s compliance with the guidelines as of July 1. All of our executive officers are currently in compliance with the minimum share ownership guidelines. Except as described above, our minimum share ownership guidelines and our 2012 Incentive Plan do not specify a minimum holding period for stock options, restricted stock or other equity grants.

Recoupment Policy

The Board has adopted a Policy for Recoupment of Incentive Compensation that allows us to recapture amounts paid to our executive officers under certain circumstances. Under this policy, our Compensation Committee may require an executive officer to repay all or a portion of any excess cash or equity incentive compensation he or she received during the preceding three-year period if the incentive compensation was based on achieving certain financial results that were later required to be restated due to our material noncompliance with any financial reporting requirement.

Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review our recoupment policy and make any changes necessary to comply with the final rules.

2017 Proxy Statement	52

Anti-Hedging and Pledging Policy

Our Securities Trading Policy prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the approval of our Audit Committee. No executive officer or director pledged or held our securities in margin accounts at any time during 2016.

2017 Proxy Statement	53

Compensation Tables

2016 Summary Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, each of our Named Executive Officers during 2016, 2015 and 2014 (except for Mr. Cobb, who was not a Named Executive Officer in 2014), which includes equity incentive awards granted in each such year that were earned for performance in 2015, 2014 and 2013, respectively (for more information regarding the total direct compensation earned by our Named Executive Officers for 2016 performance, see “Compensation Discussion and Analysis—Executive Summary” above):

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Debra A. Cafaro	2016	$1,075,000	$ 2,918,592	$ 2,415,093	$ 3,196,190	$61,148	$9,666,023
Chairman of the Board and Chief Executive Officer	2015	1,075,000	4,353,197	1,865,572	3,569,000	60,941	10,923,710
	2014	1,050,000	3,622,819	1,552,506	3,780,000	60,518	10,065,843
Robert F. Probst	2016	592,000	791,466	654,928	1,289,228	9,369	3,336,991
Executive Vice President and Chief Financial Officer	2015	575,000	300,512	128,823	1,337,249	9,379	2,350,963
	2014	103,973	999,946	—	323,438	1,485	1,428,842
Todd W. Lillibridge	2016	494,000	572,272	473,548	864,369	9,369	2,413,558
Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	2015	479,900	837,455	358,902	738,801	11,059	2,426,117
	2014	461,400	611,688	262,132	1,004,929	14,580	2,354,729

T. Richard Riney	2016	541,000	699,808	579,090	1,178,163	9,369	3,007,430
Executive Vice President, Chief Administrative Officer, General Counsel and Ethics and Compliance Officer	2015	525,600	908,587	389,378	1,185,570	9,379	3,018,514
	2014	500,580	688,134	294,894	1,126,305	9,672	2,619,585

John D. Cobb	2016	541,000	730,522	604,494	1,216,033	9,369	3,101,418
Executive Vice President and Chief Investment Officer	2015	525,000	1,907,422	388,927	1,230,154	9,379	4,060,882

(1)       The amounts shown in the Stock Awards and Option Awards columns reflect the full grant date fair value of the restricted stock and stock options granted to our Named Executive Officers in 2016, 2015 and 2014 for performance in 2015, 2014 and 2013, respectively, calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in the 2016 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2016 Grants of Plan-Based Awards Table and 2016 Outstanding Equity Awards at Fiscal Year-End Table in this Proxy Statement. In accordance with SEC rules, restricted stock and stock options granted in 2017 to our Named Executive Officers for 2016 performance are not shown in the 2016 Summary Compensation Table but will be shown in the 2017 Summary Compensation Table.

(2)       The amounts shown in the Non-Equity Incentive Plan Compensation column reflect annual cash incentive awards earned by our Named Executive Officers for performance in 2016, 2015 and 2014.

(3)       The amounts shown in the All Other Compensation column for 2016 include supplemental disability insurance premiums (in the amount of $46,848) and supplemental life insurance premiums paid on behalf of Ms. Cafaro; group term life insurance premiums paid on behalf of our Named Executive Officers; reimbursement for the payment of taxes relating to such group term life insurance for Ms. Cafaro (in the amount of $1,520); and our matching contributions to the Named Executive Officers’ 401(k) plan accounts (in the amount of $9,275 for each Named Executive Officer).

2017 Proxy Statement	54

2016 Grants of Plan-Based Awards Table

The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2016:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Units(1) (#)	Options(2) (#)	Awards(3) ($/Sh)	Awards(4) ($)
Debra A. Cafaro	—	(5)	$ 1,290,000	$2,150,000	$ 3,870,000	—	—	$ —	$ —
	1/27/2016	(6)	—	—	—	54,259	—	—	2,918,592
	1/27/2016	(6)					123,870	53.79	486,437
	5/4/2016	(6)					123,870	65.45	611,918
	8/3/2016	(6)					123,870	73.71	696,149
	11/2/2016	(6)	—	—	—	—	123,870	63.24	620,589
Robert F. Probst	—	(5)	740,000	1,036,000	1,480,000	—	—	—	—
	1/27/2016	(6)	—	—	—	14,714	—	—	791,466
	1/27/2016	(6)					33,592	53.79	131,916
	5/4/2016	(6)					33,591	65.45	165,940
	8/3/2016	(6)					33,591	73.71	188,781
	11/2/2016	(6)	—	—	—	—	33,591	63.24	168,291
Todd W. Lillibridge	—	(5)	617,500	864,500	1,235,000	—	—	—	—
	1/27/2016	(6)	—	—	—	10,639	—	—	572,272
	1/27/2016	(6)					24,289	53.79	95,383
	5/4/2016	(6)					24,288	65.45	119,983
	8/3/2016	(6)					24,288	73.71	136,499
	11/2/2016	(6)	—	—	—	—	24,288	63.24	121,683
T. Richard Riney	—	(5)	676,250	946,750	1,352,500	—	—	—	—
	1/27/2016	(6)	—	—	—	13,010	—	—	699,808
	1/27/2016	(6)					29,702	53.79	116,640
	5/4/2016	(6)					29,702	65.45	146,728
	8/3/2016	(6)					29,701	73.71	166,920
	11/2/2016	(6)	—	—	—	—	29,701	63.24	148,802
John D. Cobb	—	(5)	676,250	946,750	1,352,500	—	—	—	—
	1/27/2016	(6)	—	—	—	13,581	—	—	730,522
	1/27/2016	(6)					31,005	53.79	121,757
	5/4/2016	(6)					31,005	65.45	153,165
	8/3/2016	(6)					31,004	73.71	174,242
	11/2/2016	(6)	—	—	—	—	31,004	63.24	155,330

(1)          The amounts shown reflect shares of restricted stock granted to our Named Executive Officers which were earned based solely on 2015 performance. These shares have an additional time-based vesting requirement and vest in three equal annual installments, with the first installment vesting on the date of grant.

(2)          The amounts shown reflect stock options which were earned based solely on 2015 performance.  These options have an additional time-based vesting requirement and vest in three equal installments, with the first installment vesting on the date of grant, the second installment vesting on January 27, 2017 and the final installment vesting on January 27, 2018.

(3)          The stock option exercise price equals the closing price of our common stock on the date of grant.

(4)          The amounts shown reflect the full grant date fair value of the awards calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in our 2016 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value.

(5)          The amounts shown represent each Named Executive Officer’s threshold, target and maximum annual cash incentive opportunities for performance in 2016. These opportunities were approved by our Compensation Board Members in December 2015. The actual amount of each Named Executive Officer’s award is based on the achievement of certain performance measures as discussed in our CD&A. The annual cash incentive awards earned by our Named Executive Officers for performance in 2016 were paid during the first quarter of 2017. Such earned awards are shown in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table.

(6)          The amounts shown in the table above reflect the actual long-term equity incentive awards granted as restricted stock and stock options to our Named Executive Officers in January 2016 (and, in the case of stock options only since these awards were granted in four equal tranches, May 2016, August 2016 and November 2016), which amounts were determined based solely on 2015 performance against predetermined quantitative and qualitative goals. The range of long-term equity incentive awards that could have been earned in 2016 based on 2015 performance is as follows:

2017 Proxy Statement	55

	2015 LTI Range
	Threshold ($)	Target ($)	Maximum ($)
Ms. Cafaro	4,300,00	6,450,000	9,137,500
Mr. Probst	1,310,685	1,741,935	2,173,185
Mr. Lillibridge	959,800	1,319,725	1,679,650
Mr. Riney	1,198,080	1,592,280	1,986,480
Mr. Cobb	1,196,712	1,590,462	1,984,212

For additional information, please see the “Elements of our Compensation Program—Long-Term Equity Incentive Compensation — Opportunities, Measures and Performance—2016 Awards Earned Based on 2015 Performance” section in the Compensation Discussion and Analysis above.

2017 Proxy Statement	56

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding equity-based awards granted to our Named Executive Officers that were outstanding at December 31, 2016:

	Option Awards (1)				Stock Awards (1)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (2) (#)	Market Value of Shares or Units That Have Not Vested(3) ($)
Debra A. Cafaro	192,830	—	$ 37.51	1/20/2020	—	$ —
	204,248	—	45.00	1/24/2021	—	—
	216,906	—	46.88	1/18/2022	—	—
	208,802	—	55.50	1/23/2023	—	—
	421,756	—	51.85	1/29/2024	—	—
	251,840	125,918	65.94	1/21/2025	—	—
	41,290	82,580	53.79	1/27/2026	—	—
	41,290	82,580	65.45	5/4/2026	—	—
	41,290	82,580	73.71	8/3/2026	—	—
	41,290	82,580	63.24	11/2/2026	—	—
	—	—	—	—	58,179	3,637,351
Robert F. Probst	17,389	8,694	65.94	1/21/2025	—	—
	11,198	22,394	53.79	1/27/2026	—	—
	11,197	22,394	65.45	5/4/2026	—	—
	11,197	22,394	73.71	8/3/2026	—	—
	11,197	22,394	63.24	11/2/2026	—	—
	—	—	—	—	28,955	1,810,267
Todd W. Lillibridge	9,459	—	45.03	1/20/2021	—	—
	29,631	—	46.88	1/18/2022	—	—
	32,058	—	55.50	1/23/2023	—	—
	71,211	—	51.85	1/29/2024	—	—
	48,449	24,224	65.94	1/21/2025	—	—
	8,097	16,192	53.79	1/27/2026	—	—
	8,096	16,192	65.45	5/4/2026	—	—
	8,096	16,192	73.71	8/3/2026	—	—
	8,096	16,192	63.24	11/2/2026	—	—
	—	—	—	—	11,325	708,039
T. Richard Riney	52,563	26,281	65.94	1/21/2025	—	—
	9,901	19,801	53.79	1/27/2026	—	—
	9,901	19,801	65.45	5/4/2026	—	—
	9,901	19,800	73.71	8/3/2026	—	—
	9,901	19,800	63.24	11/2/2026	—	—
	—	—	—	—	13,266	829,390
John D. Cobb	28,724	—	59.21	3/8/2023	—	—
	26,634	—	51.85	1/29/2024	—	—
	52,503	26,250	65.94	1/21/2025	—	—
	10,335	20,670	53.79	1/27/2026	—	—
	10,335	20,670	65.45	5/4/2026	—	—
	10,335	20,669	73.71	8/3/2026	—	—
	10,335	20,669	63.24	11/2/2026	—	—
	—	—	—	—	33,709	2,107,487

(1)          All awards are reported on a post-Spin-off basis in order to reflect the arithmetic adjustment made to outstanding awards as of August 17, 2015, the effective date of the Spin-off, in order to exclude the impact of the Spin-off.

(2)          Outstanding option and restricted stock awards vest in three equal annual installments beginning on the date of grant and outstanding options expire on the tenth anniversary of the date of grant, except for 14,836 shares of restricted stock granted to Mr. Probst on October 27, 2014, which vest in full on the third anniversary of the date of grant. Accordingly, the options and shares of restricted stock shown in these columns

2017 Proxy Statement	57

(awards granted as of December 31, 2016) vest (or have vested) as follows:

		Ms. Cafaro		Mr. Probst		Mr. Lillibridge		Mr. Riney		Mr. Cobb
		Options	Shares	Options	Shares	Options	Shares	Options	Shares	Options	Shares
2017	January 21	125,918	22,007	8,694	1,519	24,224	4,233	26,281	4,593	26,250	9,642
	January 27	165,160	18,086	44,788	4,905	32,384	3,546	39,602	4,337	41,340	4,527
	March 9										15,013
	October 27				17,627
2018	January 27	165,160	18,086	44,788	4,904	32,384	3,546	39,600	4,336	41,338	4,527

Our Named Executive Officers are generally entitled to dividends paid on unvested shares of restricted stock.

(3)          For purposes of the table, the market value of restricted stock that has not vested is determined by multiplying the number of shares by $62.52, the closing price of our common stock on December 30, 2016.

2017 Proxy Statement	58

2016 Options Exercised and Stock Vested Table

The following table sets forth information regarding the value realized by our Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2016:

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting(2) ($)
Debra A. Cafaro	10,757	404,067	99,727	5,686,572
Robert F. Probst	—	—	6,424	345,866
Todd W. Lillibridge	—	—	11,714	637,003
T. Richard Riney	160,450	3,421,714	13,354	726,044
John D. Cobb	40,000	962,785	19,732	1,074,550

(1)          If a Named Executive Officer used share withholding to pay the exercise price of options or to satisfy the tax obligations with respect to the option exercise or the vesting of restricted stock, the number of shares acquired and the value realized were less than the amounts shown.

(2)          The amounts shown in this column reflect the value of the vested shares based on the closing price of our common stock on the vesting date.

Employment and Severance Agreements with Named Executive Officers

We are party to the following employment and severance agreements with our Named Executive Officers:

✓	a second amended and restated employment agreement with Ms. Cafaro dated March 22, 2011 (the “Cafaro Employment Agreement”);

✓

an offer letter to Mr. Probst dated September 16, 2014, and an employee protection and non-competition agreement with Mr. Probst dated September 16, 2014 (collectively, the “Probst Employee Protection Agreement”);

✓	an employee protection and noncompetition agreement with Mr. Lillibridge dated July 1, 2015 (the “Lillibridge Employee Protection Agreement”);

✓

an amended and restated employment agreement with Mr. Riney dated July 31, 1998, as amended (the “Riney Employment Agreement”), and an amended and restated change-in-control severance agreement with Mr. Riney dated March 22, 2011 (the “Riney Severance Agreement”); and

✓	an employee protection and noncompetition agreement with Mr. Cobb dated October 21, 2013 (the “Cobb Employee Protection Agreement”).

Under these agreements, our Named Executive Officers are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). At the time we entered into each of the agreements, our Compensation Board Members considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, generally based on market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then current competitive market practices. None of the agreements other than the agreement with Mr. Riney provide for any tax gross-up payments in connection with a change of control, and in 2013, consistent with our commitment to strong corporate governance and responsiveness to stockholders, we formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers.

Cafaro Employment Agreement

The Cafaro Employment Agreement provides Ms. Cafaro with an annual base salary of not less than $915,000 and eligibility to participate in our incentive and other employee benefit plans. The Cafaro Employment Agreement also requires that we provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary. Under the Cafaro Employment Agreement, the term of

2017 Proxy Statement	59

Ms. Cafaro’s employment will continue until terminated or the Cafaro Employment Agreement is amended. Upon termination of Ms. Cafaro’s employment for any reason, Ms. Cafaro will be subject to noncompetition and nonsolicitation restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions.

Under the terms of the Cafaro Employment Agreement, Ms. Cafaro is entitled to the benefits summarized below upon the event specified. Under certain circumstances, Ms. Cafaro’s severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon her by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason (In connection with a Change of Control or otherwise)
• Prorated portion of Target Bonus* for the year of termination
• 3x sum of (x) base salary in effect, plus (y) Target Bonus for the year of termination
• Full vesting of all restricted stock, stock options and other performance-related compensation (assuming maximum individual and company performance)
• Continuation of medical, dental, life and disability insurance benefits for two years
• Outplacement services, including executive office space and an executive secretary, for one year following termination, with an aggregate cost not to exceed $50,000

Death/Disability**
• Prorated portion of Target Bonus for the year of termination
• Continuation of medical and dental insurance benefits for two years (disability only)

*          “Cause” means Ms. Cafaro’s: (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of her duties and responsibilities that is directly and materially harmful to our business and reputation and that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Ms. Cafaro and her attorney an opportunity to be heard.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of March 22, 2011, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; (6) any transaction which is reasonably likely to result in our company ceasing to be a REIT; and (7) any other event that the Board determines constitutes an effective Change of Control.

“Good Reason” means the occurrence of any of the following events: (1) a diminution in Ms. Cafaro’s position, authority, duties or responsibilities as Chief Executive Officer (Ms. Cafaro ceasing to be the chief executive officer of a publicly-traded company following a transaction in which we are a participant will constitute a diminution under this clause (1)); (2) a reduction in Ms. Cafaro’s base salary, maximum annual bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites; (3) our requiring Ms. Cafaro to relocate her principal business office to a location more than 30 miles from her existing office; (4) our failure or refusal to comply with any provision of the Cafaro Employment Agreement; (5) certain events of bankruptcy involving our company; and (6) our failure to obtain the assumption of the Cafaro Employment Agreement by any successor to all or substantially all of our business and/or assets.

“Target Bonus” means the greater of (1) the highest bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (2) the full amount of Ms. Cafaro’s annual bonus, assuming maximum individual and company performance, in respect of service for the year of termination.

**      Certain of Ms. Cafaro’s outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, the special equity incentive award granted to Ms. Cafaro on March 22, 2011 specifically provides that it does not vest solely upon a change of control.

Employee Protection Agreements for Messrs. Probst, Lillibridge and Cobb

The Probst Employee Protection Agreement provides Mr. Probst with an initial annual base salary of $575,000, subject to annual review commencing in 2016, and eligibility to participate in our incentive and other employee benefit plans. Upon termination of Messrs. Probst, Lillibridge or Cobb’s (collectively, the “Executives”) employment for any reason, the Executives will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of

2017 Proxy Statement	60

one year, as well as certain confidentiality and nondisparagement restrictions.

Under the terms of the Employee Protection Agreements for the Executives, the Executives are entitled to the benefits summarized below upon the event specified. Under certain circumstances, the Executives’ severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason** (Not in connection with Change of Control)

•                   Lump sum payment (not to exceed $4 million (in the case of Mr. Probst) or $3 million (in the case of Messrs. Lillibridge and Cobb), as adjusted annually beginning in 2015 (in the case of Mr. Probst), 2016 (in the case of Mr. Lillibridge) or 2014 (in the case of Mr. Cobb), to reflect increases in the Consumer Price Index (“CPI”)) equal to the sum of base salary as then in effect and Target Annual Bonus* (in the case of Mr. Probst) or Maximum Annual Bonus* (in the case of Messrs. Lillibridge and Cobb) for the year of termination

• Continuation of medical, dental and vision insurance benefits for up to one year (or lump sum equivalent in cash)
• Pro rata vesting of Mr. Probst’s sign-on equity award and Mr. Lillibridge is credited with one additional year of service for purposes of vesting in restricted stock awards granted prior to 2016

Termination Other Than For Cause or With Good Reason** (Within one year of Change of Control)

•                   Lump sum payment (not to exceed $4 million (in the case of Mr. Probst) or $3 million (in the case of Messrs. Lillibridge and Cobb), as adjusted annually beginning in 2015 (in the case of Mr. Probst), 2016 (in the case of Mr. Lillibridge) or 2014 (in the case of Mr. Cobb), to reflect increases in CPI) equal to 2x (in the case of Mr. Probst) or 2.5x (in the case of Messrs. Lillibridge and Cobb) the sum of base salary as then in effect and Maximum Annual Bonus (in the case of Mr. Probst) or Target Annual Bonus (in the case of Messrs. Lillibridge and Cobb) for the year of termination

• Continuation of medical, dental and vision insurance benefits for up to two years (or lump sum equivalent in cash)

•                   For Mr. Probst only, if a Change of Control would have occurred during the Bridge Period*, at our election, fully vested award of stock or cash, in either case equal to amount by which (i) the prorated portion of Target LTI for 2015 service exceeded (ii) the value of any long-term equity incentive compensation Mr. Probst received for 2015 which was not forfeited because of his termination

• Full vesting of Mr. Probst’s sign-on equity award

Death/Disability **

•                   If the death/disability would have occurred during the Bridge Period, at our election, fully vested award of stock or cash, in either case equal to the amount by which (i) the prorated portion of Target LTI for 2015 service exceeded (ii) the value of any long-term equity incentive compensation Mr. Probst received for 2015 which was not forfeited because of his termination

• Full vesting of Mr. Probst’s sign-on equity award

*        “Bridge Period” means calendar year 2015 and the first two months of calendar year 2016, but prior to the date of grant of long-term equity incentive compensation with respect to calendar year 2015.

“Cause” means the Executive’s: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of duties and responsibilities; (3) willful or intentional material misconduct in the performance of duties; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of September 30, 2013 (in the case of Messrs. Probst and Cobb) or July 1, 2015 (in the case of Mr. Lillibridge), together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; or (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries.

“Good Reason” means the occurrence of any of the following events: (1) a material diminution of the Executive’s position, authority or duties; (2) a material reduction in the Executive’s base salary or Target Annual Bonus opportunity; (3) our requiring the Executive to relocate his principal business office to any location that is more than 30 miles from our current Chicago headquarters; or (4) our failure to cause the assumption of the Employee Protection Agreement by any successor to all or substantially all of our business and/or assets, in each case, that is not cured within 30 days after written notice from the Executive.

2017 Proxy Statement	61

“Maximum Annual Bonus” means the full amount of the Executive’s annual bonus, assuming maximum individual and company performance.

“Target Annual Bonus” means the Executive’s annual bonus, assuming target individual and company performance.

“Target LTI” means the Executive’s long-term equity incentive compensation, assuming target individual and company performance.

**    Certain of the Executives’ outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, the sign-on equity award granted to Mr. Probst on October 27, 2014 specifically provides that they do not vest solely upon a change of control. Instead, the full amount of Mr. Probst’s award will vest upon his termination other than for cause or with good reason within one year of a change of control, and a pro-rata portion of the award will vest upon Mr. Probst’s termination other than for cause or with good reason before the vesting date.

Riney Employment Agreement and Riney Change of Control Severance Agreement

The Riney Employment Agreement provides Mr. Riney with an annual base salary of not less than $137,000 and eligibility to participate in our incentive and other employee benefit plans. The term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by us unless we elect to cease such automatic extension with notice to Mr. Riney. The Riney Employment Agreement will terminate one year following any such notice.

Under the terms of the Riney Employment Agreement and the Riney Severance Agreement, Mr. Riney is entitled to the benefits summarized below upon the event specified. The Riney Employment Agreement and the Riney Severance Agreement provide for a gross-up for any taxes imposed upon him by Section 4999 of the Code, or any similar state or local tax, as a result of any payment or benefits to which he may be entitled under such agreements or any other agreement. Any severance benefits payable to Mr. Riney under the Riney Employment Agreement, including any tax gross-up, cannot be duplicated by any severance benefits payable to Mr. Riney under the Riney Severance Agreement.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• Payment for any excise taxes he may incur as a result of the Change of Control

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control)

•                   Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in CPI) equal to (x) prorated portion of Target Bonus* for the year of termination, plus (y) the sum of base salary as then in effect and Target Bonus for the year of termination

• Credited with one additional year of service for purposes of vesting of restricted stock
• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Termination Other Than For Cause or With Good Reason (Within two years of Change of Control)

•                   Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in CPI) equal to 2x the greater of (a) the sum of (x) base salary and Target Bonus as of the date of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to Mr. Riney for the year of termination, and (b) the sum of (x) base salary and Target Bonus as of the date immediately prior to the effectiveness of the Change of Control, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him for the year in which the date immediately prior to the effectiveness of the Change of Control occurs

• Continuation of medical, dental, life and disability insurance benefits for two years
• Payment for any excise taxes he may incur as a result of the Change of Control

Death/Disability**
• Prorated portion of Target Bonus for the year of termination

*          “Cause” means Mr. Riney’s: (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of his duties and responsibilities that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Mr. Riney and his attorney an opportunity to be heard.

2017 Proxy Statement	62

“Good Reason” means the occurrence of any of the following events: (1) the assignment to Mr. Riney of duties substantially of a non-executive or non-managerial nature; (2) an adverse change in Mr. Riney’s status or position as an executive officer, including as a result of a diminution in his duties and responsibilities (other than a change directly attributable to our ceasing to be a publicly owned company); (3) a reduction in Mr. Riney’s base salary, bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites (which reduction, for purposes of the Riney Employment Agreement, is material); (4) our requiring Mr. Riney to relocate his principal business office to a location more than 30 miles from his existing office; and (5) our failure to obtain the assumption of the Riney Employment Agreement by any successor to all or substantially all of our business or assets, in each case, for purposes of the Riney Employment Agreement, that is not cured within 30 days after written notice from Mr. Riney.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of May 1, 1998, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (6) any other event that the Board determines constitutes an effective Change of Control.

“Target Bonus” means the full amount of bonuses and performance compensation that would be payable to Mr. Riney, assuming satisfaction of all performance criteria on which such bonuses and performance compensation are based, in respect of services for the year of termination.

**    Certain of Mr. Riney’s outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

2017 Proxy Statement	63

Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of:

✓	termination for Cause or without Good Reason;

✓	termination other than for Cause or with Good Reason (“involuntary termination”);

✓	a Change of Control (without any termination of employment);

✓	involuntary termination following a Change of Control; and

✓	death or disability.

The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers assuming the applicable termination and/or Change of Control occurred on December 31, 2016. The actual amounts can be determined only if and when the Named Executive Officer’s employment is terminated or the Change of Control occurs. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or his or her beneficiary. Although our employment and severance agreements with our Named Executive Officers (other than Mr. Riney) contain certain restrictive covenants, including noncompetition and nonsolicitation provisions, no specific value to the company has been ascribed to these covenants in the table.

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
Debra A. Cafaro
Prorated portion of Target Bonus for year of termination(2)	$ —	$ 3,870,000	$ —	$ 3,870,000	$ 3,870,000
Payment equal to multiple of base salary in effect at termination(3)	—	3,225,000	—	3,225,000	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)	—	11,610,000	—	11,610,000	—
Vesting of restricted stock and stock options(4)(5)	—	4,358,274	4,358,274	4,358,274	4,358,274
Continued insurance benefits(6)	—	155,499	—	155,499	49,766
Office space and administrative services	—	50,000	—	50,000	—
Reduction(7)	—	—	—	—	—
Total for Debra A. Cafaro	$ —	$ 23,268,773	$ 4,358,274	$ 23,268,773	$ 8,278,040
Robert F. Probst
Payment equal to multiple of base salary in effect at termination(3)(8)	—	592,000	—	1,184,000	—
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)(8)	—	1,036,000	—	—	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)(9)	—	—	—	2,875,661	—
Vesting of restricted stock and stock options(4)(5)	—	800,387	903,726	2,005,766	2,005,766
Continued insurance benefits(6)	—	25,033	—	50,066	—
Reduction(7)	—	—	—	0	—
Total for Robert F. Probst	$ —	$ 2,453,420	$ 903,726	$ 6,115,493	$ 2,005,766
Todd W. Lillibridge
Payment equal to multiple of base salary in effect at termination(3)(8)	$ —	$ 494,000	$ —	$ 1,235,000	$ —
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)(8)(10)	—	—	—	1,786,886	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	1,235,000	—	—	—

2017 Proxy Statement	64

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
Vesting of restricted stock and stock options(4)(5)	—	264,647	849,395	849,395	849,395
Continued insurance benefits(6)	—	18,620	—	37,241	—
Reduction(7)	—	—	—	—	—
Total for Todd W. Lillibridge	$ —	$ 2,012,267	$ 849,395	$ 3,908,522	$ 849,395
T. Richard Riney
Prorated portion of Target Bonus for year of termination(2)(8)	$ —	$ 1,352,500	$ —	$ —	$ 1,352,500
Payment equal to multiple of base salary in effect at termination(3)(8)	—	541,000	—	1,082,000	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)(8)(11)	—	1,352,500	—	2,434,229	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(12)(13)	—	—	—	0	—
Vesting of restricted stock and stock options(4)(5)	—	558,304	1,002,253	1,002,253	1,002,253
Continued insurance benefits(6)	—	27,490	—	54,980	—
Excise tax gross-up(5)	—	—	—	—	—
Total for T. Richard Riney	$ —	$ 3,831,794	$ 1,002,253	$ 4,573,462	$ 2,354,753
John D. Cobb
Payment equal to multiple of base salary in effect at termination(3)(8)	—	$ 541,000	—	$ 1,352,500	—
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)(8)(14)	—	—	—	1,737,970	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	1,352,500	—	—	—
Vesting of restricted stock and stock options(4)(5)	—	—	2,287,936	2,287,936	2,287,936
Continued insurance benefits(6)	—	25,033	—	50,066	—
Reduction(7)	—	—	—	—	—
Total for John D. Cobb	$ —	$ 1,918,533	$ 2,287,936	$ 5,428,472	$ 2,287,936

(1)          Involuntary termination during any time following Change of Control for Ms. Cafaro (the occurrence of a Change of Control does not result in enhanced severance benefits for Ms. Cafaro), involuntary termination within one year of Change of Control for Messrs. Probst, Lillibridge and Cobb, and involuntary termination within two years of Change of Control for Mr. Riney.

(2)          “Target Bonus,” “Target Annual Bonus” or “Maximum Annual Bonus,” as applicable, for each Named Executive Officer is defined above under “Employment and Severance Agreements with Named Executive Officers.”

(3)          Multiples for the Named Executive Officers are as follows:

	Involuntary Termination (without Change of Control)	Involuntary Termination Following Change of Control
Ms. Cafaro	3x	3x
Messrs. Probst and Riney	1x	2x
Messrs. Lillibridge and Cobb	1x	2.5x

(4)          Pursuant to our 2006 Incentive Plan, unless the applicable award agreement provides otherwise, upon a change of control or in the event of death or disability of a participant while employed by us, all stock options held by the participant become fully vested and immediately exercisable and all restrictions and other conditions pertaining to shares of restricted stock held by the participant immediately lapse. The outstanding award agreements under our 2012 Incentive Plan generally provide that, upon a change of control or in the event of death, disability or retirement of a participant while employed by us, the stock options underlying the award become immediately exercisable or the restrictions and other conditions pertaining to the shares of restricted stock underlying the award immediately lapse. However, the sign-on equity award granted to Mr. Probst on October 27, 2014 specifically provides that it does not vest solely upon a change of control. Since none of our Named Executive Officers were retirement-eligible as of December 31, 2016, we have not included a “Retirement” column in the table above.

In the event of involuntary termination: Ms. Cafaro’s restricted stock and stock options would become fully vested, Mr. Probst’s initial restricted stock grant would vest on a pro rata basis and Messrs. Lillibridge (for awards granted before 2016 only) and Riney would be treated as having one additional year of service for purposes of restricted stock vesting.

2017 Proxy Statement	65

(5)          Assumes a stock price of $62.52, the closing price of our common stock on December 30, 2016. For purposes of the table, the value of vesting of restricted stock is determined by multiplying the number of shares vesting by $62.52, and the value of vesting of stock options is determined by subtracting the stock option exercise price from $62.52 and multiplying by the number of options vesting.

(6)          In the event of her Disability, Ms. Cafaro would receive continued medical and dental premiums for a period of 24 months. In the event of her involuntary termination without Cause or for Good Reason, Ms. Cafaro would receive continued health, dental, life, short-term disability and long-term disability insurance premiums for a period of 24 months. In the event of involuntary termination without Cause or for Good Reason for each of Messrs. Probst, Lillibridge or Cobb, such individual would receive continued health, dental and vision insurance premiums for a period of 12 months (24 months if such termination occurs within one year of a Change of Control). In the event of his involuntary termination without Cause or for Good Reason, Mr. Riney would receive continued health, dental, life, short-term disability and long-term disability insurance premiums for a period of 12 months (24 months if such termination occurs within two years of a Change of Control).

(7)          Pursuant to the Cafaro Employment Agreement and the Employee Protection Agreements for the Executives, under certain circumstances, payments or benefits to Ms. Cafaro and Messrs. Probst, Lillibridge and Cobb are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

(8)          Under the Probst Employee Protection Agreement, the amount of certain severance benefits payable to Mr. Probst is limited to a maximum of $4 million, as adjusted annually beginning in 2015 to reflect increases in CPI. Under the Employee Protection Agreements for Messrs. Lillibridge and Cobb, the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance benefits payable to each of Messrs. Lillibridge, Cobb and Riney is limited to a maximum of $3 million, as adjusted annually following the effective date of the applicable agreement to reflect increases in CPI.

(9)          This amount has been reduced from $2,960,000 to $2,875,661 because the total severance due to Mr. Probst under this termination scenario would exceed $4,059,661, which is equal to Mr. Probst’s $4 million severance cap after adjusting for 2014-2015 CPI based on an assumed December 31, 2016 termination date.

(10)    This amount has been reduced from $2,161,250 to $1,786,886 because the total severance due to Mr. Lillibridge under this termination scenario would exceed $3,021,886, which is equal to Mr. Lillibridge’s $3 million severance cap after adjusting for 2015 CPI based on an assumed December 31, 2016 termination date.

(11)    This amount has been reduced from $2,705,000 to $2,434,229 because the total severance due to Mr. Riney under this termination scenario would exceed $3,516,229, which is equal to Mr. Riney’s $3 million severance cap after adjusting for 2007-2015 CPI based on an assumed December 31, 2016 termination date.

(12)    The fair market value of the maximum or target restricted stock grant under the long-term equity incentive plan is determined by multiplying the maximum or target 2016 long-term equity incentive opportunity, as applicable, by 0.70.

(13)    This amount has been reduced from $1,379,550 to $0 because the total severance due to Mr. Riney under this termination scenario would exceed $3,516,229, which is equal to Mr. Riney’s $3 million severance cap after adjusting for 2007-2015 CPI based on an assumed December 31, 2016 termination date.

(14)    This amount has been reduced from $2,366,875 to $1,737,970 because the total severance due to Mr. Cobb under this termination scenario would exceed $3,090,470, which is equal to Mr. Cobb’s $3 million severance cap after adjusting for 2013-2015 CPI based on an assumed December 31, 2016 termination date.

2017 Proxy Statement	66

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board believes that the compensation paid to our non-employee directors should be competitive with the Comparable Companies, as well as public companies of similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Ms. Cafaro, the only member of the Board employed by us, does not receive compensation for her service as a director.

Cash Compensation

The cash compensation paid to, or earned by, our non-employee directors in 2016 was comprised of the following three components:

✓

Quarterly Board retainer: Each non-employee director received a retainer of $22,500 for each calendar quarter in which he or she served as a director. The Presiding Director received an additional retainer of $6,250 for each calendar quarter of service.

✓

Quarterly committee retainers: Each member (other than the chair) of the Audit, Compensation and Nominating Committees received a retainer of $5,000, $5,000 and $3,750, respectively, for each calendar quarter of service as a member of such committee. The chair of the Audit, Compensation and Nominating Committees received a retainer of $6,250, $6,250 and $5,000, respectively, for each calendar quarter of service as the chair of that committee.

✓

Board and committee meeting fees: Each non-employee director received $1,500 for each Board meeting he or she attended in excess of the eighth Board meeting held during the year, $1,500 for each Audit, Compensation or Nominating Committee meeting he or she attended in excess of the sixth such committee meeting held during the year and $1,500 for each Investment or Executive Committee meeting he or she attended during the year (in each case, including telephonic meetings, unless the meeting was 30 minutes or less).

Pursuant to our Nonemployee Directors’ Deferred Stock Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may elect to defer receipt of all or a portion of their cash retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our common stock on the deferral date. At the prior election of the participating director, dividend equivalents on the stock units are either paid in cash or credited as additional units. Upon termination of a participating director’s service on the Board, or at such later time as he or she has previously designated, the director’s stock unit account is settled in whole shares of our common stock on a one-for-one basis and distributed either in one lump sum or in installments over a period of not more than ten years, at the director’s prior election. Fractional stock units are paid out in cash.

Equity-Based Compensation

The equity-based compensation paid to our non-employee directors in 2016 consisted of shares of restricted stock or restricted stock units, at the director’s prior election, granted pursuant to our 2012 Incentive Plan as follows:

✓	Each year, our non-employee directors receive shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $150,000.

✓

Upon initial election or appointment to the Board, a newly-elected or appointed non-employee director would have received a number of shares of restricted stock having an aggregate value equal to a pro rata portion of $150,000 (determined by reference to the number of days remaining in the calendar year).

Shares of restricted stock and restricted stock units granted to our non-employee directors generally vest in two equal annual installments, beginning on the first anniversary of the date of grant.

2017 Proxy Statement	67

Review of Non-Employee Director Compensation

Our Nominating Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors and recommending any changes to our non-employee director compensation program for approval by our Board. As part of its annual review, the Nominating Committee may consider information contained in surveys compiled by NAREIT or the National Association of Corporate Directors and may retain an independent compensation consultant to advise it on appropriate director compensation levels. For 2013, the Nominating Committee retained PM to advise it on matters related to non-employee director compensation levels and program design at that time. In 2015, after reviewing general industry compensation data from PM and consulting various similar compensation surveys comparing current director compensation levels, the Nominating Committee recommended, and the Board approved, a $15,000 increase in the annual cash retainer to $90,000 to remain competitive with the market for experienced directors. In March 2016, after reviewing general industry compensation data from PM and consulting various similar compensation surveys comparing current director compensation levels at similarly-sized companies, the Nominating Committee recommended, and the Board approved, a $20,000 increase in the annual equity-based compensation to $150,000 to remain competitive with the market for experienced directors.

Minimum Share Ownership Guidelines for Non-Employee Directors

Our minimum share ownership guidelines require each non-employee director to maintain a minimum number of shares of our common stock with a value not less than five times the current annual cash retainer (currently $90,000) paid to such director for service on our Board (excluding, among other things, any additional retainer paid for service as a committee member or committee chair or the Presiding Director). Each non-employee director must satisfy the minimum share ownership levels within five years from the date that he or she first becomes subject to the guidelines (or, upon any increase in the annual cash retainer, within five years from the date of such increase to satisfy the guidelines with respect to such incremental amount) and, until such time, must retain 100% of the shares of our common stock or stock units granted to him or her as compensation minus any shares withheld by the director under our share withholding program to pay taxes on the vesting of shares. Compliance with the guidelines is reviewed on July 1 of each year. All of our non-employee directors are currently in compliance with these guidelines, after taking into consideration the transition period for new directors.

2016 Non-Employee Director Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2016:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Melody C. Barnes	106,538	149,900	256,438
Douglas Crocker II (3)	55,358	149,900	205,258
Jay M. Gellert	124,000	149,900	273,900
Richard I. Gilchrist	135,500	149,900	285,400
Matthew J. Lustig	91,500	149,900	241,400
Roxanne M. Martino (4)	66,753	85,214	151,967
Douglas M. Pasquale	91,500	149,900	241,400
Walter C. Rakowich (4)	62,253	85,214	147,467
Robert D. Reed	115,000	149,900	264,900
Glenn J. Rufrano	110,000	149,900	259,900
James D. Shelton	141,929	149,900	291,829

(1)

The amounts shown in the Fees Earned or Paid in Cash column reflect quarterly retainer and meeting fees described above under “—Cash Compensation.” Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to the Director Deferred Compensation Plan described above and were credited with the following stock units: Mr. Crocker, $55,358 or 949 units; Mr. Gellert, $124,000 or 1,898 units; Mr. Lustig, $91,500 or 1,401 units; Ms. Martino, $66,753 or 836 units; Mr. Reed, $115,000 or 1,764 units; Mr. Rufrano, $110,000 or 1,687 units; and Mr. Shelton, $70,965 or 1,069 units.

2017 Proxy Statement	68

(2)

The amounts shown in the Stock Awards column represent the full grant date fair value of shares of restricted stock or restricted stock units (excluding stock units credited in lieu of retainer and meeting fees) granted to each non-employee director in 2016, calculated pursuant to FASB guidance regarding fair value provisions for share-based awards. See Note 12 of the Notes to Consolidated Financial Statements included in our 2016 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value. Directors are generally entitled to dividends paid on unvested shares of restricted stock and dividend equivalents on vested and unvested restricted stock units.

As of December 31, 2016, the aggregate number of unvested shares of restricted stock and restricted stock units and the aggregate number of shares underlying unexercised stock options (all of which are vested) held by each non-employee director were as follows (shown on a post-Spin-off basis):

	Unvested Shares of Restricted Stock and Restricted Stock Units	Shares Underlying Unexercised Vested Stock Options
Ms. Barnes	3,704 shares	0 shares
Mr. Crocker	0 shares	23,760 shares
Mr. Gellert	3,704 shares	29,700 shares
Mr. Gilchrist	3,704 shares	8,934 shares
Mr. Lustig	3,704 shares	9,731 shares
Ms. Martino	1,260 shares	0 shares
Mr. Pasquale	3,704 shares	23,762 shares
Mr. Rakowich	1,260 shares	0 shares
Mr. Reed	3,704 shares	23,760 shares
Mr. Rufrano	3,704 shares	15,265 shares
Mr. Shelton	3,704 shares	23,760 shares

(3)	Mr. Crocker retired from the Board effective as of May 9, 2016.

(4)	Ms. Martino and Mr. Rakowich were appointed to the Board on June 7, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to our equity compensation plans as of December 31, 2016:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	3,804,624	$ 56.05	9,598,656
Equity compensation plans not approved by stockholders(2)	103,140	N/A	1,059,805
Total	3,907,764	$ 56.05	10,658,461

(1)

These plans consist of: (a) the Employee and Director Stock Purchase Plan; (b) the 2006 Incentive Plan; (c) the 2006 Stock Plan for Directors; (d) the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (23,762 shares at a weighted average exercise price of $40.91 pursuant to awards granted by NHP and assumed by us in connection with the NHP acquisition) and (e) the 2012 Incentive Plan. As of December 31, 2016, 2,879,674 shares were available for future issuance under the Employee and Director Stock Purchase Plan (including 758 shares that were purchased by participants in January 2017 with contributions made during the December 2016 offering period) and 6,718,982, shares were available for grant under the 2012 Incentive Plan. No additional grants are permitted under the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, the 2006 Incentive Plan or the 2006 Stock Plan for Directors.

(2)

These plans consist of: (a) the Director Deferred Compensation Plan, under which our non-employee directors may receive, in lieu of director fees, units that settle into shares of our common stock on a one-for-one basis; and (b) the Executive Deferred Stock Compensation Plan, under which our executive officers may receive, in lieu of compensation, units that settle into shares of our common stock on a one-for-one basis.

2017 Proxy Statement	69

SECURITIES OWNERSHIP

Directors, Director-Nominees and Executive Officers

Beneficial Ownership of Our Common Stock

The following table shows, as of March 22, 2017, the number of shares of our common stock beneficially owned by each of our directors and director-nominees, each of our Named Executive Officers, and all of our directors, director-nominees and executive officers as a group. For purposes of this table, shares beneficially owned includes shares over which a person has or shares voting power or investment power (whether or not vested). Except as otherwise indicated in the footnotes to the table, the named persons have sole voting and investment power over the shares of our common stock shown as beneficially owned by them. Each named person is deemed to be the beneficial owner of shares of our common stock that may be acquired within 60 days of March 22, 2017 through the exercise of stock options or the settlement of stock units, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Subject to the preceding sentence, percentages are based on 354,853,000 shares of our common stock outstanding on March 22, 2017.

Name of Beneficial Owner	Vested and Unvested Shares of Common Stock			Shares Subject to Options Exercisable within 60 days		Stock Units That May Be Settled within 60 days		Total Shares of Common Stock Beneficially Owned		Percent of Class
Melody C. Barnes	6,406		+	—	+	—	=	6,406		*
Debra A. Cafaro	610,564	(1)	+	2,176,980	+	—	=	2,787,544	(1)	*
John D. Cobb	45,667		+	274,388	+	—	=	320,055		*
Jay M. Gellert	64,014		+	29,700	+	53,451	=	147,165		*
Richard I. Gilchrist	21,709		+	8,934	+	—	=	30,643		*
Todd W. Lillibridge	123,802		+	188,340	+	—	=	312,142		*
Matthew J. Lustig	2,656		+	9,731	+	19,118	=	31,505		*
Roxanne M. Martino	2,160		+	—	+	1,290	=	3,450		*
Douglas M. Pasquale	108,348	(2)	+	—	+	—	=	108,348	(2)	*
Robert F. Probst	52,432		+	177,558	+	—	=	229,990		*
Walter C. Rakowich	2,160		+	—	+	—	=	2,160		*
Robert D. Reed	8,973		+	23,760	+	15,656	=	48,389		*
T. Richard Riney	214,240	(3)	+	214,615	+	—	=	428,855	(3)	*
Glenn J. Rufrano	14,524		+	15,265	+	14,973	=	44,762		*
James D. Shelton	6,400		+	23,760	+	17,156	=	47,316		*
All directors, director-nominees and executive officers as a group (15 persons)	1,284,055		+	3,143,031	+	121,644	=	4,548,730		1.3%

* Less than 1%

(1)	Includes 5,000 shares held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is the trustee. Ms. Cafaro disclaims beneficial ownership of these 5,000 shares.

(2)	Includes 4,326 shares held in Mr. Pasquale’s IRA.

(3)	Includes 1,300 shares held in Mr. Riney’s IRA and 70,000 shares held in trust for the benefit of Mr. Riney’s spouse, as to which Mr. Riney’s spouse is the trustee.

2017 Proxy Statement	70

Director and Executive Officer 10b5-1 Plans

From time to time, certain of our directors and executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 plans”). These 10b5-1 plans permit our directors and executive officers to monetize their equity-based compensation in an automatic and non-discretionary manner over time and are generally adopted for estate, tax and financial planning purposes. Our Securities Trading Policy requires preclearance of any 10b5-1 plan by our legal department and provides that directors and executive officers may enter into or modify a 10b5-1 plan only during an open trading window and while not in possession of material non-public information. In addition, our Securities Trading Policy generally prohibits our directors and executive officers from entering into overlapping 10b5-1 plans.

Principal Stockholders

The following table shows, as of March 22, 2017, the number of shares of our common stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	35,767,895	(2)	10.1%
FMR LLC 245 Summer Street Boston, MA 02210	20,394,254	(3)	5.7%
State Street Corporation One Lincoln Street Boston, MA 02111	20,584,173	(4)	5.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	48,913,951	(5)	13.8%
Vanguard Specialized Funds—Vanguard REIT Index Fund 100 Vanguard Boulevard Malvern, PA 19355	26,658,252	(6)	7.5%

(1)	Percentages are based on 354,853,000 shares of our common stock outstanding on March 22, 2017.

(2)

Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., for itself and for certain of its affiliates (collectively, “BlackRock”), on February 8, 2017. BlackRock reported that, as of January 31, 2016, it had sole voting power over 31,827,723 shares of our common stock and sole dispositive power over 35,767,895 shares of our common stock. BlackRock, Inc. is a parent holding company.

(3)

Based solely on information contained in a Schedule 13G/A filed jointly by FMR LLC, for itself and on behalf of its subsidiaries and Abigail P. Johnson (collectively, “FMR”) on February 14, 2017. FMR reported that, as of December 31, 2016, it had sole voting power over 10,103,070 shares of our common stock and sole dispositive power over 20,394,254 shares of our common stock. Ms. Johnson and members of her family collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC.

(4)

Based solely on information contained in a Schedule 13G filed by State Street Corp., for itself and on behalf of its subsidiaries (collectively, “State Street”), on February 10, 2017. State Street reported that, as of December 31, 2016, it had sole voting and dispositive power over 0 shares of our common stock and shared voting and dispositive power over 20,584,173 shares of our common stock.

(5)

Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2017. Vanguard reported that, as of December 31, 2016, it had sole voting power over 1,002,321 shares of our common stock, shared voting power over 454,233 shares of our common stock, sole dispositive power over 48,913,951 shares of our common stock and shared dispositive power over 1,001,647 shares of our common stock. Vanguard is an investment advisor registered under Section 203 of the Investment Advisers Act. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 451,214 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,101,540 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(6)

Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT Fund”) on February 14, 2017. Vanguard REIT Fund reported that, as of December 31, 2016, it had sole voting power over 26,658,252 shares of our common stock.

2017 Proxy Statement	71

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1 under the Exchange Act) and persons who own more than 10% of the outstanding shares of our common stock to file reports of beneficial ownership and changes in such ownership with the SEC. Based solely on our records and on written representations from certain reporting persons, we believe that each person who, at any time during 2016, was a director or officer (as defined in Rule 16a-1 under the Exchange Act) of Ventas or beneficially owned more than 10% of the outstanding shares of our common stock timely filed all reports required to be filed by Section 16(a) of the Exchange Act.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1: Election of Directors

Eleven directors currently serve on our Board and ten of our directors are standing for reelection at the 2017 Annual Meeting. Under our By-Laws, in uncontested elections (which is the case for the 2017 Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.

Board Refreshment and Average Director Tenure

Our Nominating Committee monitors the average tenure of our Board members and seeks to achieve a variety of director tenures in order to benefit from long-tenured directors’ institutional knowledge and newly-elected directors’ fresh perspectives. The Nominating Committee and the Board have refreshed the composition of the Board over the course of 2015 and 2016 through the departures of our two longest-tenured directors. Ronald Geary, who was previously our longest tenured director, resigned from the Board during 2015 and Mr. Crocker retired from the Board during 2016. Messrs. Crocker and Geary were replaced by Ms. Martino and Mr. Rakowich during 2016. The chart below shows the average tenure of our Board members as of the applicable annual meeting dates, assuming all 10 directors nominated for election at the 2017 Annual Meeting are elected.

	2014	2015	2016	2017
Average Director Tenure (Years)	8.4	8.6	7.8	7.5

Director Skills Matrix

In selecting nominees for the Board, our Nominating Committee considers the particular experience, qualifications, attributes and skills of the current Board members and prospective candidates to ensure a variety of skills and qualifications are represented on the Board. The Nominating Committee monitors these represented attributes through the use of a detailed matrix that measures, among other things, skills, tenure, diversity and other attributes. The matrix below shows certain of the skills, tenure, diversity and other attributes we assess in connection with Board nomination and recruitment of our non-employee Board members as of the 2017 Annual Meeting date, assuming all directors up for election at the 2017 Annual Meeting are elected.

2017 Proxy Statement	72

Experience/Skills/Attributes
Executive Experience (CEO)
Financial/Accounting Experience
SEC Financial Expert
REITs/Real Estate
Healthcare
Capital Markets
Capital Intensive Industry
Public Company Executive Compensation
Government Relations/Experience
Technology
Legal
Sales & Marketing
Not-for-Profit
Strategic Planning
International Operations
HR/Leadership
Tenure
Diversity

In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

Following the recommendation of the Nominating Committee, our Board has nominated each individual presently serving as a director for election at the 2017 Annual Meeting.

Overboarding and Committee Restrictions

The Nominating Committee seeks to recommend candidates that have adequate time to devote to Board activities, recognizing that public company board of directors responsibilities command a significant portion of directors’ time. Accordingly, the Company maintains an overboarding policy that prohibits directors from simultaneously serving on more than four public company boards other than the Company’s.

In addition, the Nominating Committee recognizes that Audit Committee members must have adequate time to devote to Audit Committee activities, given that such responsibilities command a significant portion of directors’ time. As a result, the Company maintains a policy prohibiting Audit Committee members from simultaneously serving on more than two public company audit committees other than the Company’s. The policy grandfathers public company audit committees for which directors are serving as of the policy adoption date.

Director Resignation Policy

In accordance with our Director Resignation Policy, our Board will nominate an incumbent director for reelection only if the director agrees that, in the event the director fails to receive the required majority vote for reelection, he or she will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon acceptance by the Board. If an incumbent director fails to receive the required majority vote for reelection, our Nominating Committee will act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and submit its recommendation for prompt consideration by the Board. Our Board will act on the Nominating Committee’s recommendation and publicly disclose its decision regarding the tendered resignation by filing a Current Report on Form 8-K with the SEC no later than 90 days following certification of the election results.

Any director who tenders his or her resignation pursuant to our Director Resignation Policy may not participate in any Nominating Committee or Board decision regarding that resignation. If less than a majority of the Nominating Committee members receive the required vote in favor of their reelection in the same election, then the independent directors who received the required vote will be constituted by our Board as a committee to consider the tendered resignation(s) and make a recommendation to the Board. However, if three or fewer independent directors receive the

2017 Proxy Statement	73

required vote in the same election, all directors not required by the Director Resignation Policy to tender a resignation may participate in considering and recommending to the Board whether to accept or reject the resignation(s).

Under our Guidelines on Governance, a director is required to retire at the first annual meeting of stockholders following his or her 75th birthday. On the recommendation of our Nominating Committee, our Board may waive this requirement as to any director if it deems a waiver to be in our best interests and the best interests of our stockholders.

Director Nominees

Below is certain biographical and other information regarding the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the 2017 Annual Meeting. Following each nominee’s biographical information, we have also provided additional information regarding the particular experience, qualifications, attributes and skills listed in our director skills matrix above that led our Nominating Committee and our Board to determine that such nominee should serve as a director.

Each director nominee is subject to a vote at each Annual Meeting. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Melody C. Barnes	Age: 53 Director since 2014 Nominating Committee

Business Experience: Ms. Barnes is the Co-Founder and Principal of MB Squared Solutions, LLC, a domestic policy strategy firm, and Chair of the Aspen Institute Forum for Community Solutions.  From 2012 to 2016, she served as Vice Provost, Global Student Leadership Initiatives and a Senior Fellow at the Robert F. Wagner School of Public Service at New York University.  Ms. Barnes currently serves as a director of Booz Allen Hamilton Inc. (NYSE: BAH).  From January 2009 to January 2012, Ms. Barnes served in the White House as Director of the Domestic Policy Council.  In this role, she provided policy and strategic advice to President Obama and coordinated the domestic policy-making process for his administration. Before joining the White House, she served as the Senior Domestic Policy Advisor for then-Senator Obama’s 2008 presidential campaign.  Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress from 2005 to 2008 and a Senior Fellow at the Center for American Progress from 2003 to 2005, and prior to that she was a principal in the Raben Group LLC. She also served as Chief Counsel to Senator Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003 and General Counsel for Senator Kennedy from 1995 to 1998.

Current Public Company Directorships:	Booz Allen Hamilton Inc. (NYSE: BAH)
Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications: Ms. Barnes is an attorney with significant government experience and strong skills in public policy, strategy and leadership and development, as well as leading not-for-profit organizations.

Debra A. Cafaro	Age: 59 Director since 1999 Executive and Investment Committees

Business Experience: Ms. Cafaro has been our Chief Executive Officer and a director since 1999 and Chairman of the Board since 2003. She also served as our President from 1999 to November 2010. She serves on the Executive Committee of the Boards of the Real Estate Roundtable and the Economic Club of Chicago. She is an owner and member of the Management Committee of the Pittsburgh Penguins, a National Hockey League team. Ms. Cafaro is also a member of the Boards of University of Chicago, Chicago Infrastructure Trust, Executives’ Club of Chicago, Chicago Symphony Orchestra and World Business Chicago. In 2010, Ms. Cafaro served as Chair of the National Association of Real Estate Investment Trusts (NAREIT), where she was honored with NAREIT’s Industry Leadership Award. She served on the Board of Directors of the Weyerhaeuser Company (NYSE: WY) from 2007-2016. She is a member of the Business Council.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	Weyerhaeuser Company (NYSE: WY) (2007-2016)

Skills and Qualifications: Ms. Cafaro has substantial executive experience, leadership ability and a proven record of accomplishment, with strong skills in real estate, law, corporate finance, mergers and acquisitions, capital markets, strategic planning and other public company matters.

2017 Proxy Statement	74

Jay M. Gellert	Age: 63 Director since 2001 Compensation (Chair), Executive and Investment Committees

Business Experience: Mr. Gellert was President and Chief Executive Officer of Health Net, Inc. (NYSE: HNT) (“Health Net”), an integrated managed care organization that administers the delivery of managed healthcare services, from 1998 until it was acquired in 2016. He served as President and Chief Operating Officer of Health Net from 1997 to 1998 and as President, Chief Operating Officer and a director of its predecessor, Health Systems International, Inc. (“HSI”), a health maintenance organization, from 1996 to 1997. Before joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners in the area of integrated delivery systems development, managed care network formation and physician group practice integration. He has also previously served as President and Chief Executive Officer of Bay Pacific Health Corporation, Senior Vice President and Chief Operating Officer for California Healthcare System and as an independent consultant. Mr. Gellert is currently a member of the Board of Directors of The Maven Project.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	Health Net, Inc. (formerly NYSE: HNT) (1998-2016)

Skills and Qualifications: Mr. Gellert has substantial healthcare executive experience, with strong skills in government relations, mergers and acquisitions, strategy, and public company executive compensation.

Richard I. Gilchrist	Age: 71 Director since 2011 Compensation, Investment (Chair) and Nominating Committees

Business Experience: Mr. Gilchrist served as President of The Irvine Company’s Investment Properties Group (“IPG”) from 2006 to July 2011, and as a member of the Office of the Chairman. Mr. Gilchrist has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States. In his role as IPG President, Mr. Gilchrist guided all aspects of The Irvine Company’s office, retail, resort and apartment properties in Southern California and Silicon Valley, including development, marketing and management. Mr. Gilchrist now serves as Senior Advisor to The Irvine Company, responsible for acquisitions and other investments. The Irvine Company is a 140-year old privately held company known throughout the world as a best-of-class master planner and long-term owner, investor and operator of a large and diversified real estate portfolio. Prior to joining The Irvine Company, Mr. Gilchrist served as President and Co-Chief Executive of Maguire Properties, Inc., where he oversaw significant growth in the company’s portfolio, through acquisitions and development, and spearheaded its successful initial public offering in 2003. Before joining Maguire Properties, Mr. Gilchrist served as President and Chief Executive Officer of the privately held REIT, Commonwealth Atlantic Properties, where he managed the planning and entitlement of an 11 million square foot mixed-use project. Mr. Gilchrist currently serves as Chairman of the Board and Chair of the Nominating and Governance Committee of TIER REIT, Inc. (NYSE:TIER), Lead Director of Spirit Realty Capital, Inc. (NYSE: SRC), and a director and Chairman of the Affiliate Transaction Committee of Blackstone Real Estate Income Trust, Inc., a non-traded REIT. Mr. Gilchrist is a member of the Whittier College Board of Trustees and the UCLA School of Law Board of Advisors. Mr. Gilchrist was also a co-founder and managing partner of CommonWealth Partners, LLC, an advisor and venture partner with the California Public Employees’ Retirement System, and a senior partner of Maguire Thomas Partners, a national real estate developer and operator.

Current Public Company Directorships:	Spirit Realty Capital, Inc. (NYSE: SRC) TIER REIT, Inc. (NYSE: TIER)
Other Public Company Directorships during Past Five Years:	Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2008-2011) BioMed Realty Trust, Inc. (NYSE: BMR) (2007-2014)

Skills and Qualifications: Mr. Gilchrist has a strong background in real estate, strategy, law and executive compensation and has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States.

Matthew J. Lustig	Age: 56 Director since 2011 Executive and Investment Committees

Business Experience: Mr. Lustig is Head of North America Investment Banking and Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. LLC.  He also heads the real estate private equity successor entities of Lazard as a Managing Director of LAI Partners LLC (“LAI”). From May 2011 to December 2012, Mr. Lustig served as Chairman of the Board of Atria Senior Living, Inc. In addition, Mr. Lustig is or has been a board member of several public and private portfolio investments of funds managed by LAI or its affiliates. Prior to joining Lazard Frères & Co. in 1989, Mr. Lustig was a First Vice President at Drexel Burnham Lambert and was previously a lending officer with Chase Manhattan Bank, specializing in credit, construction, and real estate finance. Mr. Lustig is a member of various industry organizations and serves on the Boards of Pension Real Estate Association, the Larson Leadership Initiative of the Urban Land Institute, The Wharton School Zell/Lurie Real Estate Center and the Real Estate Advisory Board at Columbia University School of Business. He is also a member of the Council on Foreign Relations, on the Board of Directors of Boston Properties, Inc. (NYSE: BXP), an office property REIT, and is on the Board of Visitors of the School of Foreign Service at Georgetown University.

Current Public Company Directorships:	Boston Properties, Inc. (NYSE: BXP)
Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications: Mr. Lustig has extensive experience in investing in real estate companies and assets domestically and internationally, including seniors housing, and advising on real estate and corporate finance, capital structure, mergers and acquisitions and strategic transactions.

2017 Proxy Statement	75

Roxanne M. Martino	Age: 60 Director since 2016 Compensation Committee

Business Experience: Ms. Martino is the Managing Partner of OceanM19. From 1990 to 2016, Ms. Martino led Aurora Investment Management L.L.C. (“Aurora”) and its predecessor companies, including acting as CEO, Partner, and Chair of the Investment Committee. Over nearly three decades, Ms. Martino built the Chicago firm into one of the largest managers in the fund-of-funds industry, managing $14 billion at Aurora’s peak. In 2012 Aurora won Hedge Funds Review’s Best Diversified Fund of Hedge Funds over 10 years. Prior to joining Aurora, Ms. Marino was a General Partner of Grosvenor Capital Management. She began her career at Coopers & Lybrand, now PwC, where she was a senior manager focusing on the commodities and securities areas. Ms. Martino received a Bachelor of Business Administration from the University of Notre Dame in 1977 and a Master of Business Administration from the University of Chicago in 1988. Ms. Martino is the Co-chair of the Business Council at the University of Chicago’s Booth School of Business, serves on the Board as Vice-Chair and is Chairperson of the Investment Committee of Ann & Robert H. Lurie Children’s Hospital of Chicago and the Board of The Economics Club of Chicago. She is also a Director of Thresholds, a Chicago-based not-for-profit psychiatric rehabilitation organization. In 2015, Ms. Martino was an inaugural inductee into the InvestHedge Hall of Fame and was recognized as one of “50 Leading Women in Hedge Funds,” by the Hedge Fund Journal and was honored by DePaul University as the “DePaul University Executive of the Year” based on her lifetime of professional achievement.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	None
Skills and Qualifications: Ms. Martino is a trailblazer in the fund-of-funds industry with extensive executive experience and strong skills in strategy, accounting and corporate finance.

Walter C. Rakowich	Age: 59 Director since 2016 Audit Committee

Business Experience: Mr. Rakowich served as Chief Executive Officer of Prologis, Inc. (NYSE: PLD) from November 2008 through June 2011, when Prologis and AMB Property Corporation merged. Following the merger, he served as co-CEO of Prologis until December 31, 2012, when he retired. Before becoming CEO, Mr. Rakowich held a number of senior management positions at Prologis, including managing director and chief financial officer and president and chief operating officer. He served on the Prologis Board from January 2005 through December 2012. Prior to joining Prologis, Mr. Rakowich was a partner and principal with real estate provider Trammell Crow Company. He began his career at Price Waterhouse. He received his MBA from Harvard Business School and a BS, with distinction, from Pennsylvania State University. Mr. Rakowich is a member of the Board of Directors of Host Hotels & Resorts, Inc. (NYSE: HST), where he is the company’s Lead Independent Director and Chairman of the Nominating and Governance Committee, and Iron Mountain Inc. (NYSE: IRM), where he is Chairman of the Audit Committee. He also serves on the Board of the Global Food Exchange. He was appointed to the Board of Trustees at The Pennsylvania State University in 2014 and serves as Chairman of the University Board’s Audit and Risk Committee. He is also Chairman of the Board of Colorado UpLift and a Board member of the Alliance for School Choice in Education.

Current Public Company Directorships:	Host Hotels & Resorts, Inc. (NYSE: HST) Iron Mountain Incorporated (NYSE: IRM)
Other Public Company Directorships during Past Five Years:	Prologis, Inc. (NYSE: PLD) (2005-2012)

Skills and Qualifications: Mr. Rakowich is a recognized leader in the real estate industry with extensive executive experience and strong skills in strategy, accounting and financial reporting, mergers and acquisitions, capital markets and corporate finance.

Robert D. Reed	Age: 64 Director since 2008 Audit (Chair) and Executive Committees

Business Experience: Mr. Reed was Senior Vice President and Chief Financial Officer of Sutter Health, a family of not-for-profit hospitals and physicians organizations in northern California, until his retirement on January 1, 2015. Prior to that, he held various finance positions within Sutter Health and its affiliates. Before he became a hospital system executive, Mr. Reed was an investment banker specializing in healthcare finance for hospital systems at various national financial firms, including Eastdil, Paine Webber and American Health Capital. Mr. Reed presently serves on the board of Metta Fund, a private non-profit foundation.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications: Mr. Reed has a strong background in healthcare finance and operations, accounting and financial reporting, managing capital intensive operations and strategic planning, as well as leading not-for-profit organizations.

2017 Proxy Statement	76

Glenn J. Rufrano	Age: 67 Director since 2010 Audit Committee

Business Experience: Mr. Rufrano was appointed Chief Executive Officer of VEREIT, Inc. (NYSE: VER) effective April 1, 2015. Prior to that, Mr. Rufrano served as Chairman and Chief Executive Officer of O’Connor Capital Partners from November 2013 through March 2015. Previously, Mr. Rufrano was President and Chief Executive Officer of Cushman & Wakefield, Inc., a privately held commercial property and real estate services company, and a member of its Board of Directors from March 2010 to June 2013. Prior to that, he served as Chief Executive Officer of Centro Properties Group, an Australian-based shopping center company, from 2008 to 2010 and Chief Executive Officer and a director of New Plan Excel Realty Trust (formerly NYSE: NXL) (“Excel Realty”), a commercial retail REIT, from 2000 to 2007, and he was a co-founder of O’Connor Capital Partners. He presently serves on the Board of New York University’s Real Estate Institute.

Current Public Company Directorships:	VEREIT, Inc. (NYSE: VER)
Other Public Company Directorships during Past Five Years:	Columbia Property Trust (NYSE: CXP) (January-March 2015)

Skills and Qualifications: Mr. Rufrano is a recognized leader in the real estate industry with extensive executive experience and strong skills in strategy, mergers and acquisitions, restructurings, capital markets and corporate finance.

James D. Shelton	Age: 63 Director since 2008 Presiding Director since 2016 Compensation, Executive (Chair) and Nominating (Chair) Committees

Business Experience: Mr. Shelton was non-executive Chairman of the Board of Omnicare, Inc. (formerly NYSE: OCR) (“Omnicare”), a pharmaceutical care provider, until it was acquired in 2015. Mr. Shelton is also a director of Envision Healthcare Holdings, Inc. (NYSE: EVHC), a company that offers physician-led healthcare-related services. From August 2010 to January 2011, Mr. Shelton served as interim Chief Executive Officer of Omnicare. Previously, he served as Chief Executive Officer and Chairman of the Board of Triad Hospitals, Inc. (formerly NYSE: TRI) (“Triad”), an owner and manager of hospitals and ambulatory surgery centers, from 1999 until it was sold in July 2007. Before leading the formation and spin-off of Triad from Columbia/HCA Healthcare Corporation (now known as HCA Inc.) (“HCA”), Mr. Shelton was President of the Pacific Group of HCA from 1998 to 1999 and President of the Central Group of HCA from 1994 to 1998. During his more than 30 years of healthcare experience, he has also held various executive positions with National Medical Enterprises (now known as Tenet Healthcare Corporation). Mr. Shelton previously served on the Boards of the Federation of American Hospitals and the American Hospital Association.

Current Public Company Directorships:	Envision Healthcare Holdings, Inc. (NYSE: EVHC)
Other Public Company Directorships during Past Five Years:	Omnicare, Inc. (formerly NYSE: OCR) (June 2007-August 2015)

Skills and Qualifications: Mr. Shelton has extensive executive experience in the healthcare industry, with strong skills in hospital administration and finance, managing capital intensive operations, mergers and acquisitions, strategy, executive compensation, government relations and corporate governance.

Our Board recommends that you vote FOR each of the named director-nominees.

Proposal 2: Ratification of the Selection of KPMG as Our Independent Registered Public Accounting Firm for Fiscal Year 2017

Our Board has approved our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2017. Although not required by our By-Laws or otherwise, we are submitting the selection of KPMG to our stockholders for ratification because the Board values our stockholders’ views and believes such submission is appropriate as a matter of good corporate practice. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to ratify the selection of KPMG as our independent registered public accounting firm for 2017. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect.

If our stockholders fail to ratify this selection, it will be considered a recommendation to the Audit Committee and the Board to consider the selection of a different firm, and the Audit Committee and the Board may select another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

We expect that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

Our Board recommends that you vote FOR ratification of the selection of KPMG as our independent registered public accounting firm for fiscal year 2017.

2017 Proxy Statement	77

Audit Committee Report

Management has primary responsibility for our financial statements and the reporting process, including our system of internal controls, subject to oversight by our Audit Committee on behalf of our Board. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2016, including the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Our Audit Committee has reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the Audit Committee regarding independence. In addition, our Audit Committee has discussed with the independent registered public accounting firm that firm’s independence from our company and its management, and the Audit Committee has considered the compatibility of non-audit services with the firm’s independence.

Our Audit Committee has discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets regularly with the independent registered public accounting firm, with and without management present, to discuss the results of its examination of our financial statements, its evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee also recommended, and the Board approved, the selection of our independent registered public accounting firm for fiscal year 2017.

AUDIT COMMITTEE

Robert D. Reed, Chair

Walter C. Rakowich

Glenn J. Rufrano

Audit and Non-Audit Fees

KPMG audited our financial statements for the year ended December 31, 2016 and has been our independent registered public accounting firm since July 2014. Fees billed for professional services rendered by KPMG for the years ended December 31, 2016 and 2015 were as follows:

2017 Proxy Statement	78

	2016	2015
Audit Fees (1)	$ 3,596,000	$ 3,493,000
Audit-Related Fees	—	—
Tax Fees (2)	45,737	—
All Other Fees (3)	2,000	2,000
Total	$ 3,643,737	$ 3,495,000

(1)

Audit Fees include the aggregate fees billed for professional services rendered by KPMG for the audit of our annual consolidated financial statements (including debt covenant compliance letters), audit of internal control over financial reporting, review of interim financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)	Tax Fees in 2016 consist principally of advice on tax-planning matters primarily related to acquisitions.

(3)	All Other Fees relate to annual subscription fees for KPMG’s online technical research site.

All audit-related services, tax services and other services provided by KPMG since the date of its engagement were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies described below. The Audit Committee determined that the provision of these services by KPMG did not compromise KPMG’s independence and was consistent with its role as our independent registered public accounting firm.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with the requirements of the SEC and the PCAOB, our Audit Committee has responsibility for retaining, compensating and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has implemented procedures relating to the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services and related fees does not impair the firm’s independence.

In accordance with these procedures, the annual audit services and related fees of the independent registered public accounting firm are subject to specific approval by our Audit Committee. Prior to its engagement, which typically occurs during the first quarter of each fiscal year, the independent registered public accounting firm must provide the Audit Committee with an engagement letter outlining the scope of proposed audit services for that year and the related fees. If agreed to by the Audit Committee, the engagement letter will be formally accepted as evidenced by its execution by the chair of the Audit Committee. The Audit Committee will then review and approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition, our Audit Committee may grant pre-approval for those permissible non-audit services that it believes would not impair the independence of the independent registered public accounting firm. However, the Audit Committee may not grant approval for any services categorized by the SEC as “Prohibited Non-Audit Services.” Generally prior to the beginning of each fiscal year, management submits to the Audit Committee a list of certain non-audit services and related fees expected to be rendered by the independent registered public accounting firm during that year. Following review, the Audit Committee pre-approves the non-audit services within each category, and the fees for each category are budgeted. The term of any pre-approved non-audit service is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee, and any proposed services exceeding those levels require separate pre-approval by the Audit Committee. Upon request, the independent registered public accounting firm must provide detailed supporting documentation to the Audit Committee regarding the particular services to be provided. To obtain approval of other permissible non-audit services, management must submit to the Audit Committee those non-audit services for which it recommends the Audit Committee engage the independent registered public accounting firm, and both management and the independent registered public accounting firm must confirm to the Audit Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service.

Our Chief Accounting Officer is responsible for tracking all fees for pre-approved non-audit services provided by the independent registered public accounting firm, and at each regularly scheduled Audit Committee meeting, management reports on the pre-approved non-audit services provided during the quarter and year-to-date and the fees incurred for such services during such periods.

2017 Proxy Statement	79

Proposal 3: Advisory Vote to Approve Our Executive Compensation

We are submitting to our stockholders a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. Our executive compensation program is designed to achieve certain key objectives, including:

✓	attracting, retaining and motivating talented executives;

✓	rewarding performance that meets or exceeds pre-established company and tailored individual goals consistent with our strategic plan, while maintaining alignment with stockholders;

✓	providing balanced incentives that discourage excessive risk-taking;

✓	retaining sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

✓

evaluating performance by balancing consideration of measures over which management has significant direct influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

✓	encouraging executives to become and remain long-term stockholders of our company; and

✓	maintaining compensation and corporate governance practices that support our goal to deliver sustained, superior returns to stockholders.

Below is a summary of some of the key features of our executive compensation program:

✓

We generally targeted approximately the median of the Comparable Companies on an overall, total direct compensation basis, subject to adjustment based on the unique skills, expertise and individual contributions of each Named Executive Officer. Our 2016 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or fell below the goals established under our annual cash and long-term equity incentive plans.

✓

A significant portion of our executive compensation is performance-based cash and equity incentive compensation. Our annual cash and equity incentive awards are only granted if our Named Executive Officers achieve certain threshold performance levels with respect to various measures that support long-term stockholder value, including one- and three-year relative TSR.

✓	Our annual cash incentive awards are paid and our long-term equity incentive awards are issued only after the requisite performance level has been achieved and the awards are fully earned.

✓

We support pay-for-performance by targeting a mix of executive compensation that emphasizes equity incentive awards that vest over time, with less weight on fixed cash compensation. The use of equity awards encourages management to create long-term stockholder value because the award value is directly attributable to changes in the price of our common stock over time. Equity awards are also an effective tool for management retention because full vesting of the awards generally requires continued employment over multiple years.

✓

Our Compensation Committee annually reviews the compensation practices and programs of our compensation peer group (generally selected based on their similarity to us in terms of operations, FFO, enterprise value, market capitalization and total assets) and receives guidance from its independent compensation consultant on compensation best practices.

✓

Our share ownership guidelines require our executive officers and directors to maintain significant ownership of our common stock to further align interests with our stockholders. Our Securities Trading Policy prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the approval of our Audit Committee (no executive officer or director pledged or held our securities in margin accounts at

2017 Proxy Statement	80

any time during 2016).

In addition, we recently implemented a number of changes to our executive compensation program to be responsive to the feedback we have received from our stockholders as we solicited feedback from our largest stockholders on three separate occasions during 2016 and 2017 as part of our long-term equity compensation plan redesign process:

Our long history of delivering sustained, superior returns to stockholders continued in 2016 with the following:

✓

With one- and three-year compound annual TSR of 16% and 13% respectively, we (a) finished in the top quartile of our broader peer group as to our one-year TSR and one position below top quartile for our three-year TSR, (b) ranked first among the large-cap diversified healthcare REITs in our peer group and (c) significantly outperformed the S&P 500 and Bloomberg Healthcare REIT Index.

✓

For the period from January 1, 2000 through December 31, 2016 (the 17 full fiscal years of our Chief Executive Officer’s tenure), we delivered compound annual TSR of over 25%, dramatically outperforming the S&P 500 index and the RMS index and ranking us first among our compensation peer group.

✓	We increased our dividend by over 6% in the fourth quarter of 2016.

In determining the incentive compensation paid to our Named Executive Officers for 2016, our Compensation Board Members rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans. Specifically, in regard to the qualitative evaluation of our performance under the 2016 long-term equity incentive plan, our Compensation Board Members recognized our strong financial and operating performance, evidenced primarily by our:

✓	Capital Allocation & Building a Hospital Business: Value Creating Investments and Dispositions:

2017 Proxy Statement	81

✓

Accretive, diversifying investments, including our $1.5 billion acquisition of high-quality life science, innovation and medical real estate assets leased by leading universities, academic medical centers and research companies, and commitments to selective developments and redevelopments;

✓	Building out our hospital platform by making a commitment to fund Ardent’s acquisition of LHP, making Ardent a $3 billion revenue company operating in 6 states;

✓	Continuing to improve and enhance our portfolio by agreeing to a $700 million skilled nursing facility disposition transaction at a premium 7% cash yield;

✓	Accelerating our capital recycling program by completing over $600 million in profitable sales of non-strategic assets and receiving loan repayments;

✓

Effective Balance Sheet Management and Efficient Capital Markets Execution: Completion of over $2 billion in efficient long-term capital raises, including $1.3 billion in equity and $850 million in long-term debt at attractive rates and strengthening our balance sheet by improving our net debt to adjusted pro forma EBITDA ratio from 6.1x to 5.7x and achieving fixed charge coverage of 4.8x;

✓	Same-Store Cash Flow Growth: Delivery of 2.7% same-store cash flow growth;

✓	Investor Relations/Customer Focus/Employee Engagement:

✓	Expanded investor relations efforts through non-deal roadshows, presentations and increased outreach to generalist investors;

✓

Entering into innovative, mutually beneficial arrangements with customers to help them achieve their goals while creating value for Ventas, including with Sunrise Senior Living, Kindred Healthcare, Capital Senior Living and Brookdale Senior Living;

✓	Exceptional and improved employee engagement scores, implemented employee development initiatives and increased diversity;

✓	Sustainability, Values, Reputation and Industry Leadership:

✓

Ownership of an industry-leading portfolio of 30 LEED Certified buildings (150% increase from 2015 to 2016), increase in our ownership of ENERGY Star Certified buildings to 70 and receipt of numerous awards and recognitions during the year in REIT space, healthcare industry and among global corporations, including representation in the FTSE4GOOD Sustainability Index Series and MSCI Global Sustainability Index;

✓	Enhanced Ventas’ brand recognition through various media appearances, speaking engagements by senior Ventas executives and receipt of awards;

✓	Ventas Charitable Foundation contributed to 119 organizations in 2016, including support of the Greater Chicago Food Depository’s mission to end senior hunger;

✓	Organizational Efficiency and Effectiveness: Focused realignment of selected departments, process improvements, technology solutions and other efficiencies; and

✓	Other: We achieved a positive outcome for the Ernst & Young independence matter, secured key lease extensions and enhanced our Board’s effectiveness and diversity through director refreshment.

Our Compensation Board Members have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured optimally to support our goal to deliver sustained, superior returns to stockholders, and our exceptional long-term performance demonstrates the success of this program.

2017 Proxy Statement	82

Based on the information provided above and elsewhere in this Proxy Statement, we believe our executive compensation program is designed appropriately to support our key objectives. Accordingly, our Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table, the accompanying compensation tables and the related narrative disclosure.”

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, our executive compensation. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. Our Compensation Board Members will consider the outcome of the vote when making future executive compensation decisions.

Our Board recommends that you vote FOR the approval, on an advisory basis, of our executive compensation.

Proposal 4: Advisory Vote as to Frequency of Advisory Votes to Approve our Executive Compensation

We are also submitting to our stockholders a non-binding advisory vote as to the frequency with which we should hold an advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on the compensation of our Named Executive Officers every one, two or three years. You may vote for any of the three options or abstain from voting on the matter. Our stockholders previously approved, and the Board adopted, an annual frequency for the non-binding advisory vote on our executive compensation.

After careful consideration of this proposal, in accordance with our desire to engage with our stockholders and receive valuable feedback on a more frequent basis, the Board has determined that an advisory vote on executive compensation that occurs every year continues to be the most appropriate alternative for our company. In formulating its recommendation, the Board considered a number of factors, including the following:

✓

A shorter time period between advisory votes will continue to enhance the Board’s understanding of the reasons for positive or negative vote results. An annual vote will provide near-immediate feedback on compensation decisions and allow the Board to link the results of each advisory vote to specific compensation actions or decisions.

✓

An annual advisory vote is consistent with corporate governance principles that encourage regular engagement with stockholders. The Board considers frequent solicitation of our stockholders’ views, including on matters of executive compensation, as an important component of corporate governance.

✓

Based on information we have received from certain of our stockholders and public discussions generally, the Board believes that an annual advisory vote continues to be the frequency most preferred by our stockholders.

✓

Many of our compensation decisions, including salary adjustments and determination of annual cash incentive awards and long-term incentive awards, are made annually. An annual advisory vote aligns with the timing of these decisions and allows our stockholders a formal opportunity to express their view on each year’s compensation decisions.

A plurality of votes cast will determine the preference of our stockholders, on an advisory basis, as to the frequency of advisory votes to approve our executive compensation. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. Our Board and its Compensation Committee will take into account the outcome of the vote when determining the frequency of advisory votes on the compensation of our Named Executive Officers. Pursuant to SEC rules, if an alternative receives a majority of votes cast and we adopt that frequency, we may exclude from future proxy statements

2017 Proxy Statement	83

any stockholder proposal asking that a different frequency be used.

Our Board recommends that you vote for an advisory vote on executive compensation to occur EVERY ONE YEAR.

QUESTIONS AND ANSWERS; OTHER INFORMATION

Questions and Answers

What is a proxy? What is a proxy statement?

A proxy is a legal designation of a person to vote on your behalf. A proxy statement is the document we must give you when we ask you to sign a proxy. It is required by SEC rules. We have designated two of our officers as proxies for the Annual Meeting: Debra A. Cafaro and Robert F. Probst. By completing and returning the enclosed proxy card, you are giving each of these officers the authority to vote your shares in the manner you indicate on your proxy card.

Who can vote at the Annual Meeting?

You are qualified to vote on all matters presented to the stockholders at the Annual Meeting if you own shares of our common stock at the close of business on the record date, March 22, 2017.

What is a stockholder of record versus a beneficial owner of Ventas common stock?

This is a matter of how your ownership of our common stock is recorded. If your ownership is recorded in your name with our stock transfer agent, you are a stockholder of record. If your shares are held by (and in the name of) a broker, bank or custodian, you are a beneficial owner of those shares.

What do I need in order to attend the Annual Meeting in person?

You are entitled to attend the Annual Meeting only if you were a Ventas stockholder as of the close of business on the record date, March 22, 2017, or you hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on the record date. Proof of ownership can be accomplished through the following:

✓	a brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 22, 2017;

✓	the Notice of Internet Availability of Proxy Materials;

✓	a printout of the proxy distribution email (if you receive your materials electronically);

✓	a proxy card;

✓	a voting instruction form; or

✓	a legal proxy provided by your broker, bank or custodian.

For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

How do I revoke a vote?

If you are a stockholder of record, you can revoke your prior vote by proxy if you:

✓	execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

2017 Proxy Statement	84

✓	vote by telephone or over the Internet no later than 11:59 p.m. Eastern time on May 17, 2017;

✓

deliver a written notice of revocation to our Corporate Secretary at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, before your proxy is voted at the Annual Meeting; or

✓	attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

If you are a beneficial owner, follow the instructions provided by your broker, bank or custodian to revoke your vote by proxy, if applicable.

How are proxies solicited and what is the cost?

Our company will bear the cost of soliciting proxies by or on behalf of our Board. In addition to solicitation through the mail, proxies may be solicited in person or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services. We have engaged Georgeson Inc. to distribute and solicit proxies on our behalf and will pay Georgeson Inc. a fee of $9,500 plus reimbursement of reasonable out-of-pocket expenses, for these services. We will also reimburse brokers and other custodians for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of our common stock.

What is householding?

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to our stockholders who share the same address and who have the same last name or consent in writing. If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above. We will deliver the requested additional copy promptly following our receipt of your request.

Other Information

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting will be necessary to approve any other proposal that may properly come before the Annual Meeting. Accordingly, abstentions will have the same effect as votes against any such proposal, and broker non-votes will have no effect.

Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any such stockholder proposal.

No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for their consideration at the Annual Meeting.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS

Under SEC rules, any stockholder proposal intended to be presented at the 2017 Annual Meeting of Stockholders must be received by us at our principal executive offices at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654 not later than December 5, 2017 and meet the requirements of our By-Laws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Corporate Secretary.

2017 Proxy Statement	85

Under our By-Laws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Corporate Secretary at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2017 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of the mailing of this Proxy Statement (April 4, 2018); however, if we hold our 2017 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day prior to the annual meeting date, and not later than the 120th day prior to the annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2018 Annual Meeting, whichever occurs later.

For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not later than the 30th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

Notices relating to director nominations and other stockholder proposals must include (among other information, as specified in our By-Laws):

✓

as to each person proposed to be nominated for election as a director, all information relating to that person that would be required to be disclosed in connection with the solicitation of proxies for election as a director pursuant to Section 14 of the Exchange Act;

✓

as to each other item of business, a brief description of such business, the stockholder’s reasons for proposing such business and any material interest that the stockholder or any of the stockholder’s associates may have in such business; and

✓

as to the stockholder giving the notice, the stockholder’s associates and any proposed director-nominee: the name and address of such person; the class, series and number of all shares of our capital stock owned by such person (and the name of the record holder, if beneficially owned), the date the shares were acquired and any short interest of such person in our securities; whether and to what extent such person has engaged in any hedging or derivative transactions in our securities during the preceding 12 months; and the investment strategy or objective of such person.

The persons appointed as proxies for our 2018 Annual Meeting will have discretionary voting authority with respect to any director nomination or other stockholder proposal that is submitted to us otherwise than in conformity with our By-Laws.

ADDITIONAL INFORMATION

A copy of our 2016 Annual Report and our 2016 Form 10-K accompanies this Proxy Statement. Stockholders may also obtain a copy of our 2016 Form 10-K, excluding exhibits, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Copies of the exhibits to our 2016 Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

By Order of the Board of Directors,

Debra A. Cafaro Chairman and Chief Executive Officer
Chicago, Illinois
April 4, 2017

2017 Proxy Statement	86

ANNEX A

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Funds From Operations and Normalized Funds From Operations

	For the Year Ended December 31,
	2016	2015	2014
	(In thousands, except per share data)
Income from continuing operations	$554,209	$389,539	$359,296
Income from continuing operations per share	$1.59	$1.17	$1.21
Discontinued operations	(922)	11,103	99,735
Gain on real estate dispositions	98,203	18,580	17,970
Net income	651,490	419,222	477,001
Net income attributable to noncontrolling interest	2,259	1,379	1,234
Net income attributable to common stockholders	$649,231	$417,843	$475,767
Net income attributable to common stockholders per share	$1.86	$1.25	$1.60
Adjustments:
Depreciation and amortization on real estate assets	891,985	887,126	718,649
Depreciation on real estate assets related to noncontrolling interest	(7,785)	(7,906)	(10,314)
Depreciation on real estate assets related to unconsolidated entities	5,754	7,353	5,792
Loss on re-measurement of equity interest upon acquisition, net	—	176	—
Gain on real estate dispositions	(98,203)	(18,580)	(17,970)
(Gain) loss on real estate dispositions related to unconsolidated entities	(439)	19	—
Discontinued operations:
Loss (gain) on real estate dispositions	1	(231)	(1,494)
Depreciation and amortization on real estate assets	—	79,608	103,250
FFO attributable to common stockholders	$1,440,544	$1,365,408	$1,273,680
FFO attributable to common stockholders per share	$4.13	$4.09	$4.29
Adjustments:
Merger-related expenses, deal costs and re-audit costs	28,290	152,344	54,389
Non-cash income tax benefit	(34,227)	(42,384)	(9,431)
Loss on extinguishment of debt, net	2,779	15,797	5,013
Gain on non-real estate dispositions related to unconsolidated entities	(557)	—	—
Change in fair value of financial instruments	62	460	5,121
Amortization of other intangibles	1,752	2,058	1,246
Normalized FFO attributable to common stockholders	$1,438,643	$1,493,683	$1,330,018
Normalized FFO attributable to common stockholders per share	$4.13	$4.47	$4.48

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, we consider FFO and normalized FFO to be appropriate supplemental measures of operating performance of an equity REIT. In particular, we believe that normalized FFO is useful because it allows investors, analysts and our management to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by non-recurring items and other non-operational events such as transactions and litigation.  In some cases, we provide information about identified non-cash components of FFO and normalized FFO because it allows investors, analysts and our management to assess the impact of those items on our financial results.

We use the NAREIT definition of FFO. NAREIT defines FFO as net income attributable to common stockholders (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate property, including gain (or loss) on re-measurement of equity method investments, and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. We

2017 Proxy Statement	A-1

define normalized FFO as FFO excluding the following income and expense items (which may be recurring in nature): (a) merger-related costs and expenses, including amortization of intangibles, transition and integration expenses, and deal costs and expenses, including expenses and recoveries relating to acquisition lawsuits; (b) the impact of any expenses related to asset impairment and valuation allowances, the write-off of unamortized deferred financing fees, or additional costs, expenses, discounts, make-whole payments, penalties or premiums incurred as a result of early retirement or payment of our debt; (c) the non-cash effect of income tax benefits or expenses, the non-cash impact of changes to our executive equity compensation plan and derivative transactions that have non-cash mark-to-market impacts on our income statement; (d) the financial impact of contingent consideration, severance-related costs and charitable donations made to the Ventas Charitable Foundation; (e) gains and losses for non-operational foreign currency hedge agreements and changes in the fair value of financial instruments; (f) gains and losses on non-real estate dispositions and other unusual items related to unconsolidated entities; and (g) expenses related to the re-audit and re-review in 2014 of our historical financial statements and related matters.

FFO and normalized FFO presented herein may not be identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO and normalized FFO should not be considered as alternatives to net income or income from continuing operations (both determined in accordance with GAAP) as indicators of our financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of our needs. We believe that income from continuing operations is the most comparable GAAP measure because it provides insight into our continuing operations. We believe that in order to facilitate a clear understanding of our consolidated historical operating, FFO and normalized FFO should be examined in conjunction with net income and income from continuing operations.

2017 Proxy Statement	A-2

Same-Store Cash NOI (on a Constant Currency Basis)

	For the Year Ended December 31,
	2016	2015
	(In thousands)
Income from continuing operations	$554,209	$389,539
Adjustments:
Interest and other income	(876)	(1,052)
Interest	419,740	367,114
Depreciation and amortization	898,924	894,057
General, administrative and professional fees	126,875	128,035
Loss on extinguishment of debt, net	2,779	14,411
Merger-related expenses and deal costs	24,635	102,944
Other	9,988	17,957
(Income) loss from unconsolidated entities	(4,358)	1,420
Income tax benefit	(31,343)	(39,284)
Reported NOI	2,000,573	1,875,141
Adjustments:
Modification fee	3,500	5,200
NOI not included in same-store	(359,987)	(281,808)
Straight-lining of rental income	(27,988)	(33,708)
Non-cash rental income	(18,383)	(15,456)
Non-segment NOI	(101,214)	(89,176)
NOI impact from change in FX	-	(3,631)
	(504,072)	(418,579)
Same-Store cash NOI (USD)	1,496,501	1,456,562
Percentage increase (USD)	2.7%
Less: Modification fee	(3,500)	(5,200)
Adjusted Same-Store cash NOI	$1,493,001	$1,451,362
Adjusted percentage increase	2.9%

We consider NOI and same-store cash NOI as important supplemental measures because they allow investors, analysts and our management to assess our unlevered property-level operating results and to compare our operating results with those of other real estate companies and between periods on a consistent basis. We define NOI as total revenues, less interest and other income, property-level operating expenses and office building services costs. In the case of NOI, cash receipts may differ due to straight-line recognition of certain rental income and the application of other GAAP policies. We believe that income from continuing operations is the most comparable GAAP measure for both NOI and same-store cash NOI because it provides insight into our continuing operations. We define same-store as properties owned, consolidated and operational for the full period in both comparison periods, and excluding assets intended for disposition and for SHOP, those properties that transitioned operators after the start of the prior comparison period. To normalize for exchange rate movements, all same-store cash NOI measures assume constant exchange rates across comparable periods, using the following methodology: the current period’s results are shown in actual reported USD, while prior comparison period’s results are adjusted and converted to USD based on the average exchange rate for the current period.

2017 Proxy Statement	A-3

Net Debt to Adjusted Pro Forma EBITDA

The following information considers the pro forma effect on income from continuing operations of our investments and other capital transactions that were completed during the three months ended December 31, 2016, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings, which includes amounts in discontinued operations, before interest, taxes, depreciation and amortization (including non-cash stock-based compensation expense), excluding gains or losses on extinguishment of debt, consolidated joint ventures partners’ share of EBITDA, merger-related expenses and deal costs, expenses related to the re-audit and re-review in 2014 of our historical financial statements, net gains or losses on real estate activity, gains or losses on re-measurement of equity interest upon acquisition, changes in the fair value of financial instruments and unrealized foreign currency gains or losses, and including our share of EBITDA from unconsolidated entities and adjustments for other immaterial or identified items (“Adjusted Pro Forma EBITDA”) (dollars in thousands). We believe that net debt, Adjusted Pro Forma EBITDA and net debt to Adjusted Pro Forma EBITDA are important supplemental measures in evaluating our credit strength and our ability to service our debt obligations. We believe that net debt, Adjusted Pro Forma EBITDA and net debt to Adjusted Pro Forma EBITDA are useful to investors, analysts and our management because they allow the comparison of our credit strength between periods and to other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure our actual credit quality.

Income from continuing operations	$142,575
Discontinued operations	(167)
Gain on real estate dispositions	66,424
Net income	208,832
Net income attributable to noncontrolling interests	1,195
Net income attributable to common stockholders	$207,637
Pro forma adjustments for current period investments, capital transactions and dispositions	9,623
Pro forma net income attributable to common stockholders for the three months ended December 31, 2016	217,260
Add back:
Interest	107,370
Depreciation and amortization	217,282
Stock-based compensation	5,073
Loss on extinguishment of debt, net	1
Gain on real estate dispositions	(66,424)
Net income (loss) attributable to noncontrolling interest, net of consolidated joint venture partners’ share of EBITDA	(3,390)
Loss from unconsolidated entities, net of Ventas share of EBITDA from unconsolidated entities	4,309
Income tax benefit	(2,837)
Change in fair value of financial instruments	152
Unrealized foreign currency gains	(509)
Other taxes	921
Merger-related expenses, deal costs and re-audit costs	(600)
Adjusted Pro Forma EBITDA	$478,608
Adjusted Pro Forma EBITDA, annualized	$1,914,432
As of December 31, 2016:
Debt	$11,127,326
Cash	(286,707)
Restricted cash pertaining to debt	(22,324)
Consolidated joint venture partners’ share of debt	(80,863)
Ventas share of debt from unconsolidated entities	122,037
Net debt	$10,859,469
Net debt to Adjusted Pro Forma EBITDA	5.7	x

2017 Proxy Statement	A-4

2017 ANNUAL MEETING OF STOCKHOLDERS

James C. Tyree Auditorium

353 North Clark Street

Chicago, Illinois 60654

DRIVING DIRECTIONS

From the North and Northwest (via I-90E/I-94)

Take exit 50B toward Ohio Street. Merge onto Ohio Street. Turn right onto North Clark Street. 353 North Clark Street is four and one-half blocks south on North Clark Street on the left.

From the South and Southeast (via I-90W/I-94):

Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

From the Southwest (via I-55N):

Take I-55N to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

From the West (via I-290E):

Take I-290E to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VENTAS, INC. ATTN: CORPORATE SECRETARY 353 NORTH CLARK STREET SUITE 3300 CHICAGO, IL 60654 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Ventas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E21661-P87424 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VENTAS, INC. The Board of Directors recommends you vote FOR the following director-nominees: For Against Abstain 1. Election of Directors ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Melody C. Barnes 1b. Debra A. Cafaro The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! 1c. Jay M. Gellert 2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2017. 1d. Richard I. Gilchrist ! ! ! 3. Advisory vote to approve our executive compensation. 1e. Matthew J. Lustig Every 1 Year Every 2 Years Every 3 Years 1f. Roxanne M. Martino The Board of Directors recommends you vote EVERY 1 YEAR for proposal 4. Abstain ! ! ! ! 1g. Walter C. Rakowich 4. Advisory vote as to the frequency of advisory votes to approve our executive compensation. 1h. Robert D. Reed NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1i. Glenn J. Rufrano 1j. James D. Shelton Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E21662-P87424 Ventas, Inc. Annual Meeting of Stockholders May 18, 2017 8:00 AM CDT This proxy is solicited by the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Debra A. Cafaro and Robert F. Probst, and each of them, as proxies with full power of substitution and resubstitutions, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned, would be entitled to vote if personally present at the 2017 Annual Meeting of Stockholders to be held at 8:00 a.m. local (central) time on Thursday, May 18, 2017 at James C. Tyree Auditorium, 353 North Clark Street, Chicago, Illinois 60654, and at any adjournment thereof, upon the matters hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on matters described in the Proxy Statement for 2017 Annual Meeting of Stockholders as indicated on the reverse side hereof, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted (1) "FOR" each director-nominee, (2) "FOR" the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2017, (3) "FOR" the advisory vote to approve our executive compensation and (4) "EVERY 1 YEAR" with respect to the advisory vote as to the frequency of advisory votes to approve our executive compensation. Continued and to be signed on reverse side V.1.1